Exhibit 10.4

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

EXECUTION VERSION

DATED 22 DECEMBER 2020

HEARST SHKULEV DIGITAL REGIONAL NETWORK B.V.

DOROZHKIN EVGENY ALEXEEVICH

ASTAPENKO SERGEY VITALIEVICH

BAIBARATSKY ALEXANDR IVANOVICH

HS HOLDING B.V.

LIMITED LIABILITY COMPANY “HS PUBLISHING”

LIMITED LIABILITY COMPANY “HEARST SHKULEV MEDIA”

LIMITED LIABILITY COMPANY “INTERMEDIAGROUP”

- AND-

MIMONS INVESTMENTS LIMITED

AGREEMENT

for the sale and purchase of the share capital of

LIMITED LIABILITY COMPANY “N1.RU”

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

TABLE OF CONTENTS

1.	Definitions and Interpretation	5

2.	Sale and Purchase	22

3.	Consideration	23

4.	Adjustments to Consideration	24

5.	TRANSFER of Title to Participation Interests	25

6.	Completion statements	25

7.	Conditions and Termination	27

8.	Pre-Completion covenants	28

9.	Signing and Completion	32

10.	Seller Warranties and Indemnities	33

11.	Buyer Warranties	35

12.	Protection of Goodwill	36

13.	Covenants and Undertakings	38

14.	Guarantees	40

15.	Guarantor warranties	41

16.	Post-Completion Matters	42

17.	Announcements and Confidentiality	42

18.	Assignment	44

19.	Entire Agreement	44

20.	Further Assurance	44

21.	Costs	44

22.	Effect of Termination	44

23.	Payments	45

24.	Effect of Completion	45

25.	Cumulative Rights	45

26.	Third Party Rights	45

27.	Waiver	46

28.	Variations	46

29.	Invalidity	46

30.	Non-recourse	46

31.	COMPLIANCE	47

32.	Communications	47

33.	Sellers’ Representative	49

34.	Counterparts	50

35.	Governing Law	50

36.	Arbitration agreement	50

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

37.	English Language	51

38.	LIABILITY	51

Schedule 1 Details of the Group	52

Part 1 Details of the Company	52

Part 2 Details of the Subsidiaries	53

Schedule 2 Completion Formalities	55

Schedule 3 Seller Warranties	59

Part 1 Non-Tax Warranties	59

Part 2 Tax Warranties	86

Schedule 4 Seller Limitations	88

Part 1 General Limitations	88

Part 2 Relevant Proportions	95

Schedule 5 Properties	96

Property Details, Title and Other Property Documents	96

Part 1 (a) Leases of the Company	96

Part 2 (b) Leases of the Subsidiaries	96

Schedule 6 Completion Statements	97

Part 1 Contents of the Completion Statements	97

Part 2 Pro forma Completion Statements	105

Schedule 7 Buyer Warranties	106

Schedule 8 Buyer Limitations	108

Schedule 9 INTEGRATION PLAN	112

Schedule 10 Form of Traffic Purchase Agreement	116

Schedule 11 Form of individual Shareholder Guarantees	117

Schedule 12 Form of Transfer Instrument	118

Schedule 13	119

Part 1 Schedule 13-A Form of LoC Agreement	119

Part 2 Schedule 13-B Forms of LoC Instructions	120

Part 3 Schedule 13-C Forms of Letters of Credit	121

Schedule 14 Related Party Agreements	122

Schedule 15 The Intellectual Property Rights	123

Part 1 Owned IPR	123

Part 2 Used IPR	123

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Schedule 16 Information Technology	124

Part 1 Particulars of the IT Systems	124

Part 1 Particulars of the IT Contracts	124

Schedule 17 Material Contracts	125

Schedule 18 Restricted Persons	126

Schedule 19 Guarantor WARRANTIES	128

Schedule 20 Pre-emption Waivers	130

Schedule 21 Material Licenses	131

Schedule 22 Non-Group Company Powers of Attorney	132

EXECUTION PAGE	133

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

This agreement is made as a deed on 22 December 2020 (this “Agreement”).

PARTIES

(1)	Hearst Shkulev Digital Regional Network B.V., a company incorporated in the Netherlands (with registered number: 66548306), whose registered office is at Moermanskkade 500, 1013 BC Amsterdam, the Netherlands (“Seller 1”);

(2)	Dorozhkin Evgeny Alexeyevich (Дорожкин Евгений Алексеевич), a citizen of the Russian Federation with Russian Internal Passport Number [***] and with his normal residential address at [***] (“Seller 2”);

(3)	Astapenko Sergey Vitalievich (Астапенко Сергей Витальевич), a citizen of the Russian Federation with Russian Internal Passport Number [***] and with his normal residential address at [***] (“Seller 3”);

(4)	Baibaratsky Alexander Ivanovich (Байбарацкий Александр Иванович), a citizen of the Russian Federation with Russian Internal Passport Number [***] and with his normal residential address at [***] (“Seller 4” and, together with Seller 1, Seller 2 and Seller 3, the “Sellers” and a “Seller” means any of them);

(5)	HS Holding B.V., a private company with limited liability incorporated in accordance with the laws of the Netherlands with registered number 61301760, whose registered office is at Moermanskkade 500, 1013 BC Amsterdam, the Netherlands;

(6)	Limited Liability Company “HS Publishing”, a limited liability company incorporated under the laws of the Russian Federation with registered number 1157746721395 whose registered office is at 115114, Moscow, Derbenevskaya street, building 15B, Floor 6, office VI;

(7)	Limited Liability Company “Hearst Shkulev Media”, a limited liability company incorporated under the laws of the Russian Federation with registered number 1027739654986 whose registered office is at 115114. Moscow, Derbenevskaya street, building 15B, floor 4, office VI;

(8)	Limited Liability Company “InterMediaGroup”, a limited liability company incorporated under the laws of the Russian Federation with registered number 5147746032176 whose registered office is at 115114, Moscow, Derbenevskaya Street, bld. 15B, Floor 7, office I (each party listed at (5) - (8), being a “Guarantor”); and

(9)	Mimons Investments Limited, a company incorporated in the Republic of Cyprus (with registered number: HE 321042), whose registered office is at Agiou Georgiou Makri, 64, ANNA MARIA LENA COURT, Flat/Office 201, 6037, Larnaca, Cyprus (the “Buyer”).

BACKGROUND

(A)	The Sellers have agreed to sell and the Buyer has agreed to buy the Participation Interests on the terms of this Agreement.

(B)	Unless otherwise provided, each Guarantor is a party to this Agreement only in respect of Clause 14 (Guarantees), Clause 15 (Guarantor Warranties), and Clauses 1 and 17 to 38 (inclusive) of this Agreement on and from Completion subject to Completion occurring.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

OPERATIVE PROVISIONS

1.	Definitions and Interpretation

1.1	In this Agreement:

“Accounts” means the annual financial statements of each Group Company (which are audited for the Company), in each case prepared in accordance with RAS as at, and for the Financial Year ended, 31 December 2019, comprising, in each case, a balance sheet, a profit and loss account, a cash flow statement, and, where applicable, notes to such financial statements, copies of which have been Disclosed.

“Accounts Date” means 31 December 2019.

“Affiliate” means:

(a)	in relation to an individual:

(i)	a “relative”, that is that individual’s children or remoter issue, step-child, brother, sister, parent, grandparent, spouse or civil partner;

(ii)	an undertaking which is Controlled by that individual or a relative (as defined in paragraph (I) above) of that individual, or by two (2) or more of them;

(iii)	any person with whom that individual or an Affiliate of that individual is in partnership;

(iv)	a person acting in his capacity as a trustee of a trust of which that individual or an Affiliate of that individual is a beneficiary or the terms of which confer a power on the trustees that may be exercised for the benefit of that individual or an Affiliate of that individual; and

(v)	who is himself directly or indirectly a beneficiary under a trust, any other person that is a beneficiary under that same trust and any of their Affiliates; and

(b)	in relation to an undertaking:

(i)	a person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, that undertaking; and

(ii)	a legal entity that acts solely as bare nominee holder on behalf of that undertaking, or a fund for which that undertaking acts as bare nominee,

(c)	provided that:

(i)	for purposes of this Agreement, both IPH B.V. and VSA and their respective Affiliates (except, for purposes of Clauses 12.3, 13.3, 13.4, 17.1, 17.3, 17.4, any person that Controls IPH B.V. and each such person’s Affiliates other than IPH B.V. and its subsidiary undertakings) shall be deemed to be Affiliates of the Sellers;

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(ii)	each of HS Holding and HS Publishing and their respective Affiliates shall be deemed to be Affiliates of the Sellers (except for purposes of Clauses 12.3, 17.1, 17.3, 17.4); and

(iii)	no Individual Shareholder Guarantor shall be deemed to be an Affiliate of the Sellers.

“Agreed Statement” has the meaning given to it in Clause 19.2.

“Applicable Law” means any law, statute, order, decree, binding decision, licence, permit, consent, approval, agreement, regulation of any Governmental Authority having jurisdiction over the matter or person in question, or other legislative or administrative action of a Governmental Authority, or a final, binding, or executive decree, injunction, judgment or order of a court or tribunal that affects and has the authority to affect the matter or person in question.

“Application” means the application for state registration of the changes to the information about the Company pertaining to the transfer of the Participation Interests to the Buyer in the Legal Entities Register in accordance with the Russian Federation Federal Law No. 129-FZ “On State Registration of Legal Entities and Individual Entrepreneurs” dated 8 August 2001 (as amended).

“Arbitration Clause” means the arbitration agreement set out in Clause 36.

“Bank” means a bank where an account is opened by a Group Company, including each of the following banks: JSC Raiffeisenbank with main state registration number (OGRN) 1027739326449; PJSC Sberbank with main state registration number (OGRN) 1027700132195; Bank GPB JSC with main state registration number (OGRN) 1027700167110; and JSC Tinkoff Bank with main state registration number (OGRN) 1027739642281.

“Big Four Firm” means Deloitte Touche Tohmatsu, EY, KPMG or PricewaterhouseCoopers, or any successor in title to any of their respective accounting and/or valuation businesses.

“Business Day” means a day other than a Saturday or Sunday or public holiday on which banks are ordinarily open for the transaction of normal banking business in Moscow, Russian Federation; Nicosia, Cyprus; Amsterdam, the Netherlands; and New York, the United States of America.

“Business IPR” means all Intellectual Property Rights which are material to the operation of the Group’s business which are used as of the date of this Agreement in relation to the business of any Group Company being the Owned IPR and Used IPR, details of which are set out in Schedule 15 (The Intellectual Property Rights).

“Business IT” means all Information Technology which is owned or currently used by any Group Company and which is material to the operation of the Group’s business (excluding “shrink wrapped”, “click wrapped” or other software commercially available off the shelf).

“Buyer Conditions Precedent” has the meaning given in Clause 7.5.

“Buyer Document” means a Transaction Document to which the Buyer is a party.

“Buyer Warranties” means the warranties of the Buyer contained in Schedule 7 (Buyer Warranties).

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

“Buyer’s Accountants” means BDO Unicon Business Solutions AO.

“Buyer’s Bank Account” means the following bank account opened with BANK OF CYPRUS PUBLIC LTD (INTERNATIONAL BUSINESS UNIT):

Account name: Mimons Investments Limited

Account Number: [***]

IBAN: [***]

SWIFT: [***]

Correspondent Bank: JSC VTB Bank, Moscow

Correspondent Account Number: [***]

Correspondent Bank BIC: [***]

“Buyer’s Counsel” means Dentons Europe AO, Business Center, Lesnaya ulitsa, 7 White Gardens, Moscow, 125196.

“Buyer’s Group” means the Buyer and each of its Affiliates from time to time (including, for the avoidance of doubt, after Completion, each Group Company).

“Buyer’s Relief” means any Relief available to a Group Company arising from an event or transaction occurring after Completion or a period or part of a period after Completion, provided, that, any Relief available to an Indemnified Person under Clause 10.15 in respect of an indemnity payment shall not be considered a Buyer’s Relief.

“Buyer’s Transaction Team” means the following individuals: (a) Mikhail Lukyanov, (b) Alexander Garbuzov and (c) Irek Akhunianov.

“Chief Executive Officer” means the director (sole executive body) of the Company;

“CIS Countries” means Azerbaijan, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Tajikistan, Turkmenistan, Uzbekistan.

“City Portals” has the meaning given in the Traffic Purchase Agreement.

“City Portals Entity” means Limited Liability Company “Regional Network”, a limited liability company incorporated under the laws of the Russian Federation, primary state registered number 1175476024096, located at: Lenina St., 12, 6th Floor, office 611, Novosibirsk, Novosibirsk region, 630099, Russian Federation, which owns the majority interest in and/or operates the City Portals.

“Claim” means any claim against a Seller under or in connection with this Agreement or the Transfer Instrument.

“Company” means Limited Liability Company “N1.RU” (in Russian: Общество с ограниченной ответственностью “Н1.РУ”), a company incorporated in the Russian Federation (with state registered number: 1175476080724), further details about which are set out in part (ii) of Schedule 1.

“Company Related Person” means any Group Company and/or any Director, officer or Employee of any Group Company.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

“Competing Business” means any individual or company operating in a Real Estate Classified Business (example: AVITO (Авито), Domofond (Домофонд), Yandex.Realty (Яндекс Недвижимость), Youla (Юла), Novostroy-M (Новострой-М), Gipernn), as well as the Real Estate Classified Businesses of real estate agencies (example: Etazhi agency’s classified business), Real Estate Classified Businesses of banks (example: Domclick project of Sberbank, VTB housing ecosystem, DOM.RF project), industry associations of real estate agencies (example: Yekaterinburg City’s Ural Real Estate Chamber). Projects and products of developers (excluding real estate classifieds), real estate agent services, financial projects and products of banks, as well as non-real estate projects of Internet companies (example: Yandex.Taxi, Yandex.Eda, Avito.AVTO, etc) are not the Competing Business.

“Completion” means completion of the purchase of the Participation Interests in accordance with Clause 9 (Completion).

“Completion Consideration” has the meaning given to it in Clause 3.2.

“Completion Date” means the date on which Completion occurs.

“Completion Notice” has the meaning given to it in Clause 3.3(d).

“Completion Statements” means the statements prepared and agreed or determined in accordance with Clause 6 and Schedule 6 (Completion Statements) in order to determine Net Debt and Net Working Capital.

“Condition Precedent” means a condition to Completion as specified in Clause 7.1.

“Confidential Information” means any confidential or proprietary information that belongs to the relevant person, or any of its clients or users, including without limitation, technical data, market data, trade secrets, databases, trademarks, service marks, copyrights, other intellectual property, know-how, research, business plans, product information, projects, services, client lists and information, client preferences, client transactions, user information, software, source code, algorithms, technology, inventions, developments, processes, formulas, designs, drawings, marketing methods and strategies, pricing strategies, sales methods, financial information, revenue figures, account information, credit information, contract terms, information with respect to counterparties or employees, financing arrangements.

“Consideration” means the consideration payable for the Participation Interests, being the sum of the Completion Consideration and the Deferred Consideration.

“Contract” means any deed (including any deed poll), agreement, arrangement, understanding or commitment, in each case in writing, to which any Group Company is a party, or by which any Group Company is bound.

“Control” means, with respect to any person, (a) the possession, directly or indirectly, of power to direct or cause the direction of management and policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such person; (b) the ability, whether exercised or held directly or indirectly, to exercise more than fifty per cent (50%) of the votes at any general meeting (or equivalent) of such person; or (c) the ability to appoint more than fifty per cent (50%) of the members to the board of directors (or the closest equivalent governing body) of such person, and the correlative terms “Controlled” and “under common Control with” shall be similarly construed.

“Covenant Claim” has the meaning given in Schedule 4.

“Critical Contracts” means each of the Contracts listed in items 1 to 24 of Schedule 17.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

“Deferred Consideration” means RUB fifteen million (15,000,000) payable by the Buyer to the Sellers in accordance with Clause 3.1(b).

“Covid Restrictions” means any Applicable Laws introduced in response to the COVID-19 pandemic.

“Data Protection Legislation” means Federal Law No. 152-FZ “On Protection of Personal Data” dated 27 July 2006 (as amended), and all other similar privacy laws, to the extent they are applicable to a Group Company.

“Data Room” means the documents, materials and information on the Group Companies made available for inspection by the Buyer’s Accountants and the Buyer’s Counsel, in the data room hosted by Donnelley Financial LLC.

“Deed of Undertaking” means a deed setting out certain undertakings of the Seller Beneficiaries, HS Holding, HS Holding Digital B.V. and IPH B.V. to be entered into on or before signing of this Agreement among the Seller Beneficiaries, HS Holding, HS Holding Digital B.V. and IPH B.V. and the Buyer.

“Determined” means a final award of a Claim by the arbitrators appointed under Clause 36 (Arbitration Agreement) or otherwise by written agreement of the Buyer and a Seller settling such Claim.

“Director” means, in respect of any Group Company, a person who is its sole executive body, a member of its collective executive body, board of directors, supervisory board and/or internal audit committee (internal auditor).

“Disclosed” means:

(a)	in respect of the Warranties given as of the date of this Agreement, fairly disclosed by the Sellers to the Buyer in the Disclosure Letter; and

(b)	in respect of the Warranties given as at Completion, fairly disclosed in the Disclosure Letter and the Supplementary Disclosure Letter, if any,

provided in each case that a matter shall be fairly disclosed only to the extent that sufficient details of the relevant matter are contained in the Disclosure Letter or the Supplementary Disclosure Letter, as applicable, to enable the Buyer properly to identify its nature and scope.

“Disclosure Bundle” means, in respect of each of the Disclosure Letter and the Supplementary Disclosure Letter, the bundle of documents agreed between the Buyer and the Sellers, in the case of the Disclosure Letter, prior to the signing of this Agreement or, in the case of the Supplementary Disclosure Letter, no later than three (3) Business Days prior to Completion, electronically stored in a format agreed between the Buyer and the Sellers and attached as an annex to the Disclosure Letter or the Supplementary Disclosure Letter, as the case may be.

“Disclosure Letter” means the letter dated the same date as this Agreement from the Sellers to the Buyer relating to the Warranties, together with the corresponding Disclosure Bundle.

“Dispute” has the meaning given in Clause 36.2.

“Due Diligence Reports” means any due diligence reports based on the review of the Data Room prepared by BDO and any other advisors to the Buyer, in relation to the Transaction.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

“Employee” means any employee of a Group Company recognised as such in accordance with Applicable Law.

“Encumbrance” means any right, interest or equity of any other person (including any right to acquire, option, preference, right of pre-emption or right of first refusal) or any mortgage, charge, pledge, lien, restriction, arrest, assignment, hypothecation, security interest, title retention, power of sale or any other encumbrance, security agreement or arrangement or other third party right, or any agreement, arrangement or obligation to create, or any claim by any person to have, any of the same.

“Event” means any event, fact, circumstance, action, omission, transaction, payment, death of any person or other occurrence.

“Exchange Rate” means with respect to a particular currency on a particular date, the rate of exchange for that currency into RUB as set out by the Central Bank of the Russian Federation on the relevant date.

“Extract” has the meaning given to it in the LoC Instructions.

“Financial Year” means the period from 1 January to 31 December.

“FCPA” means the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended and supplemented from time to time.

“Fundamental Warranties” means:

(a) if a Warranty is given by Seller 1, the Warranties contained in paragraphs 1(a) to 1(k) (inclusive) and 1(m) to 1(t) inclusive, 2(a), 2(b), 2(c), 2(d), 2(e)(I)(1), 2(e)(I)(3), 2(e)(II)(1), 2(e)(II)(3), 2(e)(III)(1), 2(e)(III)(3), 2(g), 3(a) to 3(f) inclusive, 3(h) and 3(i) and;

(b) if a Warranty is given by each of Seller 2, Seller 3 or Seller 4, the Warranties contained in paragraphs 1(a) to 1(j) (inclusive) and 1(l) to 1(t) (inclusive), 2(b), 2(c), 2(d), 2(f), 2(h), 3(a) to 3(f) inclusive, 3(h) and 3(i), both as set out Schedule 3Part 1 (Non-tax Sellers Warranties).

“Governmental Authority” means any government or its administrative territories, any organisation, institution or authority with the executive, judicial, regulating or administrative functions (including any governmental authority, ministry, agency, service, committee, commission, institution or any other organisation and their structural subdivisions) acting on behalf of the government or its administrative territory, any court arbitrator or judge and/or any self-regulating organisation acting on behalf of the government in compliance with the rights granted thereto under Applicable Law.

“Group” or “Group Companies” means the Company and the Subsidiaries, and a “Group Company” means any of them.

“Guarantee” means any guarantee, indemnity, suretyship, letter of comfort or other assurance or security given or undertaken by a person to secure or support the obligations (actual or contingent) of any other person and whether given directly or by way of counter-indemnity to any other person who has provided a Guarantee.

“Guarantor Payment” has the meaning given to it in paragraph 18(a) of Schedule 4.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

“Guarantor Warranties” means the warranties set out in Schedule 19 (Guarantor Warranties).

“HSHD” means Hearst Shkulev Holding Digital B.V., a private limited liability company, incorporated under the laws of the Netherlands, having its registered office in Amsterdam, the Netherlands, with the place of business at: Moermanskkade 500, 1013 BC Amsterdam, the Netherlands, and registered with the Dutch Commercial Register under number 61897094.

“HS Holding” means HS Holding B.V., a private company with limited liability incorporated in accordance with the laws of the Netherlands with registered number 61301760, whose registered office is at Moermanskkade 500, 1013 BC Amsterdam, the Netherlands.

“HS Media” means Limited Liability Company “Hearst Shkulev Media”, a limited liability company incorporated under the laws of the Russian Federation with registered number 1027739654986 whose registered office is at 115114, Moscow, Derbenevskaya street, building 15B, floor 4, office VI.

“HS Publishing” means Limited Liability Company “HS Publishing”, a limited liability company incorporated under the laws of the Russian Federation with registered number 1157746721395 whose registered office is at 115114, Moscow, Derbenevskaya street, building 15B, Floor 6, office VI.

“Indebtedness” means, in respect of any Group Company, any borrowing or indebtedness in the nature of borrowing (including any indebtedness for monies borrowed or raised under any bank or third party Guarantee, acceptance credit, bond, note, bill of exchange or commercial paper, letter of credit, finance lease, hire purchase agreement, forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing and all finance, loan and other obligations of a kind required to be included in the balance sheet of such person pursuant to applicable accounting standards, and any amounts owing or payable under any financing or quasi-financing arrangement which would not need to be shown or reflected in any such balance sheet) except for any accounts payable arising in the Ordinary Course of Business.

“Indemnified Person” means each of the Buyer and each Group Company.

“Indemnities” means the indemnity obligations of the Sellers pursuant to Clause 10.15 and “Indemnity” shall mean any one of them.

“Indemnity Claim” means a Claim under any Indemnity.

“Individual Shareholder Guarantees” means the suretyship agreements to be entered into between each of the Individual Shareholder Guarantors and the Buyer on Completion substantially in the form set forth in Schedule 11 (Form of individual Shareholder Guarantees) and “Individual Shareholder Guarantee” means each and any of the Individual Shareholder Guarantees.

“Individual Shareholder Guarantor” means each of the following individuals: (i) Mr. Veriasov Gennadii Vladimirovich; (ii) Ms. Shevchenko Iuliia Viktorovna; (iii) Mr. Lisitsin Vladislav Vyacheslavovich; (iv) Mr. Shevchenko Vladimir Sergeyevich; (v) Mr. Gorfman Ilya Vadimovich; (vi) Mr. Bagautdinov Raul Shamilievich; (vii) Mr. Sidorkin Maksim Petrovich; (viii) Mr. Protsenko Demid Nikolaevich; (ix) Mr. Astapenko Sergey Vitalievich; and (x) Mr. Zhuley Ivan Sergeyevich and “Individual Shareholder Guarantors” means all of the Individual Shareholder Guarantors.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

“Individual Shareholders Share” has the meaning given to it in paragraph 18(a) of Schedule 4.

“Information Technology” means computer systems, communication systems, software, hardware and related services.

“Integration” means the list of actions set out in Schedule 9 (Integration Plan).

“Integration Period” means three (3) months, during which the Integration shall occur.

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: patent and industrial property rights including invention patents, utility model patents and design patents; trade secret rights, rights in know-how and Confidential Information; rights associated with works of authorship, including exclusive exploitation rights, copyrights, neighbouring rights and moral rights, rights in designs, rights in computer software and database rights; trademark, whether registered or unregistered, and any similar rights, including domain names; other Intellectual Property Rights in each case whether registered or unregistered; and rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to above.

“Interim 2020 Accounts” means the unaudited financial statements of each Group Company, in each case prepared in accordance with RAS as at, and for the 9-month period ended, 30 September 2020, comprising, in each case, a balance sheet, a profit and loss account, notes to such financial statements, copies of which have been Disclosed.

“InterMediaGroup” means Limited Liability Company “InterMediaGroup”, a limited liability company incorporated under the laws of the Russian Federation with registered number 5147746032176 whose registered office is at 115114, Moscow, Derbenevskaya Street, bld. 15B, Floor 7, office I.

“Intra-group Indebtedness” means all debts, liabilities (whether actual, contingent or prospective) or obligations owed by a Group Company to the other Group Company.

“IP Claim” means a Claim by the Buyer in relation to or for breach of any Warranty in paragraph 16 of Part 1 of Schedule 3.

“Key Employee” means any of Chernov Dmitry Leonidovich (Чернов Дмитрий Леонидович) (Chief Sales Officer), Vilchinsky Alexey Igorevich (Вильчинский Алексей Игоревич) (Chief Technology Officer), Reshetnikova Lyubov Alexandrovna (Решетникова Любовь Александровна) (Head of HR), Pshenichnikov Vladislav Valeryevich (Пшеничников Владислав Валерьевич) (Promotion Manager), Medvedeva Anna Vasilyevna (Медведева Анна Васильевна) (Chief Accountant).

“Leases” means the leases of the Properties set out in Schedule 5 Part 1 (Leases).

“Legal Entities Register” means the Unified State Register of Legal Entities in the Russian Federation.

“Letter of Credit 1” means the letter of credit issued by Raiffeisenbank substantially in the form of Part A of Schedule 13 Part 3

“Letter of Credit 2” means the letter of credit issued by Raiffeisenbank substantially in the form of Part B of Schedule 13 Part 3.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

“Letter of Credit 3” means the letter of credit issued by Raiffeisenbank substantially in the form of Part C of Schedule 13 Part 3.

“Letter of Credit 4” means the letter of credit issued by Raiffeisenbank substantially in the form of Part D of Schedule 13 Part 3.

“Letters of Credit” means the Letter of Credit 1, the Letter of Credit 2, the Letter of Credit 3 and the Letter of Credit 4, and “Letter of Credit” means any of them.

“Liquidation Event” means any liquidation, winding up, termination as an entity by any other means or other insolvency process being initiated or commenced against Seller 1 (including the application for or the making of any order, or the passing of any resolution).

“LLC Law” means Russian Federation Federal Law No. 14-FZ “On Limited Liability Companies” dated 8 February 1998 (as amended).

“LoC Agreement” means an agreement entered into by and between the Buyer and Raiffeisenbank for the purposes of the issuance of the Letters of Credit substantially in the form of Schedule 13 Part 1.

“LoC Instruction 1” means an instruction given by the Buyer to Raiffiesenbank to issue the Letter of Credit 1, substantially in the form of Part A of Schedule 13 Part 2.

“LoC Instruction 2” means an instruction given by the Buyer to Raiffiesenbank to issue the Letter of Credit 2, substantially in the form of Part B of Schedule 13 Part 2.

“LoC Instruction 3” means an instruction given by the Buyer to Raiffiesenbank to issue the Letter of Credit 3, substantially in the form of Part C of Schedule 13 Part 2.

“LoC Instruction 4” means an instruction given by the Buyer to Raiffiesenbank to issue the Letter of Credit 4, substantially in the form of Part D of Schedule 13 Part 2.

“LoC Instructions” means the LoC Instruction 1, the LoC Instruction 2, the LoC Instruction, 3 and the LoC Instruction 4, and “LoC Instruction” means any of them.

“Long Stop Date” means 15 February 2021 (or such other date as the Buyer and Seller 1 shall agree in writing).

“Losses” means all awards, judgments, settlements, costs, expenses, liabilities, sanctions imposed by any Governmental Authority or arbitral panel, damages and losses (including all interests, fines, penalties and legal and other professional costs and expenses).

“Lower Target Net Working Capital” means RUB negative [***] (- RUB [***]).

“Management Accounts” means the management accounts of each Group Company, comprising the profit and loss account, for the period beginning on 1 July 2020 and ending on the last day of the calendar month immediately preceding the month during which this Agreement is dated.

“Market Conditions” means the prevailing market conditions in the Russian Federation during the relevant period caused by the COVID-19 pandemic in various regions of the Russian Federation and the corresponding economic crisis.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

“Material Contract” means each of the Contracts listed in Part 2 of Schedule 17 (Material Contracts).

“Material Counterparty” has the meaning given to it in paragraph 12(a) of Schedule 3 (Seller Warranties), Part 1 (Non-tax Seller Warranties).

“Material IT Contract” means a Material Contract pursuant to which any Group Company uses Business IT.

“Material License” means each of the Contracts listed in Schedule 21 (Material Licenses).

“MoU” means the memorandum of understanding between the Buyer and the Sellers in relation to the Transaction dated 17 February 2020, as amended on 12 August 2020.

“Mutual Conditions Precedent” has the meaning given in Clause 7.5.

“N1 Restructuring” means (i) - submission of application to Federal Service for Intellectual Property (Rospatent) with respect to the assignment of trademark No 767628 and trademark No 767629, registered in the Russian Federation, based on the trade mark agreement between LLC N1 Technologies and the Company and in accordance with the corporate resolution for the distribution of dividends in kind at a balance sheet value of RUB [***] (ii) the assignment of the “N1” web product and mobile applications N1.ru on Android and iOS platforms based on the software assignment agreement between LLC N1 Technologes and the Company and in accordance with the corporate resolution for the distribution of dividends in kind at a balance sheet value of approximately RUB [***] and (iii) execution of the IT development services between LLC N1 Technologies and the Company whereby LLC N1 Technologies will provide certain services to the Company with respect to the “N1” web product and mobile applications N1.ru on Android and iOS platforms.

“N1 Restructuring Expenses” means an amount equal to [***].

“Net Debt” means the consolidated net debt of the Group as at Completion as determined in accordance with Schedule 6 (Completion Statements).

“Net Working Capital” means the working capital of the Group as determined in accordance with Schedule 6 (Completion Statements).

“Notary” means notary public Tochkin Dmitry Valerievich, a notary of the City of Moscow whose office is located at: 12 Presnenskaya embankment, “Federation East Tower”, 56th floor, office 19, Moscow, 123317, Russian Federation, agreed by the Buyer and Seller 1, or such other notary that the Buyer and Seller 1 may agree.

“OECD Convention” means the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997.

“Ordinary Course of Business” means the ordinary and usual course of business consistent with the way the business operations and routine transactions of the Group were conducted during the 24-month period preceding the date of this Agreement (including pricing policies, price levels, marketing expenses, staff turnover and measures taken in response to the Covid Restrictions).

“Organisational Documents” means any articles of incorporation, articles of association, charter, by-laws or other constituent or organisational document of any person required or contemplated by the Applicable Law for the creation or operation of such person.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

“Owned IPR” means the Intellectual Property Rights owned by the Group Companies details of which are set out in Schedule 15 (The Intellectual Property Rights), Part 1 (Owned IPR).

“Owned Registered IPR” means any Owned IPR that is registered or is the subject of applications for registration.

“Party” means a party to this Agreement and “Parties” shall mean the parties to this Agreement from time to time. Unless otherwise provided, each of the Guarantors shall be a party to this Agreement only in respect of Clause 1, Clause 14, Clause 15 and Clauses 17 to 38 (inclusive) on and from Completion subject to Completion occurring.

“Participation Interests” means individually and collectively, the Seller 1 Participation Interest, the Seller 2 Participation Interest, the Seller 3 Participation Interest and the Seller 4 Participation Interest or any of them, together comprising one hundred per cent (100%) of the charter capital of the Company, with a nominal value of RUB ten thousand seven hundred and ninety two and fourteen kopeks (10,792.14).

“Permitted Bonuses” means the transaction bonuses in the amounts disclosed in writing to the Buyer, to be paid by the Company prior to Completion using a letter of credit or escrow mechanism where the monies are released after Completion to [***] in an aggregate amount not to exceed RUB [***] gross.

“Personal Data” has the meaning given to it in paragraph 17(a) of Schedule 3 (Seller Warranties), Part 1 (Non-tax Seller Warranties).

“Product Range” means any and all bespoke software systems, databases and other bespoke computer programmes and/or services of any member of the Group developed (including those under development), licensed, marketed, sold, distributed or otherwise commercially exploited in the normal course of the business of a Group Company. This definition includes the software products known as “products” including all source code, tools, data, databases and all updates, enhancements, additions, work in progress, user and/or technical documentation.

“Properties” means the properties described in Schedule 5 (Properties) and “Property” means any of them.

“Provisional Payment” means RUB one billion seven hundred and forty five million (1,745,000,000), payable by the Buyer to the Sellers pursuant to the Letters of Credit or in accordance with Clause 3.7.

“Raiffeisenbank” means the “Bank”, as such term is defined in the LoC Agreement.

“RAS” means the rules of accounting and financial reporting as adopted for use in the Russian Federation in accordance with Federal Law No. 402-FZ “On Accounting” (as amended) and other applicable legislation of the Russian Federation in force from time to time.

“Real Estate Classified Business” means a business whose business model includes the placement of listings and/or advertisements from real estate agents, real estate agencies, developers, real estate brokers and individuals in the segments of sale/purchase of residential, commercial property, country houses and new housing developments; rent/lease of residential, commercial property, country houses (short and/or long-term); sale of leads (including, but not limited to, in the form of calls, emails, electronic messages) to real estate agents, real estate agencies, developers, real estate brokers and individuals.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

“Registering Authority” means Interdistrict Inspectorate of the Federal Tax Service No. 16 for Novosibirsk region or a replacing Governmental Authority.

“Related Party Agreement” means those agreements listed in Schedule 14 (Related Party Agreements).

“Relevant Actual Knowledge” has the meaning given in paragraph 12(a) of Schedule 4.

“Relevant Matter” has the meaning given to it in paragraph 6 of Schedule 4 (Seller Limitations).

“Relevant Proportion” shall mean the percentage set out against each Seller’s name in Part 2 of Schedule 4; the Relevant Proportion in respect of a Seller’s liability shall mean the maximum proportion of any Claim which each Seller may be held individually liable. To the extent the Relevant Proportion is used to calculate a numeral such calculation shall be made to the nearest Rouble.

“Relief” means any allowance, credit, deduction in relation to Tax, or set-off or any right to repayment of Tax.

“Reporting Accountants” has the meaning given to it in Clause 6.3.

“Representative” means with respect to any person, any officer, manager, director, employee, agent, attorney, accountant or advisor of such person.

“Response Actions” means steps and actions which are reasonably required to be promptly or immediately taken by any Group Company to counteract the adverse effect of any Covid Restrictions imposed during the period between the date of this Agreement and Completion Date in the regions of the Russian Federation where the Group operates.

“Restricted Period” has the meaning given to it in Clause 12.1(a).

“Restricted Person” means any person listed in Schedule 18.

“Restricted Territory” means the Russian Federation and the CIS Countries.

“Retained Records” has the meaning given to it in Clause 13.3(b).

“RUB” or “Rouble” means the lawful currency of the Russian Federation.

“Sanctioned Person” means any person included in a Sanctions List, or in the OFAC Sectoral Sanctions Identification (SSI) List, or otherwise targeted by or with whom trading is restricted under any Sanctions Laws, or an Affiliate of any of the foregoing.

“Sanctions Laws” means the financial, economic, sectoral and other sanctions laws, rules and regulations issued, administered or enforced by the United Nations Security Council; any United States Governmental Authority, including OFAC, the U.S. Department of State, the U.S. Department of Commerce or any other U.S. government authority or department; the European Union, including restrictive measures implemented pursuant to any EU Council or Commission Regulation or Decision; the United Kingdom, including Her Majesty’s Treasury or any other United Kingdom government department or agency; or the Russian Federation.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

“Sanctions List” means the Specially Designated Nationals and Blocked Persons List maintained by OFAC, the Consolidated List of Financial Sanctions Targets and Investment Ban List maintained by Her Majesty’s Treasury, or any similar list maintained by, or public announcement of sanctions designations made by, the economic sanctions authorities of the United States, the European Union, the United Nations or the Russian Federation, each as amended, supplemented or substituted from time to time.

“Seller 1 Participation Interest” means a [***]% participatory interest in the charter capital of the Company, with the nominal value of RUB [***].

“Seller 1 Obligations” means all monies, debts and liabilities of any nature from time to time due or owing from Seller 1 to the Buyer (including, without limitation, any amounts payable under the Indemnities or in connection with a breach of any Warranty or any other obligation of the Sellers under any Transaction Document).

“Seller 2 Participation Interest” means a [***]% participatory interest in the charter capital of the Company, with the nominal value of RUB [***].

“Seller 3 Participation Interest” means a [***]% participatory interest in the charter capital of the Company, with the nominal value of RUB [***].

“Seller 4 Participation Interest” means a [***]% participatory interest in the charter capital of the Company, with the nominal value of RUB [***].

“Seller Beneficiaries” means the following individuals: Seller 3, Mr. [***], Mr. [***], Mr. [***] and Mr. [***] and “Seller Beneficiary” means any one of them.

“Sellers Claim” means a claim against the Buyer under or in connection with this Agreement or the Transfer Instrument.

“Seller Document” means a Transaction Document to which a Seller is a party.

“Seller Related Entities” means in respect of the Individual Shareholder Guarantors and their respective Affiliates and in respect of each of Seller 2, Seller 3 and Seller 4 such Seller and his Affiliates.

“Seller Relevant Matter” has the meaning given to it paragraph 5 of Schedule 8.

“Seller Retained Records” has the meaning given to it in Clause 13.4(a).

“Seller Third Party Claim” has the meaning given to it in paragraph 6 of Schedule 8.

“Sellers’ Accountants” means finance employees of the Seller 1 Group.

“Seller 1 Bank Account” means the following account with HSBC France Amsterdam Branch:

Account name: Hearst Shkulev Digital Regional Network, B.V.

Address: Moermanskkade 500, 1013BC, Amsterdam, The Netherlands

Account Number: [***]

IBAN: [***]

Beneficiary Bank: HSBC FRANCE, AMSTERDAM BRANCH, Swift HSBCNL2A

Correspondent Bank (Beneficiary): HSBC Bank PLC, LONDON, Swift MIDLGB22

Account: [***]

Correspondent Bank: OOO HSBC Bank (RR) Moscow, Swift BLICRUMM

BIK: [***]

cor.acc/ [***]

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

“Seller 2 Bank Account” means the following account:

Payee Bank: Tinkoff Bank AO

Correspondent Account: [***]

BIC: [***]

Payee: Dorozhkin Evgeny Alexeyevich

Payee Account: [***]

“Seller 3 Bank Account” means the following account:

Payee Bank: Tinkoff Bank AO

Correspondent Account: [***]

BIC: [***]

Payee: Astapenko Sergey Vitalievich

Payee Account: [***]

“Seller 4 Bank Account” means the following account:

Payee Bank: Tinkoff Bank AO

Correspondent Account: [***]

BIC: [***]

Payee Baibaratsky Alexander Ivanovich

Payee Account: [***]

“Sellers’ Bank Accounts” means each of the Seller 1 Bank Account, Seller 2 Bank Account, Seller 3 Bank Account and Seller 4 Bank Account, as the case requires.

“Sellers’ Counsel” means Morgan, Lewis & Bockius LLP.

“Sellers’ Group” means each Seller, HS Media, HSHD and VSA (each, a “Seller Group Company”).

“Sellers’ Representative” has the meaning given to it in Clause 33.

“Senior Employee” means an Employee whose remuneration (including any bonuses, commissions, share option, share incentive, profit related pay or other incentive pay) exceeds RUB two million (2,000,000) per annum;

“Staff Member” means an Employee, a Director, and/or an individual who is otherwise engaged by a Group Company on the basis of a contract for works or services, consultancy, copyright or any other type of contract.

“Statement” has the meaning given to it in Clause 19.2.

“Subsidiaries” means each company listed in Schedule 1 Part 2 (Details of the Subsidiaries).

“Subsidiary Participation Interest” means the participation interest in the charter capital of each of the Subsidiaries owned by the Company.

“Supplementary Disclosure Letter” has the meaning given to it in Clause 10.13.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

“Surviving Provisions” means Clause 1 (Definitions and Interpretation), Clause 7.3, Clause 17 (Announcements and Confidentiality), Clause 18 (Assignment), Clause 19 (Entire Agreement), Clause 21 (Costs), Clause 22 (Effect of Termination), Clause 23 (Payments), Clause 25 (Cumulative Rights), Clause 26 (Third Party Rights), Clause 27 (Waiver), Clause 28 (Variations), Clause 29 (Invalidity), Clause 32 (Communications), Clause 33 (Counterparts), Clause 35 (Governing Law) and Clause 36 (Arbitration Agreement).

“Tax”, and “Taxation” means all forms of taxation including withholdings, duties, imposts, levies, value added tax, social security contributions imposed, assessed or enforced by any Governmental Authority (whether in the Russian Federation or any other jurisdiction as applicable), in all cases being in the nature of taxation, and any interest, penalty, surcharge or fine in connection therewith, in each case whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise and shall further include payments to a Governmental Authority on account of tax, whenever and wherever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person.

“Tax Audit” means an examination and verification of a person’s financial, Tax and accounting records and supporting documents by a competent Tax Authority for the purpose of verifying such person’s tax calculations and payments as well as overall compliance with the applicable Tax law conducted in-chambers or at such person’s place of business.

“Tax Authority” means any Governmental Authority competent to impose any Tax, or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax, in any jurisdiction.

“Tax Claim” means a Claim by the Buyer or any other Indemnified Party in relation to or for breach of the Tax Indemnity and/or Tax Warranties.

“Tax Indemnity” means the indemnity set out in Clause 10.15(b)

“Tax Liability” means:

(a)	any liability of any Group Company to make payment or increased payment of Tax; and

(b)	the utilisation of Buyer’s Relief against any Tax where, but for such utilisation, the Group Company would have had a Tax Liability falling within (a), in which case the amount of the Tax Liability shall be equal to the amount of the Tax saved.

“Tax Warranty” means any Warranty set out in Schedule 3 (Seller Warranties), Part 2 (Tax Warranties).

“Third Party Claim” has the meaning given to it in Schedule 4 (Seller Limitations).

“Title Claim” means a Claim by the Buyer or any other Indemnified Party in relation to or for breach of any Fundamental Warranty or the Indemnity in Clause 10.15(a).

“Traffic Purchase Agreement” means the Agreement between the Company and the City Portals Entity to be entered into on or prior to Completion substantially in the form of Schedule 10 (Form of Traffic Purchase Agreement).

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

“Transaction” means the transaction contemplated by this Agreement (or any part of that transaction).

“Transaction Documents” means this Agreement, the Disclosure Letter, the Deed of Undertaking, the Individual Shareholder Guarantees, the Transfer Instrument and all other documents entered into in connection with any of them.

“Transfer Instrument” means the sale and purchase agreement to be executed by the Sellers and the Buyer and certified by the Notary for the transfer of the Participation Interests from the Sellers to the Buyer substantially in the form set forth in Schedule 12 (Form of Transfer Instrument).

“Upper Target Net Working Capital” means negative RUB [***] (- RUB [***]).

“USD” means United States dollars, the lawful currency of the United States of America.

“Used IPR” means any Business IPR other than the Owned IPR.

“VAT” means value added tax levied in accordance with the Russian Tax Code.

“VAT Transition” has the meaning given to it in paragraph 17 of Schedule 4.

“VIAC” has the meaning given to it in Clause 36 (Arbitration Agreement).

“Vienna Rules” has the meaning given to it in Clause 36 (Arbitration Agreement).

“VSA” means VS Alliance Limited, registered office at Dixcart House Addlestone Road, Bourne Business Park, Addlestone, Surrey, KT15 2LE.

“Warranties” means the representations and warranties given by each Seller contained in Schedule 3 (Seller Warranties).

“Warranty Claim” means a Claim involving or relating to a breach of any of the Warranties (other than Tax Claim).

1.2	In this Agreement, unless otherwise stated:

(a)	reference to this Agreement is to this agreement as varied, supplemented, novated or restated from time to time;

(b)	reference to a document or a provision of a document is to that document or provision as varied, supplemented, novated or restated from time to time;

(c)	reference to a document being in “agreed form” is to that document in the form approved and for identification purposes signed or initialled by or on behalf of the Buyer and Seller 1;

(d)	reference to a statute or statutory provision includes a reference to:

(i)	any statutory amendment, consolidation or re-enactment of it;

(ii)	all orders, regulations, instruments or other subordinate legislation made under it; and

(iii)	any statute or statutory provision of which it is an amendment, consolidation or re-enactment;

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(e)	reference to a “Party” is to a party to this Agreement and includes a reference to that Party’s successors and permitted assignees;

(f)	reference to a “person” includes a legal or natural person, partnership, association, trust, company, corporation, joint venture, government, state or agency of the state or other body;

(g)	reference to a governmental, regulatory or administrative authority or other agency or body that ceases to exist or is reconstituted, renamed or replaced or has its powers or function removed, means the agency or body which performs most closely the functions of that authority, agency or body;

(h)	a Clause or Schedule is to a Clause of or Schedule to this Agreement and any reference to this Agreement includes its Schedules;

(i)	the terms “parent undertaking”, “subsidiary undertaking” and “undertaking” shall be interpreted in accordance with the Companies Act 2006;

(j)	the term “connected person” has the meaning given to it in section 1122 Corporation Tax Act 2010 and any references to persons being “connected” shall have a corresponding meaning;

(k)	a reference to one gender is a reference to all or any genders, and references to the singular include the plural and vice versa, unless the context requires otherwise; and

(l)	reference to the time of day is to the time in Moscow.

1.3	In this Agreement the interpretation of general words shall not be restricted by words indicating a particular class or particular examples and “including” means “including without limitation”.

1.4	The interpretation of any indemnity given by the Sellers shall not be limited by reference to any provision in Schedule 3 (Seller Warranties) and the Parties agree that any such indemnity is a separate standalone right of the Buyer (which may overlap with and extend beyond other rights it has save in so far as double recovery in respect of any Loss is not permitted). This Clause 1.4 does not in any way limit the application of Schedule 4 (Seller Limitations) to any indemnity herein.

1.5	“To the extent that” and “if and to the extent that” both mean “if and then only in so far as”; they shall operate in a measured way, proportionate to the degree to which the relevant condition, matter or circumstance has been satisfied, exists or is the case; and they do not mean simply “if”.

1.6	The headings in this Agreement are for ease of reference only and are to be ignored when interpreting this Agreement.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

1.7	To determine whether a monetary limit or threshold set out in this Agreement has been reached or exceeded, any amounts not stated in RUB or for which a conversion rate is not stated, shall be converted into RUB at the Exchange Rate on the relevant date. The relevant date is;

(a)	when determining whether a limit or threshold in a Warranty has been reached or exceeded, the date at which the Warranty is given;

(b)	when determining whether a threshold in Schedule 4 (Seller Limitations) has been exceeded, the date a Warranty Claim is notified; and

(c)	when determining whether a threshold in Clause 8.2 has been exceeded, the date the relevant transaction was entered into or undertaken (as the case may be) in the relevant period.

2.	Sale and Purchase

2.1	On and subject to the terms and conditions of this Agreement, the Sellers agree to sell, and the Buyer agrees to purchase, the ownership title to the Participation Interests.

2.2	The Participation Interests shall be sold at and with effect from Completion free from all Encumbrances and together with all rights attached to or accruing to them at Completion (including the right to receive all distributions attributable to the Participation Interests after the Completion Date).

2.3	Each Seller covenants to the Buyer on a several basis that it has, and shall have at the Completion Date, the right to transfer ownership title to its Participation Interest to the Buyer.

2.4	Each Party agrees and acknowledges that:

(a)	this Agreement shall be governed by and construed in accordance with the laws of England and Wales and shall not be subject to the provisions of the Civil Code of the Russian Federation (including, without limitation, articles 429, 429.1, 429.3, 431.2, 434.1 and/or 435 of the Civil Code of the Russian Federation);

(b)	this Agreement establishes obligations of the Buyer and the Sellers to execute, subject to the Conditions Precedent and the terms and conditions of this Agreement and following the fulfilment by the other of its relevant obligations in accordance with Schedule 2 (Completion Formalities), the Transfer Instrument to transfer the Participation Interests from each Seller to the Buyer on the terms and conditions of this Agreement, as well as other obligations of the Buyer and the Sellers (including, without limitation, Warranties and Indemnities); and

(c)	the Buyer shall not be obliged to complete the purchase of any of the Participation Interests unless the sale of all the Participation Interests is completed simultaneously in accordance with this Agreement.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

3.	Consideration

3.1	The aggregate Consideration payable by the Buyer for the sale of the Participation Interests shall be equal to the sum of:

(a)	the Completion Consideration (comprising the Provisional Payment payable to the Sellers in the Relevant Proportion pursuant to the Letters of Credit or Clause 3.6, as the case may be, and any adjustment payable by the Buyer to the Sellers or the Sellers to the Buyer in accordance with Clause 4); and

(b)	the Deferred Consideration.

3.2	The completion consideration is RUB one billion seven hundred and forty five million (1,745,000,000) (the “Completion Consideration”), subject to adjustment in accordance with the provisions of Clause 4 (Adjustments to Consideration).

3.3	LoC Agreement and the Completion Notice

The Buyer shall:

(a)	Execute the LoC Agreement, in good faith, promptly following the date of this Agreement; then

(b)	subject to the LoC Agreement being entered into by Raiffeisenbank, within fifteen (15) Business Days from the date of this Agreement deposit the amount equal to the Provisional Payment in Raiffeisenbank; then

(c)	subject to Clause 3.3(b) occurring, acting in good faith, promptly following the deposit of the Provisional Payment provide the LoC Instructions to Raifeissenbank; and then

(d)	upon establishment of the Letters of Credit by Raiffeisenbank and not earlier than five (5) Business Days from date of this Agreement, acting in good faith, give written notice to the Sellers (such notice to enclose the Letters of Credit, if the Letters of Credit are not received by the Sellers from Raiffeisenbank directly) (the “Completion Notice”).

3.4	The Buyer undertakes to the Sellers to comply with the LoC Agreement for as long as the Letters of Credit are in force.

3.5	The Buyer shall, acting in good faith, provide a notarized copy of the Transfer Instrument to Raiffeisenbank, promptly following the execution and notarization of the Transfer Instrument.

3.6	If the information about the transfer of the Participation Interests from the Sellers to the Buyer was duly registered in the Legal Entities Register, but Raiffiesenbank refuses to release funds under a Letter of Credit for the reason of a discrepancy between the documents provided to Raiffeisenbank by a Seller and the terms of such Letter of Credit, the Buyer and the Sellers shall use their commercially reasonbale endeavours to procure that Raiffeisenbank amends the terms and conditions of such Letter of Credit in a way that would allow Raiffeisenbank to process the payment to such Seller under such Letter of Credit.

3.7	If the Sellers have duly submitted all documents to Raiffeisenbank so that the funds could be remitted to the Sellers under the Letters of Credit, but Raiffeisenbank fails to pay to any Seller under a Letter of Credit and, thereafter, the Sellers and the Buyer have exhausted their commercially reasonbale endeavours to have the terms and conditions of the Letters of Credit amended so that the unpaid funds could be remitted to the Sellers under the Letters of Credit as set out in Clause 3.6 above, and Raiffeisenbank has returned the funds (or the relevant portion thereof) deposited by the Buyer in Raiffeisenbank pursuant to Clause 3.3(b), and the information about the due transfer of the Participation Interests from the Sellers to the Buyer is duly registered in the Legal Entities Register, the Buyer shall pay to such Seller his Relevant Portion of the Provisional Payment within three (3) Business Days of the receipt of the payment demand from such Seller.

3.8	Subject to the provisions of Clause 4 (Adjustments to Consideration), the Buyer shall pay the balance of the Completion Consideration to each of the Sellers’ Bank Accounts, if any, being the amount of the Completion Consideration reduced by the Provisional Payment, once the Completion Statements have been agreed or determined in accordance with Clause 6 and Schedule 6 (Completion Statements).

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

3.9	Subject to the terms of Clause 3.8, the Buyer shall pay the balance of the Completion Consideration (if any) and the Deferred Consideration at the same time. Such payment shall be paid to and allocated amongst the Sellers in the Relevant Proportions.

3.10	Any amount paid (or otherwise satisfied) by a Seller to or in favour of the Buyer by way of:

(a)	any downward adjustment to the Completion Consideration;

(b)	any Claim; or

(c)	otherwise pursuant to this Agreement,

(d)	shall be and shall be deemed (as far as legally permitted) to be pro tanto a reduction to the Consideration. If any payment is made in respect of any Indemnity Claim to any Indemnified Person (other than the Buyer) the Consideration shall similarly be deemed to have been reduced by amount of such payment thereunder. The Buyer shall not be concerned with or obliged to procure in any way that any reduction in the Consideration is re-allocated amongst the Sellers in accordance with the Relevant Proportions.

3.11	The Buyer shall pay any and all fees and commissions of Raiffeisenbank associated with the issuance and performance of the Letters of Credit.

3.12	The fees and expenses of the Notary shall be borne by the Buyer and the Sellers in equal proportions. The Sellers’ share of Notary costs shall be allocated amongst the Sellers according to the Relevant Proportions.

3.13	Each Party shall pay its own Taxes under Applicable Law in connection with the transactions contemplated by this Agreement, including the payment of the Consideration.

4.	Adjustments to Consideration

4.1	The Completion Consideration shall be subject to adjustment as follows:

Net Debt and Net Working Capital

(a)	if Net Debt is a negative amount, the Completion Consideration shall be reduced (on a Rouble for Rouble basis) by an amount equal to the absolute value of Net Debt; or

(b)	if Net Debt is a positive amount, the Completion Consideration shall be increased (on a Rouble for Rouble basis) by an amount equal to the amount of Net Debt;

(c)	if Net Working Capital is less than the Lower Target Net Working Capital, the Completion Consideration shall be reduced (on a Rouble for Rouble basis) by an amount equal to the deficit; and

(d)	if Net Working Capital is greater than the Upper Target Net Working Capital, the Completion Consideration shall be increased (on a Rouble by Rouble basis) by an amount equal to the excess; and

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

4.2	The Buyer and each of the Sellers shall procure that the Completion Statements shall be prepared and agreed or determined in accordance with Clause 6 and Schedule 6 (Completion Statements) in order to ascertain Net Debt and Net Working Capital and, accordingly, the amount of the Completion Consideration and:

(a)	if the Completion Consideration exceeds the Provisional Payment, the Buyer shall pay to the Sellers an amount equal to such excess, and such excess payment shall be paid to and allocated amongst the Sellers in the Relevant Proportions; or

(b)	if the Completion Consideration is less than the Provisional Payment the Sellers in the Relevant Proportions shall pay to the Buyer an amount equal to such shortfall.

4.3	The Buyer and the Sellers shall each procure that any payments required to be made pursuant to Clause 4.2 shall be made within ten (10) Business Days after the Completion Statements have been agreed or determined in accordance with Clause 6 and Schedule 6 (Completion Statements). If a payment under Clause 4.2 is due to the Sellers, it shall be made by the Buyer in RUB to each the Sellers’ Bank Accounts and if a payment under Clause 4.2 is due to the Buyer, it shall be made by the Sellers or any of them in RUB to the Buyer’s Bank Account.

5.	TRANSFER of Title to Participation Interests

5.1	At Completion, the Buyer and each of the Sellers shall take the steps required of the Buyer and a Seller under Applicable Law to procure that the Transfer Instrument is duly certified by the Notary and information about the transfer of the Participation Interests from a Seller to the Buyer is duly registered in the Legal Entities Register as soon as practicable in accordance with Applicable Law and the terms and conditions of this Agreement.

5.2	Each Party shall, acting in good faith, promptly provide the other Party, the Notary and the Registering Authority (as the case may be) with all assistance, information and documents that the Registering Authority and/or the Notary may require for the purposes of notarial certification of the Transfer Instrument, execution and submission of the Application and/or procuring state registration of the transfer of the Participation Interests from the Sellers to the Buyer with the Legal Entities Register.

5.3	The Buyer and the Sellers agree and acknowledge that the Transfer Instrument is executed with the purpose to effect the transfer of the Participation Interests from the Sellers to the Buyer in accordance with Applicable Law and is subject to certification by the Notary in accordance with clause 11 of article 21 of the LLC Law. If there is a conflict or discrepancy between the Transfer Instrument and this Agreement, this Agreement shall prevail.

5.4	The Buyer and the Sellers agree and acknowledge that any claims (including counterclaims) or defences that a Party may otherwise have against the other Party under or in relation to the Transfer Instrument shall be made or raised solely under the terms of this Agreement.

6.	Completion statements

6.1	The Sellers shall prepare and deliver a draft of the Completion Statements to the Buyer within twenty one (21) Business Days after Completion. The Completion Statements shall be drawn up in accordance with the provisions set out in this Clause 6 and Schedule 6 (Completion Statements). The Buyer shall provide, and shall procure that the Buyer’s Accountants provide, all assistance reasonably requested by the Sellers or the Seller 1 Accountants in the preparation of the Completion Statements.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

6.2	The Buyer may within ten (10) Business Days following the delivery of the draft Completion Statements deliver to the Sellers a report setting out the details of any items in the draft that it disputes, specifying any adjustments which in its opinion should be made and providing supporting evidence for them; if it does so, all other items in the draft shall be deemed to be agreed. If the Buyer does not provide a report complying with the preceding provisions of this Clause 6.2, the draft Completion Statements shall be deemed to be agreed.

6.3	The Buyer and the Sellers shall use their reasonable endeavours to reach agreement as to the adjustment (if any) required to be made in connection with any matter of disagreement notified in accordance with Clause 6.2 above, but if any such matter remains in dispute ten (10) Business Days after notification, the dispute shall at the request of the Buyer or the Sellers be referred for final determination to the Reporting Accountants (as such term is defined in the next sentence). For the purposes of this Agreement, “Reporting Accountants” means such Big Four Firm as may be agreed between the Buyer and the Sellers within five (5) Business Days of a written request from either Party to the other to so agree, or failing such agreement, an accounting firm nominated by the President of the Institute of Chartered Accountants in England & Wales upon request of either Party. The Reporting Accountant shall not be the current auditor for the Company or either Party.

6.4	The following provisions shall apply to the appointment of the Reporting Accountants:

(a)	the Buyer and the Sellers shall each prepare a written statement of, and confined to, the matters in dispute and submit it, together with any supporting documents, to the Reporting Accountants promptly and in any event within fifteen (15) Business Days of their appointment;

(b)	the Reporting Accountants’ terms of reference shall be to determine what adjustments (if any) are in their opinion required to be made to the Completion Statements in relation to the matters in dispute (as notified to them in accordance with paragraph a above);

(c)	the Buyer and the Sellers shall co-operate in good faith to do everything reasonably necessary to procure the appointment of the Reporting Accountants and shall not unreasonably refuse to agree on the Reporting Accountants’ terms of engagement;

(d)	the Buyer and the Sellers shall each provide the Reporting Accountants with any further information which they reasonably request and the Reporting Accountants shall be entitled (to the extent they consider it appropriate) to base their opinion on such information;

(e)	the Reporting Accountants shall be requested to make their determination as soon as reasonably practicable and in any event within twenty (20) Business Days of their receipt of the Buyer and the Sellers’ written statements (pursuant to paragraph (a) above);

(f)	the Reporting Accountants shall act as experts and not arbitrators and their determination shall (in the absence of manifest error) be final and binding on the Buyer and the Sellers; and

(g)	the Reporting Accountants’ costs shall be borne equally by the Buyer and the Sellers.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

6.5	Upon the draft Completion Statements being agreed (or being deemed to be agreed) by the Buyer and the Sellers or being determined by the Reporting Accountants, those statements as so agreed (or deemed to be agreed), or determined, shall be the Completion Statements for the purposes of this Agreement and shall be final and binding on the Buyer and the Sellers and, without limitation, the amount of Net Debt and Net Working Capital shall be as stated on those statements.

7.	Conditions and Termination

7.1	Completion is conditional upon satisfaction (or waiver by the applicable Party) of each of the following conditions precedent (the “Conditions Precedent”):

(a)	each of the Key Employees shall continue to be employed by the relevant Group Company and an employment agreement of such Key Employee shall have not been revoked or otherwise repudiated by the relevant Group Company. For the avoidance of doubt the voluntary resignation of a Key Employee is not covered by this Clause 7.1(a);

(b)	no material breach of the Warranties by the Sellers shall have occurred, provided that for purposes of this Clause 7.1(b) “material breach” means: (i) a breach of a Fundamental Warranty or (ii) a breach (or a series of breaches) of any Warranties for which the liability of the Seller, if the Buyer were to bring a Claim(s) (assuming for these purposes that the Buyer did not have any right of termination under this Agreement and Completion was effected notwithstanding the breach(es)), could reasonably be expected to exceed RUB [***] in aggregate;

(c)	a Seller shall not be in material breach of any provision of Clauses 8.2(c), 8.2(e), 8.2(h), 8.2(i), 8.2(k), 8.2(l), 8.2(n), 8.2(p), 8.2(q), 8.2(r), 8.2(s), 8.2(t), 8.2(w), 8.2(y), 8.2(z) 8.2(aa), 8.2(bb), 8.2(cc) and 8.2(dd) provided that for the purposes of this Clause 7.1(c) “material breach” means a breach for which the liability of the Sellers or any of them, if the Buyer were to bring a Claim(s) (assuming for these purposes that the Buyer did not have any right of termination under this Agreement and Completion was effected notwithstanding the breach(es)), could reasonably be expected to exceed RUB [***] in aggregate;

(d)	no Applicable Law, including a decision or action of a Governmental Authority, shall have been enacted, issued, promulgated or enforced, and no change in Applicable Law shall have occurred, which has the effect of making any transactions contemplated by this Agreement or the other Transaction Documents illegal, or otherwise restraining or prohibiting consummation of such transactions, or causing any of such transactions to be rescinded following Completion; and no legal proceedings or action of any Governmental Authority shall have been commenced against any Party that seeks to prohibit, restrict or invalidate any transactions contemplated by this Agreement or other Transaction Documents; and

(e)	none of the Parties (nor any of their Affiliates) nor any of the Group Companies is included on any Sanctions List, or shall have become a Sanctioned Person, and no Sanctions Laws shall prohibit or restrict the execution or performance of this Agreement or the other Transaction Documents or impose material Losses on a Party in connection with such execution or performance.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

7.2	The Sellers shall use their reasonable endeavours to procure satisfaction of the Condition Precedent set out in Clause 7.1(a) as soon as reasonably practicable and in any event prior to the Long Stop Date.

7.3	Each Party will notify the other Party promptly upon the satisfaction of any of the Conditions Precedent for which it is responsible under Clause 7.1 (other than in respect of those Mutual Conditions which can only be satisfied on the Completion Date). Upon written request from a Party, the other Party shall promptly provide an update on its progress concerning the satisfaction of the Conditions Precedent for which it is responsible pursuant to Clause 7.1 (other than in respect of those Mutual Conditions which can only be satisfied on the Completion Date).

7.4	If, at any time, a Party becomes aware of a fact or circumstance that is reasonably likely to prevent any Condition Precedent from being satisfied by the Long Stop Date, it shall promptly provide written notice of the same to the other Party, including reasonable details and relevant supporting documentation with respect to such matters.

7.5	The Buyer shall be entitled at its sole discretion to waive any or all of the Conditions Precedent set forth in Clauses 7.1(a) through 7.1(e) (“Buyer Conditions Precedent”) by notice to the Sellers at any time prior to 5.00 p.m. (Moscow time) on the Long Stop Date. The Buyer and the Sellers may jointly by agreement in writing waive any or all of the Conditions Precedent set forth in Clauses 7.1(d) and 7.1(e) (“Mutual Conditions Precedent”).

7.6	This Agreement may be terminated:

(a)	by either Seller 1 for and on behalf of the Sellers or the Buyer upon written notice to the other Party, if any of the Mutual Conditions Precedent has not been satisfied or waived by 5.00 p.m. (Moscow time) on the Long Stop Date; or

(b)	by the Buyer upon written notice to the Sellers, if any of the Buyer Conditions Precedent has not been satisfied or waived by 5.00 p.m. (Moscow time) on the Long Stop Date.

7.7	Any termination pursuant to this Clause 7 shall be subject to Clause 20 (Further Assurance).

7.8	If the Agreement is terminated by the Buyer pursuant to Clause 7.6(b), as a result of non-satisfaction of the Conditions Precedent in Clauses 7.1(b) or 7.1(c), the Buyer shall provide to the Sellers a detailed written explanation setting out the circumstances on the basis of which the Buyer is exercising its termination right.

8.	Pre-Completion covenants

8.1	Until the earlier of Completion and this Agreement being terminated in accordance with its terms the Sellers shall (except only in relation to the extent that it first obtains the Buyer’s prior written consent expressly for the purposes of this Clause 8 (Pre-Completion Covenants), such consent not to be unreasonably withheld, or such consent is deemed obtained in accordance with Clause 8.3):

(a)	procure that the business of each Group Company is carried on only in the Ordinary Course of Business (including with respect to pricing, incentives, discounts, marketing, customer acquisition and support) so as to maintain it as a going concern and so as to maintain its assets, subject to the Response Actions;

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(b)	procure that each Group Company operates its business in accordance with: (a) Applicable Law, (b) the terms of all material licences, registrations, concessions, permits, notifications and consents which are required for it to own or operate its assets or conduct its business or corporate affairs and (c) all agreements and arrangements which are binding on it, in each case in all material respects;

(c)	refrain from doing, and shall procure that each Group Company shall refrain from doing, procuring or allowing anything which constitutes a breach of any of the Warranties.

8.2	Without prejudice to the generality of Clause 8.1, the Sellers shall procure that prior to Completion no Group Company shall do, or agree or commit to do, any of the following (except only to the extent that it first obtains the Buyer’s prior written consent expressly for the purposes of this Clause 8 (Pre-Completion Covenants), such consent not to be unreasonably withheld):

(a)	Create any share capital or loan capital;

(b)	Allot or issue or agree to allot or issue any share or loan capital (or an option to subscribe for or exchange conversion rights in respect of the same), or alter or agree to alter any of the rights attaching to its share or loan capital;

(c)	Reduce, repay, redeem, purchase or effect any other reorganisation with respect to any of its share capital;

(d)	Change or resolve to change its name or alter or resolve to alter its Organisational Documents, except as required by the Applicable Laws;

(e)	Resolve to be voluntarily wound up;

(f)	Declare or pay any dividend or make any other distribution of its assets or profits to any participant or other person;

(g)	Pass any shareholder resolution, except in the Ordinary Course of Business, or as required to comply with Applicable Laws;

(h)	Grant or issue or agree to grant or issue any mortgage, charge, debenture or security for money or redeem or agree to redeem any such mortgage, charge, debenture or security;

(i)	Dispose of or agree to dispose of or grant any option in respect of its business or any part of its business;

(j)	Enter into any agreement or incur any commitment involving any capital expenditure in excess of RUB ten million (10,000,000) per agreement or commitment;

(k)	Enter into or amend in any material respect any agreement or incur any commitment which is not capable of being terminated without compensation at any time with three (3) months’ or shorter notice and which involves or may involve total annual expenditure in excess of RUB ten million (10,000,000) except in the Ordinary Course of Business.

(l)	Incur any Indebtedness in excess of RUB seventy five million (75,000,000) in the aggregate or vary material terms of any existing Indebtedness, except for a Response Action;

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(m)	Make any loan (other than the granting of any trade credit in the Ordinary Course of Business) to any person (other than another Group Company);

(n)	Enter into, modify or terminate any contract, arrangement or commitment relating to, or affecting a material part of its business, including any Material Contract, except in the Ordinary Course of Business or as a Response Action and except for the termination of the agreements listed in items 26 and 27 of Schedule 17 (Material Contracts) in accordance with paragraph 1(g) of Schedule 2 (Completion Formalities) and except the replacement of the party to the agreements listed in items 17, 24, 38, 39, 42, 44, 46 of Schedule 17 from the Subsidiary N1 Technologies LLC to the Company (Material Contracts).

(o)	Acquire or dispose of, or agree to acquire or dispose of, any material asset involving consideration, expenditure or liabilities in excess of RUB ten million (10,000,000) except in the Ordinary Course of Business;

(p)	Acquire or enter into a legally binding agreement to acquire any shares or other interest in any entity;

(q)	Enter into a partnership or joint venture agreement or arrangement;

(r)	Dispose of any interest or grant any right in respect of any real estate or acquire any interest in real estate;

(s)	Enter into any leasing, hire purchase, conditional sale or other agreement or arrangements for payment on deferred terms with a value in excess of RUB ten million (10,000,000) per annum in relation to each transaction (or series of related transactions);

(t)	Make any change in the terms and conditions of employment (including in relation to salaries, fees or benefits) or pension benefits of any Staff Member, except in the Ordinary Course of Business, except for: (i) payment of the Permitted Bonuses and (ii) the Response Actions which, in the aggregate, do not cause an increase in the overall expenses of the Group for remuneration of its Staff Members (including any bonuses) or a reduction in the overall expenses of the Group for remuneration of its Staff Members (including any bonuses) of more than twenty per cent (20%);

(u)	Save with respect to the appointment of a new Chief Executive Officer, employ or appoint, or make any changes to the terms and conditions of employment of any Senior Employee;

(v)	Save with respect to the appointment of a new Chief Executive Officer, terminate the employment or consultancy arrangement of any Director or Senior Employee other than (i) “for cause” on grounds that justify summary termination; or (ii) by voluntary termination of such Director or Employee;

(w)	Institute, settle or agree to settle any legal proceedings relating to its business where the amount of the claim in question is in excess of RUB one million (1,000,000) (save for debt collection in the Ordinary Course of Business) except for a Response Action;

(x)	Permit or suffer any of its insurances to lapse or do anything which could make any such policy of insurance void or voidable, except in the Ordinary Course of Business;

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(y)	Incur any liabilities between itself and a Seller or a Seller Related Entity except for remuneration in the Ordinary Course of Business and at the rates current before the date of this Agreement;

(z)	grant or modify or agree to terminate any rights or enter into any agreement relating to the Intellectual Property Rights or otherwise permit any of its rights relating to the Intellectual Property Rights to lapse, except in the Ordinary Course of Business and for the Response Actions and except for the termination of the agreement listed in item 28 of Schedule 17 (Material Contracts) in accordance with paragraph 1(g) of Schedule 2 (Completion Formalities).

(aa)	Make any material change to any of its methods, policies, principles or practices of Tax accounting or methods of reporting or claiming income, losses or deductions for Tax purposes, save as required by Applicable Law;

(bb)	Enter into any material agreement with any Tax Authority, or terminate or rescind any material agreement with a Tax Authority that is in effect on the date of this Agreement, save as required by Applicable Law;

(cc)	Make or amend any material claim, election or option relating to Taxation or amend any Tax return in any material respect or change its residence for Tax purposes or establish a permanent establishment in a jurisdiction in which it did not previously have such an establishment, save as required by Applicable Law; or

(dd)	Make any change to its accounting practices or policies, save as required by Applicable Law.

8.3	For the purposes of this Clause 8, the consent of the Buyer shall be deemed to be given if:

(a)	consent is requested by a Seller and the Buyer does not respond within five (5) Business Days;

(b)	the action or matter in question is required under Applicable Law; or

(c)	the action or matter in question is required to comply with any of the Transaction Documents.

8.4	For the purposes of Clause 8.3(a):

(a)	the Sellers shall make any such request to the following email addresses: mikhail.lukianov@cian.ru and alexander.garbuzov@cian.ru; and

(b)	the Buyer shall respond to any such requests to the following email addresses: jtsipileva@hsmedia.ru.

8.5	For the avoidance of doubt, the restrictions set forth in Clauses 8.1 and 8.2 apply only to the business and activities of the Group Companies, and not to any third parties.

8.6	Until Completion, upon reasonable notice and during normal business hours, the Sellers shall provide the Buyer and its Representatives with such information regarding each Group Company and such access to the Properties and to the books and records of each Group Company as the Buyer may reasonably request and as may be permitted under Applicable Laws.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

9.	Signing and Completion

9.1	At signing:

(a)	the Sellers must ensure that that following items are delivered to the Buyer:

(i)	a copy of this Agreement, duly executed by the Sellers, with the original to follow as soon as possible thereafter; and

(ii)	a copy of the Disclosure Letter, duly executed by the Sellers, with the original to follow as soon as possible thereafter;

(b)	the Buyer must ensure that the following items are delivered to the Seller:

(i)	a copy of this Agreement, duly executed by the Buyer, with the original to follow as soon as possible thereafter; and

(ii)	a copy of the Disclosure Letter, duly executed by the Buyer, with the original to follow as soon as possible thereafter.

9.2	Subject to clause 7.1, Completion shall take place at the offices of the Buyer’s Counsel (or such other place as the Buyer and Seller 1 may agree) one (1) Business Day following receipt (or deemed receipt) from the Buyer of the Completion Notice, or on such other date as the Buyer and Seller 1 may agree in writing.

9.3	On Completion, the Sellers and the Buyer shall comply with their respective obligations in Schedule 2 (Completion Formalities).

9.4	At Completion:

(a)	each Seller shall do, or procure the carrying out of, each of those relevant things which are to be done or procured by it as set out in Schedule 2 (Completion Formalities); and

(b)	the Buyer shall do those relevant things which are to be done by it as set out in Schedule 2 (Completion Formalities).

9.5	Prior to Completion taking place, any item delivered to a Party pursuant to Schedule 2 (Completion Formalities) shall be held on trust by the recipient and to the order of deliverer, pending Completion.

9.6	Completion shall not be deemed to have occurred for any reason until all of the actions and steps listed in Clause 9.4 and Schedule 2 (Completion Formalities) shall have been completed.

9.7	The Buyer may waive any of the requirements contained in paragraph 1 of Schedule 2 (Completion Formalities) either unconditionally or subject to the condition that a Seller gives, on Completion, a written indemnity or undertaking to the Buyer in such form as the Buyer requires.

9.8	Seller 1 may waive for and on behalf of the Sellers any of the requirements contained in paragraph 2 of Schedule 2 (Completion Formalities) either unconditionally or subject to the condition that the Buyer gives, on Completion, a written indemnity or undertaking to Seller 1 in such form as Seller 1 requires.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

9.9	If any of the transactions set out in Schedule 2 (Completion Formalities) does not take place materially as provided in that Schedule, the Buyer, in the case of non-compliance by a Seller, or Seller 1 for and on behalf of the Sellers, in the case of non-compliance by the Buyer, may at their own discretion and, in each case, without prejudice to its other rights and remedies:

(a)	defer Completion for up to ten (10) Business Days;

(b)	proceed to Completion so far as is practicable; or

(c)	either immediately or following the deferral (if the transactions have still not taken place) terminate this Agreement in which case the provisions of Clause 22 (Effect of Termination) shall apply.

9.10	If the Buyer fails to comply with any of its obligations in Schedule 2 (Completion Formalities), and as a direct consequence Completion does not occur and this Agreement is terminated in accordance with its terms, the Buyer shall, upon a written demand from the Sellers, reimburse each Seller its Relevant Proportion of the reasonable and documented costs and expenses (including 100% of the N1 Restructuring Expenses) incurred in connection with negotiations regarding the entry into the Transaction, up to a maximum of [***], by electronic transfer of immediately available funds to such bank account as each Seller shall specify in writing.

9.11	If any of the Sellers fails to comply with any of its obligations in Schedule 2 (Completion Formalities), and as a direct consequence Completion does not occur and this Agreement is terminated in accordance with its terms, the Sellers shall on a several basis, upon a written demand from the Buyer, reimburse to the Buyer all its reasonable and documented costs and expenses, up to a maximum of RUB [***] incurred in connection with negotiations regarding the entry into the Transaction, by electronic transfer of immediately available funds to such bank account as the Buyer shall specify in writing. Each Seller makes the reimbursement to the Buyer in its Relevant Proportion.

10.	Seller Warranties and Indemnities

10.1	Unless otherwise provided for specifically within the relevant Warranty, each Seller warrants to the Buyer in terms of the Warranties.

10.2	On Completion each Seller shall be deemed to repeat the Warranties with reference to the facts, matters and circumstances then existing (and as if any express or implied reference in a Warranty to the date of this Agreement was replaced by a reference to the date of Completion).

10.3	Each Seller shall promptly notify the Buyer in writing (setting out full details of the relevant matter) of anything which becomes known to it before Completion which causes or is likely to cause a Warranty (as given by it on the date of this Agreement or as repeated on Completion with reference to the facts, matters and circumstances then existing) to become inaccurate or misleading.

10.4	The Buyer shall promptly notify the Sellers in writing (setting out full details of the relevant matter) of anything which becomes known to it before Completion which causes or is likely to cause a Buyer’s Warranty (as given by it on the date of this Agreement or as repeated on Completion with reference to the facts, matters and circumstances then existing) to become inaccurate or misleading.

10.5	The liability of the Sellers under the Warranties and otherwise under the Transaction Documents is limited in accordance with the provisions of Schedule 4 (Seller Limitations).

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

10.6	No Party shall be entitled to terminate or rescind this Agreement based on a misrepresentation. The Misrepresentation Act 1967 shall not apply for the purposes of this Agreement.

10.7	The Warranties shall not be extinguished or affected by Completion.

10.8	The Sellers or any of them shall not be liable in respect of a Warranty Claim or a Tax Claim under any of the Tax Warranties to the extent that the facts and circumstances giving rise to the Warranty Claim or Tax Claim under any of the Tax Warranties have been Disclosed. The Warranties are only qualified by a matter that is Disclosed.

10.9	Where a Warranty refers to the knowledge, belief or awareness of a Seller (or any similar expression), the knowledge, belief or awareness (or the like) of a Seller shall be deemed to include the knowledge of the following persons: Sergey Astapenko, Ivan Zhuley, Nikita Krykin, Alexey Prokofiev, Oleg Bobylev, Viktor Shkulev, Julia Tsipileva, Dorozhkin Evgeny Alexeevich and Baibaratskiy Aleksandr Ivanovich who shall be deemed to have knowledge of such matters as they would have discovered, had they made such enquiries as are reasonable in the circumstances.

10.10	None of the information supplied or statements made by a Company Related Person shall be deemed to include a representation to a Seller as to its accuracy.

10.11	Each Seller waives any right or claim it may have against any Company Related Person in respect of any error or omission in connection with any misrepresentation or error in, or omission from, any information or opinion supplied or given by such Company Related Person in the course of providing any information or responses to a Seller or any of its Affiliates, negotiating this Agreement or of the preparation of the Disclosure Letter or the Supplementary Disclosure Letter (and acknowledges and agrees that any such right or claim shall not constitute a defence to any claim by the Buyer), except for any deliberate concealment and/or intentional misstatement by a Company Related Person who is a director, officer or employee of any Group Company. Each Company Related Person may enforce the terms of this Clause 10.11. in accordance with the Contracts (Rights of Third Parties) Act 1999, provided that, as a condition precedent thereto, any such Company Related Person shall obtain the prior written consent of the Buyer. No Company Related Person may assign its rights under this Clause 10.11.

10.12	Each of the Warranties is without prejudice to the other Warranties and, except where expressly stated otherwise, the meaning and extent of any Warranty or any part of it shall not be qualified or limited by any other Warranty or any other part of a Warranty.

10.13	Each Seller may deliver to the Buyer, at any time between the date of this Agreement and the day falling not less than two (2) Business Days prior to the Completion Date, one further disclosure letter together with the corresponding Disclosure Bundle (the “Supplementary Disclosure Letter”), substantially in the same form as the Disclosure Letter, disclosing any facts, matters or circumstances that would otherwise render any of the Warranties untrue or inaccurate as at the Completion Date which facts, matters or circumstances have occurred only after the execution of this Agreement.

10.14	If any fact, matter or circumstance disclosed in the Supplementary Disclosure Letter (if any) would, but for such disclosure, result in a material breach of any of the Warranties given by a Seller as at Completion, then the Buyer shall have the right to treat the Condition Precedent set out in Clause 7.1(d) as not being satisfied. For the purpose of this Clause 10.14, “materiality” of a breach means a breach of a Fundamental Warranty or a breach (or series of breaches) of any Warranties for which the aggregate liability of the Sellers, if the Buyer were to bring a Claim(s) (assuming for these purposes that the Buyer did not have any right of termination under this Agreement and Completion was effected notwithstanding the breach(es)), could reasonably be expected to exceed RUB [***].

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

10.15	Subject to Clause 10.16, each Seller shall, on a several basis, indemnify and hold harmless the Buyer and each other Indemnified Person against, and covenants to pay to the Buyer and each other Indemnified Person an amount equal to, all Losses incurred or suffered by the Buyer or any other Indemnified Person arising out of or in connection with any of the following matters:

(a)	any claim, demand or action in respect of any title defect with respect to the relevant Participation Interest or the Subsidiary Participation Interest (including, in each case, any Encumbrance) on any ground, in each case, in connection with or as a result of any Event that took place prior to Completion; and

(b)	any Tax Liability of a Group Company arising (i) in respect of any Event occurring (or deemed to occur for Tax purposes by operation of Applicable Law) on or before Completion, (ii) in respect of or by reference to income or profits which were (or were deemed to have been for Tax purposes by operation of Applicable Law) earned or accrued on or before (or partly before) Completion or in respect of a period ending on or before (or partly before) the Completion Date (but for the avoidance of doubt, only in respect of the pre-Completion part), (iii) by reason of the Company and/or any of the Group Companies having been (or ceasing to be) a member of the Sellers’ Group on or following execution or completion of this Agreement, in all cases together with any reasonable third party costs and expenses properly incurred by the Buyer or a Group Company in connection with any Tax Liability in respect of which the Seller is liable under this Clause 10.15(b) and in respect of any claim by a Tax Authority in respect of such Tax Liability, and (iv) (to the extent not already indemnified under this Clause 10.15(b)) with prior written consent from Seller, any third party costs and expenses properly incurred by the Buyer or a Group Company in connection with defending a claim, demand or action by a Tax Authority alleging a Tax Liability in respect of which the Seller could be liable under this Clause 10.15(b).

10.16	The Buyer shall, and shall procure that each Indemnified Person shall (subject to and in accordance with paragraph 7 of Schedule 4 (Third Party Claims), take such steps as are reasonable in the circumstances and/or as a Seller may reasonably request to mitigate any Losses upon becoming aware of any Event that it reasonably expects to give rise to a Claim under Clause 10.15, including, to the extent reasonable, incurring costs only to the minimum extent necessary to remedy the Event that gives rise to such Losses (and provided always, for the avoidance of doubt and notwithstanding any other provision, that all such costs shall, on demand by the Buyer, be paid by a Seller).

10.17	All amounts due under the Indemnities shall be paid by the Sellers to an Indemnified Person in full, without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax required by Applicable Law). If any deductions or withholdings are required by Applicable Law to be made from any of the sums payable under the Indemnities, the Sellers shall pay to such Indemnified Person any sum as will, after the deduction or withholding is made, and after taking into account the availability of any Relief available to that Indemnified Person in respect of the payment and any increased payment made under this Clause 10.17, leave such Indemnified Person with the same amount as it would have been entitled to receive without that deduction or withholding.

11.	Buyer Warranties

11.1	The Buyer warrants to the Sellers in the terms of Schedule 7 (Buyer Warranties).

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

11.2	On Completion the Buyer shall be deemed to repeat the Buyer Warranties with reference to the facts, matters and circumstances then existing (and as if any express or implied reference in a Warranty to the date of this Agreement was replaced by a reference to the date of Completion).

11.3	The Buyer Warranties shall not be extinguished or affected by Completion.

11.4	Each of the Buyer Warranties is without prejudice to the other Buyer Warranties and, except where expressly stated otherwise, the meaning and extent of any Buyer Warranty or any part of it shall not be qualified or limited by any other Buyer Warranty or any other part of a Buyer Warranty.

11.5	The Buyer shall promptly notify the Sellers in writing (setting out full details of the relevant matter) of anything which becomes known to it before Completion which causes or is likely to cause a Buyer Warranty (as given by it on the date of this Agreement or as repeated on Completion with reference to the facts, matters and circumstances then existing) to become inaccurate or misleading.

12.	Protection of Goodwill

12.1	Each of Seller 1, Seller 2, Seller 3 and Seller 4, covenants with the Buyer and each Group Company that it shall not, without the written consent of the Buyer:

(a)	at any time during the period of three (3) years commencing on the Completion Date (the “Restricted Period”), directly or indirectly operate, carry on, invest in or be engaged in any existing or new Competing Business in the Restricted Territory, or provide any technical, commercial or financial support, advisory or consulting services, or investment to any person with the intention of supporting or facilitating in any way, any Competing Business in the Restricted Territory;

(b)	at any time during the Restricted Period, directly or indirectly acquire, own, have an equity interest in, lend money to, manage, control or participate in the ownership, management or control of, or consult with, advise for compensation or pro bono, any person engaged, directly or indirectly, in any Competing Business in the Restricted Territory;

(c)	at any time during the Restricted Period, place or distribute digital advertisements of third parties whose primary business is the Competing Business in the Restricted Territory; provided, however, that this covenant shall not apply to any digital advertisements that are placed by third parties on the resources through programmatic or similar online display advertising platforms of a Seller or Sellers’ Related Entities;

(d)	at any time during the Restricted Period:

(i)	offer employment to, enter into a contract for the services of, or otherwise entice or attempt to entice away from any Group Company, any Restricted Person (whether or not that person would commit any breach of their contract of employment or engagement), except (i) only with respect to attempts to entice away, pursuant to a general solicitation which is not directed specifically to any such Restricted Persons, or (ii) any Restricted Person whose employment was terminated by the relevant Group Company more than six (6) months prior to any such action by a Seller; or

(ii)	procure or facilitate in relation to a Restricted Person, the making of any such offer or attempt by any other person;

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(e)	at any time after Completion:

(i)	engage in any trade or business or be associated with any person firm or company engaged in any trade or business, using:

(1)	the name “N1.ru”, “Н1.ру”, “MLSN.ru”, “МЛСН.ру”, or any name incorporating the words “N1.ru” or “Н1.ру”, “MLSN.ru” or “МЛСН.ру”;

(2)	in the Restricted Territory, any trade or service mark, business or domain name, design or logo which, at Completion, will be or will have been used by any Group Company in connection with the Business; or

(3)	in the Restricted Territory, anything which is, reasonably capable of confusion with any word, mark, name, design or logo referred to in 6.2 and (ii) above; or

(ii)	interfere with the use by the Buyer or any Group Company of any name, trade or service mark, business or domain name, design or logo referred to in Clause 12.1(e)(i)(1) or Clause 12.1(e)(i)(2) above.

(f)	at any time after Completion, present itself or permit itself to be presented as connected in any capacity with any Group Company after Completion.

12.2	The covenants in Clause 12.1 are intended for the benefit of, and shall be enforceable by the Buyer and each Group Company and shall apply to actions carried out by (i) Seller 1, and (ii) Seller 2, Seller 3, Seller 4 (or any of their respective Affiliates), in any capacity (including as shareholder, partner, director, principal, consultant, officer, employee, agent, adviser or otherwise) and whether directly or indirectly, on its own behalf or on behalf of, or jointly with, any other person.

12.3	Nothing in Clause 12.1 shall prevent Seller 1, and each of Seller 2, Seller 3 and Seller 4 and its Affiliates: (a) holding as a passive financial investment not more than ten per cent (10%) of the outstanding securities of any entity involved in a Competing Business in the Restricted Territory, provided that such shareholding shall not entitle a Seller, as the case may be, to disproportionate voting rights or enable it to exercise control or significant influence over such Completing Business; or (b) owning or holding, directly or indirectly, solely as a passive financial investment, less than ten per cent (10%) of any class of securities of any person involved in a Competing Business in the Restricted Territory and traded on any recognized securities exchange), (c) the placement and distribution of advertising of any real estate agencies and other persons engaged in real estate advertising, in magazines, websites and in other activities of any of the Seller as long as such advertising is placed or ordered by real estate agencies and/or their Affiliates themselves; (d) participation, appearance or presentation of any directors or employees of the Seller in any public conferences or exhibitions; (e) conversations and/or discussions by any directors or employees of the Seller with persons engaged in a Competing Business in the Restricted Territory as long as such conversations and/or discussions do not result in any engagement of that member of the Seller in a Competing Business in the Restricted Territory and do not amount to advisory or consulting support; or (f) any non-material common transactions that are made within a usual course of business as of the date of this Agreement, such as rent, content licensing or similar transactions by the Seller with persons engaged in a Competing Business in the Restricted Territory. Each of the covenants in Clause 12.1 is a separate undertaking by each of Seller 1, Seller 2, Seller 3 and Seller 4 and shall be enforceable by the Buyer and each Group Company separately and independently of their right to enforce any one or more of the other covenants contained in that Clause. Each of Seller 2, Seller 3 and Seller 4 shall procure that each of its respective Affiliates complies with Clause 12.1 as if each Affiliate was a party hereto.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

12.4	Each Seller acknowledges that it has had the opportunity to take independent advice on the provisions of this Clause 12. While those provisions are considered by the Parties to be reasonable in all the circumstances, it is agreed that if any of those restrictions, by themselves or taken together, are adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Buyer but would be adjudged reasonable if part or parts of their wording were deleted or amended or qualified or the periods referred to were reduced or the range of products and/or services or area dealt with were reduced in scope, then the relevant restriction or restrictions shall apply with such modification or modifications as may be necessary to make it or them valid and effective.

12.5	The consideration for the covenants in Clause 12.1 is included in the Consideration.

12.6	Each Group Company may enforce the terms of this Clause 12 in accordance with the Contracts (Rights of Third Parties) Act 1999, provided always that, as a condition thereto, any such Group Company shall:

(a)	obtain the prior written consent of the Buyer; and

(b)	not be entitled to assign its rights under this Clause 12.

12.7	Each Seller agrees that each of the undertakings contained in Clause 12 are reasonable and are entered into for the purpose of protecting the goodwill, Confidential Information and trade connections of the businesses of the members of the Group.

13.	Covenants and Undertakings

13.1	Prior to Completion, each Seller shall:

(a)	procure the repayment in full of all amounts owing (even if not due for repayment) to any Group Company by a Seller, its Affiliates (other than the Group Companies) or any Seller Related Entity;

(b)	with the exception of any Guarantee or indemnity granted by or binding upon any Group Company in respect of or arising out of any liabilities (actual or contingent) of a Seller, its Affiliates or any Seller Related Entity in connection with the sale and purchase of the share capital of Limited Liability Company “Zarplata.ru”, procure that all Guarantees or indemnities given by or binding on any Group Company in respect of or arising out of any liabilities (actual or contingent) of a Seller, its Affiliates or any Seller Related Entity are fully and effectively released without cost to any Group Company or any member of the Buyer’s Group (and the Seller shall indemnify and keep indemnified the Buyer and each Group Company against all Losses which the Buyer or any Group Company may suffer or incur in respect of any claim made under any such Guarantee or indemnity after Completion); and

(c)	procure that all powers of attorney issued by any Group Company to a Seller, its Affiliates or any Seller Related Entity are effectively revoked and returned to a relevant Group Company.

13.2	Each Seller:

(a)	confirms, warrants and undertakes that at Completion neither it nor any of its Affiliates will have any claim on any account whatsoever outstanding against any Group Company or against any of the Directors, officers, Employees or professional advisers of any Group Company and that no agreement or arrangement will be outstanding under which any Group Company or any such person has or could have any obligation of any kind to a Seller; and

(b)	to the extent that any such claim or obligation exists or may exist, irrevocably and unconditionally waives such claim or obligation and releases each Group Company and any such person from any liability whatsoever in respect of such claim or obligation except as otherwise expressly provided herein.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

13.3	Each Seller shall, and shall procure that each of its Affiliates shall, following Completion:

(a)	forthwith send to the Buyer all books and records relating wholly or substantially to any Group Company/ies which are not kept at the offices of the Group Companies, excluding for the avoidance of doubt any internal documentation prepared as communications between management of the Company and its shareholders;

(b)	during the period of three (3) years following Completion, upon the reasonable request of the Buyer and at all reasonable times during normal business hours and on reasonable advance notice, provide the Buyer and each Group Company, together with their respective officers, Employees, advisers and agents, with reasonable access to, and copies of, any other papers, books, accounts or other records (in whatever form) which relate to any Group Company (the “Retained Records”) other than those referred to in Clause 13.3(a);

(c)	retain safely and securely all Retained Records, and not dispose of or destroy any Retained Records, until at least the seventh (7th) anniversary of Completion, and thereafter not dispose of or destroy any of the Retained Records, without first giving the Buyer at least one month’s notice of the intention to do so and giving the Buyer the opportunity to review and to take possession of or copy of any of such Retained Records; and

(d)	perform the actions listed in Schedule 9 (Integration Plan).

13.4	The Buyer shall:

(a)	during the period of seven (7) years following Completion, upon the reasonable request of a Seller, provide such Seller and each Seller Related Entity and Representatives at all reasonable times during normal business hours and on reasonable advance notice with access to and copies of all documents and other information in the possession or control of the Buyer, any member of the Buyer’s Group or any Group Company to the extent that they relate to the assets, business or affairs of a Group Company in the period prior to Completion (the “Seller Retained Records”), including for the purposes of Tax, securities reporting or other compliance by a Seller, each Seller Related Entity and their Affiliates, respectively; and

(b)	retain safely and securely all Seller Retained Records, and not dispose of or destroy any Seller Retained Records, until at least the seventh (7th) anniversary of Completion, and thereafter not dispose of or destroy any of the Seller Retained Records, without first giving the Seller at least one (1) months’ notice of the intention to do so and giving the Seller and each Seller Related Entity the opportunity to review and to take possession of or copy any of such Seller Retained Records.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

14.	Guarantees

14.1	In consideration of the Buyer entering into this Agreement, each Guarantor irrevocably and unconditionally jointly and severally with each other Guarantor from Completion:

(a)	guarantees to the Buyer that if Seller 1 does not pay any of the Seller 1 Obligations as and when they fall due, the Guarantors shall make due and punctual payment to the Buyer on demand of the Seller 1 Obligations;

(b)	undertakes with the Buyer that whenever Seller 1 does not pay any amount when due under or in connection with this Agreement, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with the Buyer that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Buyer immediately on demand against any cost, loss or liability it incurs as a result of Seller 1 not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under this Agreement on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 14 if the amount claimed had been recoverable on the basis of Clause 14.1(a).

14.2	The aggregate maximum liability of the Guarantors recoverable by the Buyer under this Agreement in respect of any Seller 1 Obligations shall be 78.72% (seventy eight point seven-two per cent) of such Seller 1 Obligations. Following a Liquidation Event, the maximum liability of each Guarantor recoverable by the Buyer under this Agreement in respect of any Seller 1 Obligations shall be 100% (one hundred per cent) of such Seller 1 Obligations provided that any such Liquidation Event was not commenced by the Buyer or any of its Affiliates.

14.3	The obligations of the Guarantors under this Clause 14 are continuing obligations and will extend to the ultimate balance of sums payable by Seller 1 with respect to the Seller 1 Obligations, regardless of any intermediate payment or discharge in whole or in part. The Buyer may make one or more demands to each of the Guarantors under this Clause 14.

14.4	If any discharge, release or arrangement in respect of the Seller 1 Obligations is made by the Buyer in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 14 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

14.5	The obligations of each Guarantor under this Clause 14 will not be affected by an act, omission, matter or thing which, but for this Clause 14, would reduce, release or prejudice any of its obligations under this Clause 14 (without limitation and whether or not known to the Buyer) including:

(a)	any time, waiver or consent granted to, or composition with, Seller 1 or other person;

(b)	the release of Seller 1, any other Guarantor or any other person under the terms of any composition or arrangement with any creditor of such Guarantor;

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, Seller 1, any Guarantor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of Seller 1, a Guarantor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of this Agreement or any other document;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under this Agreement or any other document or security; or

(g)	any insolvency or similar proceedings.

14.6	Each Guarantor waives any right it may have of first requiring the Buyer to proceed against or enforce any other rights or security or claim payment from any person before claiming from such Guarantor under this Clause 14. This waiver applies irrespective of any law or any provision of a Transaction Document to the contrary.

14.7	Until all amounts which may be or become payable by Seller 1 under or in connection with this Agreement have been irrevocably paid in full and unless otherwise agreed in writing with the Buyer, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Transaction Documents or by reason of any amount being payable, or liability arising, under this Clause 14:

(a)	to be indemnified by Seller 1;

(b)	to claim any contribution from any other Guarantor;

(c)	to take the benefit (in whole or in part and whether by way or subrogation or otherwise) of any rights of the Buyer under the Transaction Documents;

(d)	to bring legal or other proceedings for an order requiring Seller 1 to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under this Clause 14;

(e)	to exercise any right of set-off against Seller 1; and/or

(f)	to claim or prove as a creditor of Seller 1 in competition with the Buyer.

If a Guarantor receives any benefit, payment or distribution in relation to the rights referred to in 14.5 (a) through (f) above, it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Buyer by Seller 1 under or in connection with this Agreement to be repaid in full on trust for the Buyer and shall promptly pay or transfer the same to the Buyer.

15.	Guarantor warranties

15.1	Each Guarantor warrants to Seller 1 in the terms of Schedule 19 (Guarantor Warranties).

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

15.2	The Guarantor Warranties shall not be extinguished or affected by Completion.

15.3	Each of the Guarantor Warranties is without prejudice to the other Guarantor Warranties and, except where expressly stated otherwise, the meaning and extent of any Guarantor Warranty or any part of it shall not be qualified or limited by any other Guarantor Warranty or any other part of a Guarantor Warranty.

16.	Post-Completion Matters

16.1	Each Seller shall procure that all communications, notices, correspondence, information, orders or enquiries relating to any business of any Group Company which are intended to be sent to the Buyer or any Group Company and received by a Seller on or after Completion shall be passed to the Buyer as soon as reasonably practicable following receipt.

16.2	If any benefit under an agreement or arrangement relates to the business of a Group Company but is owned by a Seller, the Seller shall notify the Buyer and procure that following Completion that benefit shall, to the extent that it relates to a Group Company, be held on trust for the relevant Group Company and assigned to it promptly upon the Buyer’s request.

17.	Announcements and Confidentiality

17.1	Subject to the following provisions of this Clause 17 (Announcements and Confidentiality), no announcement shall be made in relation to this Agreement by the Parties and their respective Affiliates unless:

(a)	it is in the agreed form; or

(b)	it is required to be made by Applicable Law or by any securities exchange, regulatory body or Governmental Authority to which a Party or any of its Affiliates is subject, in which case that Party shall to the extent reasonably practicable consult with the other Party as to the form, content and timing of the announcement.

17.2	Nothing in this Agreement shall restrict the Buyer after Completion from communicating with the Employees of any Group Company, any parties to any contract made with any Group Company and with any current or prospective customer of or supplier to any Group Company in relation to the fact of the acquisition of any Group Company or matters incidental to the future operations of any business of any Group Company.

17.3	The Parties shall not, and shall procure that none of their respective Affiliates shall, disclose or otherwise make use of (and shall use all reasonable endeavours to prevent the publication or disclosure of) the contents or terms of any of the Transaction Documents, unless and then only to the extent that disclosure is:

(a)	made by a Party or its Affiliate on a confidential basis to its professional advisers in connection with their provision of professional services (subject to their agreement to grant confidential treatment to the information);

(b)	made by a Party or its Affiliate on a confidential basis to its financiers or potential financiers in connection with its financing or refinancing arrangements (subject to their agreement to grant confidential treatment to the information);

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(c)	made by the Buyer on a confidential basis to a prospective purchaser of it or any Group Company or its respective business (subject to its agreement to grant confidential treatment to the information);

(d)	required by a Party or its Affiliate in connection with an application for a tax clearance, grant or other concession, or for tax compliance and reporting;

(e)	required by a Party or its Affiliates in order to enforce its rights under, or otherwise afford it the full benefit of, any of the Transaction Documents;

(f)	made under the terms of an announcement permitted by this Agreement;

(g)	required to be made by Applicable Law or by any securities exchange, regulatory body or Governmental Authority to which the disclosing Person or its Affiliate is subject, provided that where any such disclosure is required such Party shall (to the extent permitted) notify the other Party as soon as reasonably practicable of this fact and take into account the other Party’s reasonable requirements as to the timing, content and manner of making such disclosure; or

(h)	restricted to information which at the time of disclosure is in the public domain (other than as a result of a breach by the disclosing Party or any of its Affiliates of any of the Transaction Documents).

17.4	Each Party undertakes to the other Party that it shall not and shall procure that none of its Affiliates from time to time shall, directly or indirectly and whether on its own behalf or otherwise:

(a)	disclose to another person, or itself use for any purpose, any Confidential Information of the other Party or its Affiliates (provided that this paragraph (a) shall not apply to the disclosure by the Buyer or its Affiliates of any Confidential Information of the Group Companies as Affiliates of the Sellers prior to Completion); or

(b)	with respect to the Sellers and their Affiliates after Completion, Confidential Information of any Group Company, or relating to the business, transactions or affairs of the clients or customers of any Group Company.

17.5	The provisions of Clause 17.4 shall not apply to any information:

(a)	disclosed by a Party or its Affiliate on a confidential basis to its professional advisers in connection with their provision of professional services (subject to their agreement to grant confidential treatment to the information);

(b)	disclosed by a Party or its Affiliate in order to enforce its rights under, or otherwise afford it the full benefit of, any of the Transaction Documents;

(c)	which at the time of disclosure is in the public domain (other than through breach by the disclosing Party or its Affiliates of its obligations of confidentiality under this Agreement); or

(d)	which the disclosing Party or its Affiliate is compelled to disclose by Applicable Law or by the rules of any securities exchange or other market or regulatory body to which it is subject, or for tax compliance and reporting purposes, provided that where any such disclosure is required such Person shall (to the extent permitted) notify the other Party as soon as reasonably practicable of this fact and take into account the other Party’s reasonable requirements as to the timing, content and manner of making such disclosure.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

18.	Assignment

18.1	No Party may without the written consent of the other Parties assign, transfer, grant any security interest over or hold on trust any of its rights or obligations under this Agreement or any interest in them.

19.	Entire Agreement

19.1	The Transaction Documents contain the entire agreement between the Parties, and replace all previous agreements and understandings between them, relating to their subject matter, including the MoU.

19.2	Each Party acknowledges that, in entering into this Agreement and the other Transaction Documents, it is not relying on any statement, representation, assurance or warranty of any person (whether a Party or not) (a “Statement”) other than any Statement (an “Agreed Statement”) as expressly set out in this Agreement.

19.3	Each Party agrees and undertakes to the other Party that:

(a)	it shall have no rights, claims or remedies (and hereby irrevocably waives any such rights, claims or remedies) in relation to any Statement (including for any Statement made, repeated or deemed made, whether negligent or innocent) other than an Agreed Statement; and

(b)	the only rights and remedies available to it arising out of or in connection with any Agreed Statement shall be solely for breach of contract, in accordance with the provisions of this Agreement (and each Party hereby irrevocably waives any other rights and remedies in relation to any Agreed Statement (including those in tort or arising under the Misrepresentation Act 1967 or any other statute)).

20.	Further Assurance

Each Party shall:

(a)	execute any document and do anything else the other Party reasonably requires to give effect to this Agreement and the Transaction; and

(b)	use reasonable endeavours to procure that any relevant third party does the same.

21.	Costs

Except as provided otherwise in any Transaction Document, each Party shall pay the costs and expenses incurred by it in connection with each Transaction Document.

22.	Effect of Termination

22.1	This Agreement may be terminated only as stated in Clauses 7.6, and 9.9.

22.2	Upon termination of this Agreement pursuant to Clause 7.6, or 9.9, no Party shall have any claim under this Agreement except in respect of any rights and liabilities which have accrued in consequence of a breach of this Agreement before the termination becomes effective or under any of the Surviving Provisions.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

22.3	If this Agreement is terminated and Completion does not take place, each of the Buyer and the Sellers shall return to the other Party (or at the request of the other Party, destroy) all documents (including information in electronic form) concerning the other Party or its Affiliates (and for this purpose, the Group Companies and the Seller Related Entities are deemed Affiliates of the Seller) which have been provided to it in connection with this Agreement; and for avoidance of doubt, Clause 17 (Announcements and Confidentiality) shall continue to apply to such information.

22.4	The Surviving Provisions shall survive the termination of this Agreement.

23.	Payments

23.1	Subject to Clauses 3.3, 3.4 and 10.17, all sums payable under or pursuant to this Agreement shall be paid free of:

(a)	any counterclaim or set-off of any kind; and

(b)	any other deduction or withholding, except those required by Applicable Law.

23.2	If any deduction or withholding of Tax is required by Applicable Law as described in Clause 23.1(b), the payer shall also pay to the recipient such amount as will ensure that the net receipt, after Tax, is the same as it would have been had there been no Tax deduction or withholding.

24.	Effect of Completion

Obligations under this Agreement, which have not been fully performed by or on Completion and the rights and remedies available under it, shall remain in full force and effect despite Completion.

25.	Cumulative Rights

25.1	The rights and remedies of any Party expressly conferred by this Agreement are cumulative and additional to any other rights or remedies it may have.

25.2	A Party’s exercise of any right or discretion conferred on it under or in connection with this Agreement shall be a matter of its absolute discretion, unless otherwise expressly provided herein, including:

(a)	if a right is granted, whether or not to exercise that right;

(b)	if an election is to be made by it, the election made; and

(c)	if something is subject to its consent or approval, whether or not it consents or approves and, if it does, the terms upon which it does so.

26.	Third Party Rights

26.1	The Parties do not intend any third party to have the right to enforce any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999 except that:

(a)	each Company Related Person may with the consent of the Buyer enforce and rely on Clause 10.11;

(b)	each Group Company may with the consent of the Buyer enforce and rely on the obligations of the Sellers under Clause 12 (Protection of Goodwill);

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(c)	each Indemnified Person may with the consent of the Buyer enforce the rights and benefits under Clause 10.15; and

(d)	any party to a Transaction Document may enforce Clause 36 (Arbitration Agreement).

26.2	The Parties may terminate or vary or waive any right or obligation under this Agreement without the consent of any third party.

27.	Waiver

A failure or delay in exercising any right or remedy under this Agreement shall not constitute a waiver of that right or remedy. A single or partial exercise of any right or remedy shall not prevent the further exercise of that right or remedy. A waiver of a breach of this Agreement shall not constitute a waiver of any other breach.

28.	Variations

No variation of this Agreement shall be effective unless it is in writing and signed by each of the Sellers and the Buyer. The other Parties agree that any variation of this Agreement shall be binding upon them in accordance with the terms of this Agreement, as varied.

29.	Invalidity

29.1	The illegality, invalidity or unenforceability of any provision of this Agreement under any law of any jurisdiction shall not affect or impair the legality, validity or enforceability of the rest of this Agreement, nor the legality, validity or enforceability of that provision under the law of any other jurisdiction.

29.2	If any provision of this Agreement is held to be illegal, invalid or unenforceable under any law of any jurisdiction:

(a)	that provision shall if possible apply in that jurisdiction with whatever modification or deletion is necessary so as best to give effect to the intention of the Parties as recorded in this Agreement; or

(b)	a Party shall at the request of the other Party enter into a deed in the terms of the original provision amended as reasonably specified in order to make it legal, valid and enforceable, but not so as to increase the liability of any Party beyond the liability it would have had if all the provisions of this Agreement had been legal, valid and enforceable.

30.	Non-recourse

This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the persons that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Except as specifically provided for in this Agreement, no past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any Party hereto or of any Affiliate of any Party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party hereto under this Agreement or for any claim or action based on, in respect of or by reason of the transactions contemplated hereby, except as otherwise expressly stated in a Transaction Document.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

31.	COMPLIANCE

31.1	Each Party shall conduct all transactions contemplated by the Transaction Documents in compliance with Applicable Laws, including all anti-corruption laws, and cooperate fully with any bona fide investigation of any suspected breach of this Clause 31.1, and provide the other Party with all information reasonably requested about such matter.

32.	Communications

32.1	Any communication under or in connection with this Agreement must be in English (or accompanied by an English translation) in writing, signed by or on behalf of the person making it and delivered by hand or sent by recorded delivery post (or airmail, if the destination is outside the country of origin), or email to the relevant Party at its address and for the attention of the individual set out below (or as notified in accordance with Clause 32 (Communications)).

(a)	In the case of Seller 1, as follows:

Address:	Moermanskkade 500, 1013 BC Amsterdam, the Netherlands
Telephone:	[***]
Email:	[***]@hearst.nl
Attention:	[***]

with a copy to Hearst Office of General Counsel.

Address:	The Hearst Corporation, 300 West 57th Street, New York, New York 10019 USA
Fax:	[***]
Email:	[***]@hearst.com
Attention:	[***] Executive Vice President and Chief Legal Officer;

(b)	in the case of HS Holding B.V. (as a Guarantor), as follows:

Address:	Moermanskkade 500, 1013 BC Amsterdam, the Netherlands
Telephone:	[***]
Email:	[***]@hearst.nl
Attention:	[***]

with a copy to Seller 1;

(c)	in the case of Limited Liability Company “HS Publishing” (as a Guarantor), as follows:

Address:	Russian Federation, 115114, Moscow, Derbenevskaya Street, bld. 15B, 6th Floor, office VI
Telephone:	[***]
Email:	[***]@hspub.ru
Attention:	[***] President,

with a copy to Seller 1 and to [***] General Counsel:

Email:	[***]@hsmedia.ru;

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(d)	in the case of Limited Liability Company “Hearst Shkulev Media” (as a Guarantor), as follows:

Address:	Russian Federation, 115114, Moscow, Derbenevskaya Street, bld. 15B, floor 4, office VI
Telephone:	[***]
Email:	[***]@hsmedia.ru
Attention:	[***] President,

with a copy to Seller 1 and to [***] General Counsel:

Email:	[***]@hsmedia.ru;

(e)	in the case of Limited Liability Company “InterMediaGroup” (as a Guarantor), as follows:

Address:	Russian Federation, 115114, Moscow, Derbenevskaya Street, bld. 15B, floor 4, office VI
Telephone:	[***]
Email:	[***]@hsmedia.ru
Attention:	[***] President,

with a copy to Seller 1 and to [***] General Counsel:

Email:	[***]@hsmedia.ru;

(f)	in the case of Seller 2, to the Sellers’ Representative, as follows:

Address:	[***]
Telephone:	[***]
Email:	[***]
Attention:	[***]

with a copy to Seller 1;

(g)	in the case of Seller 3, to:

Address:	[***]
Telephone:	[***]
Email:	[***]
Attention:	[***]

with a copy to Seller 1;

(h)	in the case of Seller 4, to the Sellers’ Representative, as follows:

Address:	[***]
Telephone:	[***]
Email:	[***]
Attention:	[***]

with a copy to Seller 1; and

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(i)	in the case of the Buyer, as follows:

Address:	Agiou Georgiou Makri, 64, ANNA MARIA LENA COURT, Flat/Office 201, 6037, Larnaca, Cyprus
Email:	admin@fiduserve.com
Attention:	the Directors,

with a copy to [***]@dentons.com, [***]@cian.ru and [***]@cian.ru.

32.2	A party may notify a change to its details specified in Clause 32.1. The new address shall take effect three (3) Business Days after receipt of that notice or such later date as may be specified in the notice.

32.3	A notice or other communication shall not be sent solely by email, and may be sent by email for convenience in addition to delivery by hand or courier or sending by fax. A notice provided solely by email shall not be deemed received.

32.4	Without evidence of earlier receipt, communications complying with Clause 32.1 are deemed received:

(a)	if delivered by hand, at the time of delivery;

(b)	if sent by “Special Delivery 9.00am/Next Day” or “Recorded Signed For” delivery, at 9.00am on the second Business Day after posting, or (if sent by airmail) fifth, Business Day after posting; or

(c)	if sent by fax, at the time of its transmission, unless, the sender receives notification that the fax has not been successfully sent,

except that if deemed receipt would occur before 9.00am on a Business Day, it shall instead be deemed to occur at 9.00am on that day and if deemed receipt would occur after 5.00pm on a Business Day, or on a day which is not a Business Day, it shall instead be deemed to occur at 9.00am on the next Business Day. References in this Clause 32 (Communications) to a time of day are to the time of day at the location of the recipient.

32.5	In proving the giving of a communication, it shall be sufficient to prove that delivery was made to the appropriate address, the communication was properly addressed and posted by prepaid recorded delivery post or prepaid airmail, or the email was sent to the appropriate email address and dispatch of transmission from the sender’s external gateway was confirmed as specified pursuant to Clause 32.1.

32.6	If a person for whose attention communications must be marked or copied has been specified pursuant to Clause 32.1, a communication will be effective only if it is marked for that person’s attention or copied to that person (as the case may be).

32.7	This Clause 32 (Communications) does not apply to the service of any document required to be served in relation to legal proceedings.

33.	Sellers’ Representative

Each of Seller 2 and Seller 4 irrevocably appoints Seller 3 (the Sellers’ Representative) as its agent to receive on its behalf all notices under this Agreement and/or service of any legal proceedings to settle any dispute. Such service shall be deemed completed on delivery to Seller 3 (whether or not it is forwarded to and received by Seller 2 and Seller 4) and shall be valid regardless of whether or not Seller 3 ceases to be able to act as agent.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

34.	Counterparts

This Agreement may be executed in any number of counterparts, which shall each constitute an original and together constitute one agreement. If this Agreement is executed in counterpart, it shall not be effective unless each party has executed at least one counterpart. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

35.	Governing Law

This Agreement and any non-contractual obligations arising in connection with it shall be governed by and construed in accordance with English law.

36.	Arbitration agreement

36.1	The arbitration agreement set out in this Clause 36 (the “Arbitration Clause”) and any issue regarding its scope, interpretation, entry into effect, conclusion, variation, performance, breach, termination or validity, shall be governed by and construed in accordance with English law.

36.2	Any dispute, controversy or claim arising out of or in connection with any Transaction Document, including its scope, interpretation, entry into effect, conclusion, variation, performance, breach, termination or validity, including non-contractual claims and, for the avoidance of doubt, including any dispute or controversy in relation to a Claim, Indemnity Claim, IP Claim, Tax Claim, Third Party Claim, Title Claim, or Warranty Claim (a “Dispute”), shall be submitted to the Vienna International Arbitral Centre of the Austrian Federal Economic Chamber (“VIAC”) and shall be finally resolved by arbitration under the Rules of Arbitration of VIAC (“Vienna Rules”) and this Arbitration Clause.

36.3	The number of arbitrators shall be three (3) appointed in accordance with the Vienna Rules and this Clause 36.3. The chairperson shall be an English Queen’s Counsel, or if no such person can be found within fourteen (14) days, a lawyer trained in a common law jurisdiction with similar substantive experience in legal practice. The seat of arbitration shall be Vienna, Austria.

36.4	The language of arbitration shall be English.

36.5	An arbitral award shall be final and binding and come into effect from the date it is rendered. A judgment upon the award may be entered in any court having jurisdiction.

36.6	The Parties hereby acknowledge and agree:

(a)	that they wish to resort to arbitration as the exclusive means of resolving in final, binding, cost-effective and consistent manner all Disputes;

(b)	that any party to any Transaction Document may enter into this Arbitration Clause by way of reference, incorporation, accession, assumption, execution or otherwise;

(c)	to consolidation and that all claims arising out of or in connection with any Transaction Document may be brought in a single arbitration and commenced in the same Statement of Claim.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

36.7	Nothing in this Arbitration Clause shall limit a right of a party to a Transaction Document to apply to any court of competent jurisdiction for an interim or provisional relief in aid of the arbitration or for enforcement of an arbitral award

36.8	Unless otherwise defined in this Arbitration Clause, capitalised terms used in this Arbitration Clause shall have the meaning given to them in the Transaction Documents or in the Vienna Rules.

37.	English Language

37.1	If there is a conflict between the English language version of this Agreement and a translation of it, the English language version shall prevail. Schedule 13Part 2 (Forms of LoC Instructions), Schedule 13Part 3 (Forms of Letters of Credit) and Schedule 11 (Form of individual Shareholder Guarantees) are in the Russian language only.

38.	LIABILITY

38.1	The liability of the Sellers for their obligations and liabilities arising under this Agreement shall be several and extend only to any loss or damage arising out of their own breaches.

This Agreement has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Schedule 1 Details of the Group

Part 1 Details of the Company

Full name in Russian	Общество с ограниченной ответственностью «Н1.РУ»
Short name in Russian	ООО «Н1.РУ»
Official name in English	LLC N1.RU
Participants (%)	Hearst Shkulev Digital Regional Network B.V. – [***]%; Dorozhkin Evgeny Alekseevich – [***]%; Baibaratskiy Aleksandr Ivanovich – [***]%; and Astapenko Sergey Vitalevich – [***]%
Main State Registration Number (OGRN)	1175476080724
Date of registration	19/07/2017
Registered office	630099, Russia, Novosibirsk, st. Deputatskaya, 46, floor 5, office 3053
Charter capital	RUB 10,792.14
Director	Krykin Nikita Sergeevich
Board of Directors	Shkulev Victor Mikhailovich Astapenko Sergey Vitalievich Tsipileva Julia Vladimirovna Krykin Nikita Sergeevich Zhuley Ivan Sergeevich

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Part 2 Details of the Subsidiaries

Full name in Russian	Общество с ограниченной ответственностью «МЛСН»
Short name in Russian	ООО «МЛСН»
Official name in English	LLC MLSN
Participants (%)	LLC N1.RU – 99%; and LLC N1 Technologies – 1%
Main State Registration Number (OGRN)	1175543035876
Date of registration	09/11/2017
Registered office	630099, Russia, Novosibirsk, st. Deputatskaya, 46, floor 5, office 3053
Charter capital	RUB 10,000.00
Director	Krykin Nikita Sergeevich
Board of Directors	Shkulev Victor Mikhailovich Astapenko Sergey Vitalievich Tsipileva Julia Vladimirovna Krykin Nikita Sergeevich Dorozhkin Evgeny Alexeevich

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Full name in Russian	Общество с ограниченной ответственностью «Н1 Технологии»
Short name in Russian	ООО «Н1 Технологии»
Official name in English	LLC N1 Technologies
Participants (%) as of the date of this Agreement	LLC N1.RU – 100% Please note that it is expected that on or about 23 December 2020, ownership will be officially registered as: LLC N1.RU – 99% LLC MLSN – 1%
Main State Registration Number (OGRN)	1165476052862
Date of registration	15/01/2016
Registered office	630099, Russia, Novosibirsk, st. Deputatskaya, 46, floor 5, office 3053
Charter capital as of the date of this Agreement	RUB 10,000.00
Charter capital as of Completion Date	RUB 10 101.01
Director	Krykin Nikita Sergeevich
Board of Directors	Shkulev Victor Mikhailovich Astapenko Sergey Vitalievich Tsipileva Julia Vladimirovna Krykin Nikita Sergeevich Zhuley Ivan Sergeevich

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Schedule 2 Completion Formalities

1.	The Sellers shall deliver to the Buyer:

(a)	the Traffic Purchase Agreement duly executed by the City Portals Entity and the Company;

(b)	the Individual Shareholder Guarantees duly executed by the Individual Shareholder Guarantors;

(c)	the Supplementary Disclosure Letter duly executed by the Seller (if any);

(d)	if not delivered earlier, the Deed of Undertaking duly executed by the Seller Beneficiaries, HS Holding, HS Holding Digital B.V. and IPH B.V.;

(e)	certified copies of the certified and apostilled corporate approvals of the authorised corporate governance bodies of Seller 1 and of HS Holding Digital B.V. authorising the execution, delivery and performance by Seller 1 of the Transaction Documents;

(f)	copies of the corporate approvals of HS Holding B.V., InterMediaGroup LLC, Hearst Shkulev Publishing LLC, and Hearst Shkulev Media LLC in respect of each such entity’s entry into this Agreement as a Guarantor;

(g)	copies of duly notarised spousal consents from the spouses of each of Seller 2, Seller 3 and Seller 4, respectively, executed in agreed form, in which such spouse consents to the transactions contemplated by the Transaction Documents to which a relevant Seller is a party to, together with a copy of such spouse’s passport;

(h)	a copy of the internal passport of each of Seller 2, Seller 3 and Seller 4;

(i)	written confirmation of the appointment of Prokofiev Alexey Sergeevich (Прокофьев Алексей Сергеевич) as the new Chief Executive Officer of the Company;

(j)	written evidence that all Indebtedness, outstanding amounts, liabilities or outstanding obligations owed by the Company in connection with the Company’s REPO accounts opened with Gazprombank JSC (or any other bank) have been fully paid and the funds have been transferred from the brokerage account to the current account;

(k)	written evidence that the following agreements with Affiliates have been terminated and that the Affiliate waives and releases any and all claims against the Company and its Affiliates in connection with such agreements:

(i)	Service agreement № 146 as of February 1, 2018 made between the Company and Management company Hearst Shkulev Digital LLC .

(ii)	Service agreement № 148 as of February 1, 2018 made between the Company and Management company Hearst Shkulev Digital LLC and

(iii)	License agreement for the software № 149 as of February 1, 2018 between the Company and Management company Hearst Shkulev Digital LLC.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(l)	written evidence of the payment of the entirety of the Permitted Bonuses, in the form of authenticated copies of a payment order (платежное поручение) and certificate about the escrow account balance (справка об остатке на счете эскроу);

(m)	written evidence of the termination of powers and payment of all compensation due and payable to the members of the Company and each Subsidiary Board of Directors, if applicable;

(n)	copies of the corporate approvals from HS Holding B.V., HS Holding Digital B.V. and IPH B.V. in respect of execution, delivery and performance of the Deed of Undertaking;

(o)	letter signed by the sole executive body and the chief accountant of the Company including the calculation in accordance with the Letter of the Federal Tax Service of the Russian Federation dated 20 November 2019 № СД-4-3/23559@ (or a relevant replacing document) confirming that the Participatory Interest derives less than fifty per cent (50%) of its value directly or indirectly from immovable property located in the Russian Federation on the date of this Agreement and on Completion;

(p)	if not delivered earlier, the certified copies of (i) the certified and apostilled copies of the Organisational Documents of Seller 1; and (ii) the up-to-date apostilled extract from trade register confirming legal existence and legal status of Seller 1 and its authorised directors;

(q)	the certified copies of the apostilled certificate of tax residency of Seller 1 issued by an authorised tax authority in the Netherlands, and the certified and if issued not in the Russian Federation, apostilled letter signed by Seller 1 confirming that Seller 1 is the actual beneficiary of the income from the sale of the Seller 1 Participation Interest;

(r)	if not delivered earlier, certified copies of the Organisational Documents, up-to-date extracts from companies register, state registration or incorporation certificates, tax registration certificates, approvals of the authorised corporate governance bodies with respect to entry into, execution and performance of the relevant Transaction Documents, resolutions on appointment of directors and proxies, original powers of attorney (if applicable) authorising respective signatories to enter into the relevant Transaction Documents, and other documents confirming the legal existence, powers and capacity of each Guarantor, HS Holding Digital B.V., IPH B.V. and the City Portals Entity and their respective signatories;

(s)	if not delivered earlier (but in any event, no later than the delivery of the Individual Shareholder Guarantee), a passport copy and a consent of a spouse of each Individual Shareholder Guarantor (in a form substantially similar to the spousal consents delivered by Seller 2, Seller 3 and Seller 4 at signing) with respect to his/her entry into and performance of the Individual Shareholder Guarantee, if applicable;

(t)	list of participants of the Company signed by the Company’s sole executive body, confirming each Sellers’ title to the relevant Participation Interest and the absence of any Encumbrances over each relevant Participation Interest dated no earlier than one (1) Business Day prior to Completion;

(u)	list of participants of each of the Subsidiaries signed by each Subsidiary’s sole executive body, confirming the Company’s title to the Subsidiary Participation Interest and the absence of any Encumbrances over the Subsidiary Participation Interest dated no earlier than one (1) Business Day prior to Completion;

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(v)	waivers of pre-emption right of the Company and the Sellers with respect to the sale of the Participation Interests to the Buyer certified by a Russian notary, substantially in the form of the waivers set out in Schedule 20 (Pre-Emption Waivers);

(w)	statements of all bank accounts of each Group Company, issued by each relevant Bank as at a date no earlier than one (1) Business Day prior to Completion;

(x)	if not delivered earlier, all valid up to Date of Completion the powers of attorney (originals) and the letters of revocation of all the powers of attorney, issued by any Group Company to any Seller Related Entity and/or any Affiliate and/or Employee of a Seller Related Entity, containing signatures of all such former attorneys evidencing that they have received and accepted the relevant letter(s) of revocation, if applicable;

(y)	copies of Bank specimen signatories cards certified by each relevant Bank;

(z)	if not delivered earlier, original certified and apostilled power(s) of attorney issued by a Seller authorising such Seller’s signatories to sign the Transaction Documents on behalf of the Seller, and the certified copy of the certified and, in respect of Seller 1, apostilled resolution of the authorised corporate governance body of Seller 1 in respect of the issuance of the power of attorney;

(aa)	if not delivered earlier, a copy of a legal opinion of Houthoff Coöperatief U.A. or another reputable Dutch law firm in the agreed form with respect to powers and capacity of Seller 1 to enter into, deliver and perform this Agreement and the Transfer Instrument;

(bb)	a written confirmation and waiver in the agreed form from Seller 1 that as of Completion, each of the Key Employees continues to be employed by the relevant Group Company and the employment of such Key Employee shall have not been terminated by such Key Employee subject to the provision of Clause 7.1(a); and

(cc)	any authorisations, consents and approvals of any third person (if any are required) required by a Seller or any Group Company for the consummation of the Transaction and execution of the Transaction Documents.

2.	The Buyer shall deliver to the Sellers:

(a)	the Supplementary Disclosure Letter (if any) duly executed by the Buyer;

(b)	the Individual Shareholder Guarantees duly executed by the Buyer;

(c)	if not delivered earlier, the Deed of Undertaking duly executed by the Buyer;

(d)	if not delivered earlier, copies of all board, shareholder (or other) corporate approvals of the Buyer authorising the execution, delivery and performance by the Buyer of the Transaction Documents to which the Buyer is a party to; and

(e)	if not delivered earlier, copies of the Organisational Documents, approvals of the authorised corporate governance bodies with respect to entry in, execution and performance of the relevant Transaction Documents.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

3.	Each Seller shall deliver to the Notary all the documents with respect to the Seller, the Company and each Participation Interest, which the Notary may require in order to certify the Transfer Instrument, sign and submit the Application with the Registering Authority and register the transfer of the relevant Participation Interest from a Seller to the Buyer in the Legal Entities Register; and the Buyer shall deliver to the Notary all the documents with respect to the Buyer which the Notary may require in order to certify the Transfer Instrument and register the transfer of the relevant Participation Interest from a Seller to the Buyer in the Legal Entities Register.

4.	Upon delivery of the documents in accordance with 1-3 above by each relevant Party:

(a)	each Seller and the Buyer shall execute the Transfer Instrument before the Notary;

(b)	each relevant Party shall do all things and provide all assistance that may be necessary in order to ensure that:

(i)	the Transfer Instrument is certified by the Notary in accordance with Applicable Law;

(ii)	the Notary submits the Application with the Registering Authority; and

(iii)	the transfer of the Participation Interests to the Buyer is duly registered with the Legal Entities Register.

5.	Seller 1 shall make available to the Buyer in the office premises of the Company at the address: Deputatskaya Street 46, floor 6, office 3063, Novosibirsk 630099, Russian Federation and/or at the address where Completion takes place, the originals of the Organisational Documents of the Group Companies and the originals of the certificates of state registration, of the certificates of tax registration and of the lists of entry in the Legal Entities Register with respect to the Group Companies.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Schedule 3 Seller Warranties

Part 1 Non-Tax Warranties

Unless otherwise provided for specifically within the relevant Warranty, each Seller warrants to the Buyer as follows:

1.	THE GROUP

(a)	The information relating to each Group Company, which is set out in Schedule 1 (Details of the Group) is true and accurate. The Company does not hold any share or interest in any legal entity other than the Subsidiaries.

(b)	All Group Companies are properly incorporated and validly existing under the laws of the Russian Federation.

(c)	Any reorganisation with participation of any Group Company and/or any of its legal predecessors has been carried out in all material respects in compliance with Applicable Laws and without any breach of a creditor’s right or any material breach of other party’s rights, and has been duly completed and registered. No written claim, dispute or proceeding has been received, or, so far as such Seller is aware, is pending or threatened in connection with any reorganisation and, so far as such Seller is aware, there is no Event that gave or may give rise to any such claim, dispute or proceeding.

(d)	No resolution has been taken or arrangement made by such Seller and/or a Group Company and/or so far as such Seller is aware, the Registering Authority and/or, by any party for the liquidation and/or reorganisation of any Group Company on any ground or its exclusion from the Legal Entities Register.

(e)	Such Seller:

(i)	is the sole legal and beneficial owner of its Participation Interest; and

(ii)	has the right to exercise all voting and other rights attaching to its Participation Interest; and has the right to transfer the full legal and beneficial interest in its Participation Interest to the Buyer without the consent of any other person.

(f)	The Participation Interests constitute the whole of the charter capital of the Company.

(g)	The Subsidiary Participation Interest constitutes the whole of the charter capital of the Subsidiaries.

(h)	The Company:

(i)	is the sole legal and beneficial owner of the Subsidiary Participation Interest; and

(ii)	has the right to exercise all voting and other rights attaching to the Subsidiary Participation Interest.

(i)	The entire charter capital of each Group Company:

(i)	has been properly and validly formed, documented and registered in compliance with Applicable Laws and Organisational Documents; and

(ii)	is fully paid.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(j)	There is no Encumbrance on, over or affecting the Participation Interest of such Seller and there is no written agreement or commitment of such Seller to give or create any such Encumbrance and no person has made any claim in writing to such Seller or any Group Company to be entitled to any right over or affecting the Participation Interest of such Seller.

(k)	Warranty given by Seller 1 only. Other than the approval of the authorised corporate governance body of Seller 1 authorising the execution, delivery and performance by Seller 1 of the Transaction and the Transaction Documents as provided at Completion, no consent is required from any person for Seller 1 to sell and transfer its Participation Interest to the Buyer under this Agreement.

(l)	Warranty given by Seller 2, Seller 3 and Seller 4 only. Other than the spousal consents for Seller 2, Seller 3 and Seller 4, authorising the execution, delivery and performance by Seller 2, Seller 3 and Seller 4 of the Transaction and the Transaction Documents as provided at Completion, no consent is required from any person for each of Seller 2, Seller 3 and Seller 4 to sell and transfer their Participation Interest to the Buyer under this Agreement. Such spousal consents for Seller 2, Seller 3 and Seller 4, authorising the execution, delivery and performance by each of Seller 2, Seller 3 and Seller 4 of the Transaction and the Transaction Documents as provided by Completion have been duly received.

(m)	There is no Encumbrance on, over or affecting the Subsidiary Participation Interest, and there is no written agreement or commitment of the Company to give or create any such Encumbrance and no person has made any claim in writing to such Seller or any Group Company to be entitled to any right over or affecting the Subsidiary Participation Interest.

(n)	No person has the right (whether exercisable now or in the future and whether contingent or not), nor has any person claimed the right in writing to such Seller or any Group Company, to require the transfer, creation, issue, allotment, conversion, registration, sale, redemption or repayment of the Participation Interest of such Seller or any part of it, the Subsidiary Participation Interest or any part of it, the whole or any part of any charter or loan capital or other securities (or any rights or interests in them or referenced to them) of any Group Company (including any option or right of conversion, exchange or pre-emption), and neither such Seller nor any Group Company has agreed to confer or create any such right.

(o)	No agreement on carrying out rights of participants, corporate agreement and/or quasi-corporate agreement in the meaning of article 67.2 clauses 1 and 9 of the Civil Code of the Russian Federation, has been concluded by such Seller and/or a Group Company with respect to any Group Company and/or any participation interest in the charter capital of any Group Company, and no offer, preliminary agreement, memorandum of understanding or any other arrangement is made in order to conclude any such agreement.

(p)	The Participation Interest of such Seller, or any part of it, is not and has never been the subject of any claim made in writing to such Seller or any Group Company, dispute or proceeding, pending or threatened in writing, and, so far as such Seller is aware, there is no circumstance that might give rise to any claim, dispute or proceeding in its regard.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(q)	No Subsidiary Participation Interest or any part of it is or has ever been the subject of any claim made in writing to such Seller or any Group Company, dispute or proceeding, pending or threatened in writing, and, so far as such Seller is aware, there’s no circumstance that might give rise to any claim, dispute or proceeding in its regard.

(r)	No Group Company’s securities are now or have at any time been listed or publicly quoted or traded on any stock exchange, regulated market or other securities market or trading platform. No Group Company has ever filed or published, or been required to file or publish, a prospectus in relation to the issue of any securities, whether in the Russian Federation or elsewhere.

(s)	No Group Company:

(i)	holds or beneficially owns, or has agreed or is obliged to acquire, any shares, loan capital or any other securities or other investment or ownership interest in any company (other than the Subsidiaries);

(ii)	has any subsidiaries or subsidiary undertakings, other than the Subsidiaries;

(iii)	is, or has agreed or is obliged to become, a member of any partnership or other unincorporated association, joint venture or consortium or arrangement for sharing profit (other than recognised trade associations);

(iv)	is a party to any corporate or quasi-corporate agreement in the meaning of article 67.2 clauses 1 and 9 of the Civil Code of the Russian Federation;

(v)	controls or takes part in the management of any company or business organisation (other than the Subsidiaries), nor has it agreed to do so; or

(vi)	has, or has made a corporate decision to have, any branch, agency, permanent establishment or other operations outside its country of incorporation.

(t)	All the transfers of any participation interest in the charter capital of any Group Company have been made in material compliance with Applicable Laws and the Organisational Documents of the relevant Group Company, and if required by Applicable Law certified by a Russian notary and duly registered with the Legal Entities Register. Any consent, approval and/or waiver necessary to be obtained with respect to any such transfer has been duly received and all pre-emption rights have been observed. Consideration with respect to the transfer of any participation interest in the charter capital of any Group Company has been paid in full and in timely fashion.

(u)	True, accurate and complete copies of the Organisational Documents of each Group Company currently in effect have been delivered to the Buyer. For each Group Company, such Organisational Documents fully set out all of the rights, restrictions and obligations attaching to participation interests in the charter capital of such Group Company, in each case, to the extent required by Applicable Law.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(v)	No Group Company has at any time:

(i)	purchased, redeemed, reduced, forfeited or repaid its charter capital (or agreed to do any of the same); nor

(ii)	given or agreed to give any financial assistance in contravention of any Applicable Law or regulation.

(w)	No Group Company carries out any of the activities specified in the list of sectors of the Russian economy most affected by deteriorating conditions as a result of the spread of the new coronavirus infection, approved by Decree of the Government of the Russian Federation No. 434 of 3 April 2020.

(x)	No Group Company is a system-forming organization and is not included in any of the sectoral lists of system-forming organizations approved by the Government Commission for Improving the Sustainability of the Russian Economy.

(y)	No Group Company is included in the list of strategic enterprises and strategic joint-stock companies approved by Decree of the President of the Russian Federation No. 1009 of 4 August 2004.

(z)	Real estate assets comprise less than fifty percent (50%) of the total assets value of the Group.

(aa)	Each separate subdivision (in Russian: обособленное подразделение) outside the jurisdiction of incorporation of a Group Company has been duly registered, if and when required by law, with the relevant authorities (including Tax Authority) in compliance with applicable laws and the constitutional documents of such Group Company; and such separate subdivision (in Russian: обособленное подразделение) outside the jurisdiction of incorporation were opened in compliance with the constitutional documents of such Group Company and with Applicable Laws.

2.	AUTHORITY OF SELLERS

(a)	Warranty given by Seller 1 only. Seller 1 is a company duly incorporated and organised and validly existing under the laws of its jurisdiction of incorporation.

(b)	Such Seller has the right, power and authority and has taken all actions necessary to execute and deliver, and to exercise its rights and perform its obligations under this Agreement and each Seller Document, insofar that such Seller is a party to the Seller Document.

(c)	This Agreement constitutes, and each Seller Document (insofar that such Seller is a party to the Seller Document) constitutes or will, when executed, constitute legal, valid and binding obligations of such Seller enforceable in accordance with their respective terms.

(d)	Such Seller is entitled to sell and transfer or procure the sale and transfer of the full legal and beneficial ownership in its respective Participation Interest to the Buyer on the terms set out in this Agreement.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(e)	Warranty given by Seller 1 only. Execution and delivery by Seller 1, and the performance by Seller 1 of its relevant obligations under and compliance by Seller 1 with the provisions of this Agreement and the Transaction Documents will not:

(i)	conflict with, or result in a violation of, any provision of the Organisational Documents of:

(1)	Seller 1;

(2)	shareholders of Seller 1; or

(3)	any Group Company; or

(ii)	result in a material breach of, or constitute a material default under, any instrument or agreement to which any of the following persons is a party or by which any of the following persons is bound:

(1)	Seller 1;

(2)	shareholders of Seller 1; or

(3)	any Group Company; or

(iii)	conflict with, or result in a violation of, any law or regulation in any jurisdiction having the force of law or of any order, judgment, injunction or decree of any court or governmental agency by which any of the following persons is bound:

(1)	Seller 1;

(2)	shareholders of Seller 1; or

(3)	any Group Company.

(f)	Warranty given by Seller 2, Seller 3 and Seller 4 only. Execution and delivery by each of Seller 2, Seller 3 and Seller 4, and the performance by each of Seller 2, Seller 3 and Seller 4 of their relevant obligations under and compliance by Seller 2, Seller 3 and Seller 4 with the provisions of this Agreement and the Transaction Documents will not:

(i)	conflict with, or result in a violation of, any provision of the Organisational Documents of any Group Company; or

(ii)	result in a material breach of, or constitute a material default under, any instrument or agreement to which any of the following persons is a party or by which any of the following persons is bound:

(1)	Seller 2, Seller 3 and Seller 4; or

(2)	any Group Company; or

(iii)	conflict with, or result in a violation of, any law or regulation in any jurisdiction having the force of law or of any order, judgment, injunction or decree of any court or governmental agency by which any of the following persons is bound:

(1)	Seller 2, Seller 3 and Seller 4; or

(2)	any Group Company.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(g)	Warranty given by Seller 1 only. Seller 1 has obtained all consents, authorisations and approvals from its corporate governance bodies, any Governmental Authority and any other party, as required to authorise the execution, delivery, validity, enforceability or admissibility in evidence of the Transaction Documents or the performance of the Seller 1 obligations under the Transaction Documents or will be required as a consequence of any Transaction Document.

(h)	Warranty given by Seller 2, Seller 3 and Seller 4 only. Each of Seller 2, Seller 3 and Seller 4, on a several basis, has obtained all consents, including spousal consents, authorisations and approvals from any Governmental Authority and any other party, as required to authorise the execution, delivery, validity, enforceability or admissibility in evidence of the Transaction Documents or the performance of the respective Seller 2, Seller 3 and Seller 4 obligations under the Transaction Documents or will be required as a consequence of any Transaction Document.

(i)	Warranty given by Seller 2, Seller 3 and Seller 4 only. Each of Seller 2, Seller 3 and Seller 4 warrants severally that he is legally capable, that his legal capacity has not been restricted, that he is not in custody, under tutelage or under patronage, that the state of his health enables him to independently exercise and protect any rights of as a Seller and to perform any obligations as a Seller, and that he does not suffer from any disease (including mental disorders, alcohol or drug addiction) preventing him from entering into this Agreement, as well as any Transaction Document.

(j)	As of Completion, the Company has waived its pre-emption right (if any) with respect to the sale of each of the Participation Interests in accordance with this Agreement, and such waiver has not been revoked.

(k)	Save for the recipients of the Permitted Bonuses, no one is entitled to receive from any Group Company any commission, fee, bonus, profit sharing or benefit of similar nature in connection with the sale of the Participation Interests.

3.	SOLVENCY

(a)	Such Seller:

(i)	is not insolvent or unable to pay its debts within the meaning of the laws of its jurisdiction of incorporation or any other applicable insolvency legislation;

(ii)	has not stopped or suspended paying its debts as they fall due; and/or

(iii)	confirms that no process has been initiated (including the application for or the making of any order, or the passing of any resolution (or the convening of any meeting for such purpose)) by such Seller or a Group Company, which could reasonably be expected to lead to such Seller being wound up, dissolved or declared bankrupt and/or its assets being distributed among its creditors, shareholders or other contributors.

(b)	No Group Company is insolvent under the laws of its jurisdiction of incorporation or unable to pay its debts as they fall due and will not become insolvent or unable to pay its debts as a result of such Seller entering into this Agreement or has stopped or suspended paying its debts as they fall due or has by reason of actual or anticipated financial difficulties commenced negotiations with one or more of its creditors with a view to rescheduling any of its Indebtedness.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(c)	No proceedings have been applied for, initiated with respect to insolvency of any Group Company, its winding up or exclusion from the Legal Entities Register.

(d)	So far as such Seller is aware, no step has been taken in any applicable jurisdiction to initiate any process by or under which:

(i)	the ability of the creditors of any Group Company to take any action to enforce their debts is suspended, restricted or prevented;

(ii)	some or all of the creditors of any Group Company accept, or it is proposed that some or all such creditors will accept, by agreement or in pursuance of a court order or otherwise, an amount due from any Group Company less than the sums owed to them by the respective Group Company in satisfaction of those sums with a view to preventing the dissolution of any Group Company, as applicable in each case;

(iii)	a person is appointed (nor has any such person been appointed) to manage the affairs, business and/or assets of any Group Company (or any part thereof) on behalf of its creditors, whether in the role of liquidator, receiver, manager, trustee, supervisor, administrative receiver or otherwise howsoever, nor has any power to appoint any such person become exercisable under any Encumbrance in respect of all or any assets of any Group Company; or

(iv)	the holder of a charge over any of the assets of any Group Company (or any person nominated by any such holder) is appointed (nor has any such person been appointed) to control the business and/or any assets of such Group Company.

(e)	So far as such Seller is aware, no creditor of any Group Company has taken steps to enforce, or has become entitled to enforce, any debt or other sum in excess of RUB 300,000 (three hundred thousand Roubles) owed by such Group Company, as applicable, whether by legal proceedings, the serving of a statutory demand or otherwise (where such debt or sum remains unpaid).

(f)	No Guarantee, loan capital, borrowed money or interest is overdue for payment by any Group Company and no other obligation or Indebtedness is outstanding which is substantially overdue for performance or payment.

(g)	No Group Company has suspended or ceased to carry on all or a material part of its business, neither has any governing body of such Group Company initiated a procedure to propose possible suspension or termination of all or a material part of such Group Company’s business nor has such Seller or any Group Company received written notice that a Governmental Authority has initiated any such proceedings.

(h)	No event analogous to any of the foregoing has occurred in the Russian Federation and in particular none of the following has occurred in relation to any Group Company:

(i)	implementation of bankruptcy prevention measures, including, but not limited to, out-of-court sanction (dosudebnaya sanatsya);

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(ii)	the appointment of a liquidation commission (likvidatsionnaya komissiya) or similar officer;

(iii)	its seeking, consenting to or acquiescing in the introduction of the proceedings for its liquidation or bankruptcy or the appointment of a liquidation commission (likvidatsionnaya komissiya) or similar officer;

(iv)	the presentation or filing of a petition in any court, arbitrazh court or before any agency alleging or for the bankruptcy, insolvency, dissolution, liquidation (or any analogous proceeding) of such Group Company;

(v)	the institution of the supervision (nabludeniye), financial recovery (finansovoye ozdorovleniye) external management (vneshneye upravleniye), liquidation procedure (konkursnoye proizvodstvo) and/or the appointment of a temporary manager (vremenniy upravlyayuschiy), administrative manager (administrativniy upravlyayuschiy), external manager (vneshniy upravlyayuschiy), bankruptcy manager (konkursniy upravlayushiy) or similar officer;

(vi)	the convening or announcement of an intention to convene a meeting of creditors for the purposes of considering a voluntary arrangement (mirovoye soglasheniye); or

(vii)	any extra-judicial winding-up, striking off from registry, liquidation or analogous act by any Governmental Authority in or of the Russian Federation.

(i)	For each:

(i)	Group Company which exists for more than three (3) years, each such Group Company has maintained for the last three (3) years and continues to maintain the level of the charter capital and the net assets as required by Applicable Law; and

(ii)	Group Company which exists for less than three (3) years, each such Group Company has maintained since its incorporation and continues to maintain the level of the charter capital and the net assets as required by Applicable Law.

(iii)	No Group Company has an insufficient level of charter capital or the net assets.

4.	COMPLIANCE WITH LAW

(a)	Each Group Company is conducting and at any time within the three (3) years preceding to the date of this Agreement has conducted its business in all material respects in accordance with Applicable Laws.

(b)	So far as such Seller is aware, during the three (3) years prior to the date of this Agreement, no current or past Director of any Group Company has been convicted or charged of an offence, or losses claimed from him, in relation to the business or affairs of any Group Company.

(c)	So far as such Seller is aware, there is no order decree, decision or judgment of any court, tribunal, arbitrator, Governmental Authority, in any jurisdiction, outstanding or anticipated against any Group Company or any of their Directors or officers in relation to the business or affairs of any Group Company.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(d)	So far as such Seller is aware, no investigation, enquiry or criminal proceedings is being or has been conducted by any Governmental Authority in any jurisdiction, in respect of the affairs of any Group Company or any Director in relation to the business or affairs of any Group Company, and, so far as such Seller is aware, there are no circumstances that are reasonably expected to give rise to any such investigation, enquiry or proceedings in respect of any Group Company or Director.

(e)	All applications, notifications and other documents required by law to file with, or deliver to, any Governmental Authority in connection with any transfer of a participation interest in its charter capital have been made up, in all material aspects, correctly and duly filed or delivered on in a timely fashion.

(f)	True and complete copies of all resolutions and other documents required by law to be attached to them passed by a sole participant and/or general meeting of participants and/or board of directors of any Group Company have been Disclosed.

5.	AUTHORISATIONS AND CORPORATE MATTERS

(a)	Each Group Company is entitled to carry on the business now carried on by it in all material respects without conflict with any valid right of any person, firm or company.

(b)	No licence or any other permission or authorisation is required by any Group Company from any Governmental Authority under the Applicable Law in order to carry on its business in all material respects in the same manner as carried out as of the date of this Agreement.

(c)	None of the material activities, contracts or rights of any Group Company is ultra vires, unauthorised, invalid or unenforceable or in material breach of any contract or covenant by which such Group Company is bound. Limited liability company “N1 Technologies” is validly included in the Register of accredited organisations operating in the field of Information Technology held by the Ministry of Digital Development, Communications and Mass Media of the Russian Federation.

(d)	All statutory records and registers as required by the Applicable Law of each Group Company have been properly kept, are written up to date and contain a true, complete and accurate record of all matters to the extent required by the Applicable Law, in each case, in all material respects.

(e)	Any dividends or distribution (whether in cash, stock or in kind, of profits or assets, or otherwise) declared, paid or made by any Group Company to its respective participants have been declared, paid or made in compliance with Applicable Law and with its Organisational Documents in effect at the relevant time.

(f)	Each Group Company has held general meetings of participants (whether annual or extraordinary), or sole participant’s resolutions in writing have been made, in compliance in all material respects with applicable laws and constitutional documents of the respective Group Company.

(g)	No power of attorney or other authorisation issued on behalf of a Group Company in respect or in favour of such Seller or any Seller Related Entity and/or their Affiliates or Employees remains in or takes effect on or at any moment after Completion.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

6.	FINANCIAL REPORTING

(a)	The Accounts:

(i)	have been prepared in accordance with RAS as at the date they were prepared;

(ii)	show a true and fair view of the state of affairs of each Group Company, and of assets, liabilities, profits and losses and the cash position of each Group Company, in each case for the period to which they relate; and

(iii)	make full provision for all actual liabilities at the Accounts Date to the extent required by RAS.

(b)	The profits and losses of the Group, as shown by the Accounts, have not (except as noted in the Accounts) been affected by changes or inconsistencies in accounting treatment, by any non-recurring items of income or expenditure, by transactions of an abnormal or unusual nature or entered into otherwise than on normal commercial terms or by any other factors rendering such profits and losses for all or any of such periods exceptionally high or low.

(c)	The accounting records of each Group Company:

(i)	contain due and accurate records of all matters required by law to be entered in them, in each case, in all material respects; and

(ii)	are in the possession of the Group Company to which they relate.

(d)	In all material respects, the Interim 2020 Accounts:

(i)	have been prepared in accordance with RAS as at the date they were prepared;

(ii)	show a true and fair view of the state of affairs of each Group Company, and of assets, liabilities, profits and losses and the cash position of each Group Company, in each case for the period to which they relate; and

(iii)	make provision for all actual liabilities at 30 September 2020 to the extent required by RAS.

(e)	The Management Accounts:

(i)	have been prepared from the respective Group Company’s RAS accounting records on a basis consistent in all material respects with, and using accounting policies, practices and principles consistent with, the US GAAP;

(ii)	fairly represent a view of the assets and liabilities as at the date to, and the profits and losses during the period for, which the Management Accounts are stated to have been prepared, with respect to the respective Group Company; and

(iii)	do not materially under-state the extent of the liabilities of the relevant Group Company as at the date which they are stated to be prepared.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(f)	No Group Company has any material liabilities (including contingent liabilities) other than as disclosed in the Accounts or incurred in the Ordinary Course of Business since the Accounts Date.

7.	BUSINESS SINCE THE ACCOUNTS DATE

Since the Accounts Date:

(i)	each Group Company has conducted its business, and entered into transactions and incurred liabilities, in the Ordinary Course of Business and as a going concern, and without any interruption or alteration, subject to the Market Conditions;

(ii)	no Group Company has issued (increased) or allotted or agreed to issue (increase) or allot any charter or loan capital or created or granted any other right over or interest in its charter or loan capital;

(iii)	no Group Company has redeemed or purchased or agreed to redeem or purchase any of its charter capital;

(iv)	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by any Group Company;

(v)	no participants’ resolution nor resolution of the board of directors of any Group Company has been passed or approved, other than in the Ordinary Course of Business or as required to effect any actions or transactions as required under the Agreement or other Transaction Documents;

(vi)	no Group Company has incurred any additional Indebtedness;

(vii)	no loan or loan capital has been repaid by any Group Company in whole or in part or has become liable to be so repaid;

(viii)	save to the extent provided for in the Accounts, no part of the amounts included in the Accounts or (in the case of an amount arising after the Accounts Date) in the books of the relevant Group Company as due from debtors has been released on terms that any debtor pays less than the full book value of his debt or has been written off or has proved to any extent irrecoverable or is now regarded as irrecoverable;

(ix)	no Group Company has acquired or disposed of, or agreed to acquire or to dispose of, any material assets (including any interest in land or buildings) (material for these purposes meaning (in the case of an acquisition) where the total consideration payable exceeded (or will exceed) RUB 10,000,000 (ten million Roubles) in aggregate or (in the case of a disposal) either the book value or the total consideration receivable exceeded (or will exceed) RUB 7,000,000 (seven million Roubles) in aggregate;

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(x)	no material capital commitments have been entered into or proposed by any Group Company (material for these purposes meaning capital commitments involving capital expenditure in excess of RUB 7,000,000 (seven million Roubles) exclusive of VAT) in aggregate; and no capital commitments involving capital expenditure exceeding in the aggregate RUB 7,000,000 (seven million Roubles) exclusive of VAT have been entered into or proposed by all Group Companies;

(xi)	there has been no material reduction in the net asset value of any Group Company other than as a result of any dividends distributed after the Accounts Date;

(xii)	other than services and management agreements with Management Company Hearst Shkulev Digital LLC as Disclosed, which will terminate, and all amounts payable under which will be fully paid, prior to Completion, no management charge is payable by any Group Company to such Seller, any Seller Related Entity and/or their Affiliates or Staff Members;

(xiii)	at Completion, save for the Permitted Bonuses, there will be no outstanding management charge payment payable (or which may become payable) by any Group Company to such Seller, any Seller Related Entity and/or their Affiliates or Staff Members; and

(xiv)	each Group Company has paid its creditors materially within the time limits agreed with such creditors.

8.	FINANCE

(a)	Such Seller has delivered to the Buyer complete and accurate copies of all documentation relating to:

(i)	all money borrowed by and currently outstanding from each Group Company (in case any Indebtedness by any Group Company has been Disclosed to the Buyer);

(ii)	all loans, overdrafts or other financing facilities currently outstanding or available to any Group Company (whether or not any monies are currently borrowed under any such facility);

(iii)	any hedging transactions, futures, swaps, options, derivatives or similar financial arrangements to which any Group Company is a party; and

(iv)	any Encumbrance over any assets of any Group Company.

(b)	No Group Company has any Indebtedness other than the Intra-group Indebtedness.

(c)	Such Seller has delivered to the Buyer the following details about all bank accounts maintained or used by each Group Company: the name and address of the Bank with which each such account is kept and the number and nature of such account.

(d)	In relation to each of the matters and arrangements referred to in paragraph (a) above:

(i)	each such matter or arrangement remains in full force and effect, and there has been no alteration in their terms and conditions;

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(ii)	no Indebtedness of any Group Company under any such matter or arrangement is due and payable (whether as a result of the stated maturity date of such Indebtedness having been reached or otherwise), and no Group Company has received any notice from any creditor or other counterparty demanding payment thereunder;

(iii)	so far as such Seller is aware, no Event has occurred or been alleged to have occurred which is or, with the passage of time and/or the giving of any notice, certificate, declaration or demand, would become an event of default under, or a breach of any of, the terms of any loan capital, borrowing, debenture or financial facility of any Group Company or would entitle any third party to call for repayment before normal maturity;

(iv)	neither such Seller nor a Group Company has received written notice that any step to enforce any such Encumbrance or repayment of any facility has been taken or threatened, and no Encumbrance is now being enforced; and

(v)	with the exception of any Guarantee or indemnity granted in connection with the sale and purchase of the share capital of Limited Liability Company “Zarplata.ru”, none depends on any Guarantee provided by such Seller, any Seller Related Entity or any other person which is not a Group Company.

(e)	No Group Company:

(i)	has outstanding any loan capital;

(ii)	has incurred or agreed to incur any borrowing which it has not repaid or satisfied;

(iii)	has lent or agreed to lend any money which has not been repaid to it; and/or

(iv)	is a party to or has obligations under:

(1)	any loan agreement, debenture, acceptance credit facility, bill of exchange, promissory note, finance lease, debt or inventory financing, discounting or factoring arrangement, securitisation or sale and lease back arrangement; or

(2)	any financing or quasi-financing arrangement which would not need to be shown or reflected in the Accounts (or any subsequent audited accounts of such Group Company prepared on the same basis as the Accounts).

(f)	No Group Company has:

(i)	subscribed for or has any obligation to purchase shares or other securities; or

(ii)	given or entered into, or agreed to give or enter into, any Encumbrance or Guarantee in favour or for the benefit of any other party and/or in order to secure any debt, indebtedness or obligation of any other person.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(g)	No Encumbrance or Guarantee which remains outstanding has been given or entered into by any Seller Related Entity or by any other person to support the obligations of any Group Company.

(h)	Save as Disclosed, there is no outstanding indebtedness on any account whatsoever owed by any Group Company to any Seller Related Entity or by any Seller Related Entity to any Group Company.

(i)	No Encumbrance over any asset of any Group Company will be created, crystalised or become enforceable as a result of the signing of this Agreement or Completion.

(j)	No Group Company has received any grant or subsidy or other financial aid or assistance from any Governmental Authority or non-governmental organisation.

9.	EFFECT OF THE TRANSACTION

(a)	So far as such Seller is aware, neither the entering into nor performance by the Buyer and such Seller of their obligations under this Agreement (including Completion) will:

(i)	cause (or result in) any Group Company to lose (or losing) the benefit of, or suffer (or suffering) an adverse impairment of, any material asset, right or privilege which it now enjoys;

(ii)	result in any Group Company’s losing, or any adverse variation in the terms of, or any default under, any licence, authorisation or consent reasonably required by any Group Company in relation to its business;

(iii)	result in any present Indebtedness of any Group Company becoming due and payable (or capable of being declared due and payable) prior to its stated maturity date;

(iv)	cause (or result in) any customer, client, supplier, agent, distributor or any other person who normally does business with any Group Company and is material to the Business and not easily replaceable by the relevant Group Company not to continue to do so, either at all or on the same basis;

(v)	relieve any person of any obligation (whether contractual or otherwise) to any Group Company; or

(vi)	result in:

(1)	a material breach of;

(2)	any third party having the right to terminate, vary, or exercise any right under; or

(3)	the creation, crystallisation or enforcement of any material Encumbrance under,

any Material Contract to which any Group Company is a party.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

10.	CONTRACTS

(a)	A full, complete, accurate and up-to-date copy of each of the Critical Contracts (including any variation or restatement of any such Critical Contract, and any assignment or novation relating to any such Critical Contract) has been Disclosed. Schedule 17 (Material Contracts) includes the actual, true and complete list of the Contracts: (i) which are material to the business of any Group Company or on which any Group Company is substantially dependent in order to operate its business, and/or (ii) which involve obligations (including contingent or otherwise) of or to, or payments by or to, any Group Company in excess of ten million Roubles (RUB 10,000,000) per annum per Contract or set of related Contracts.

(b)	Except for the Material Contracts Disclosed under paragraph 10(a), no Group Company is a party to any Contract which:

(i)	is outside the Ordinary Course of Business;

(ii)	is of a long term nature (that is, unlikely to have been fully performed in accordance with its terms within twelve (12) months after the date on which it was entered into or undertaken) (other than any Contract entered into by a Group Company for an indefinite term and capable of being terminated with a not more than a six (6) months’ notice);

(iii)	gives to any party an option to acquire or dispose of any material asset or permits or requires another person to do so;

(iv)	restricts the freedom of any Group Company in any material respect, to carry on any business (whether or not the same constitutes business of a type currently conducted by such Group Company) in any part of the world in such manner as it considers fit;

(v)	creates or otherwise relates to any:

(vi)	agency or distributorship relationship;

(vii)	partnership, joint venture, consortium, joint development relationship, unincorporated association, profit sharing or any similar relationship;

(viii)	any purchasing, manufacturing, licensing (other than in the Ordinary Course of Business) or licensing (other than licences to standard third party off-the-shelf software) agreement;

(ix)	the grant of any licence, where the licensee has the right to grant sub-licences to any person; or

(x)	any corporate (shareholders’) agreement or other similar agreement between its shareholders;

(xi)	involves or relates to the grant of any sole or exclusive rights by or to any Group Company;

(xii)	involves or is reasonably expected to involve, or relates to, the supply of goods or services or a granting a license by a Group Company to a person, other than a Group Company (A) the aggregate sales value of which will represent in excess of five per cent (5%) of the turnover of the Group Company for the preceding Financial Year; or (B) on terms under which any discount, rebate, price reduction, credit or similar financial arrangements are given or received otherwise than in the Ordinary Course of Business and in accordance with the Disclosed pricing policies of the Group Companies, or

(xiii)	will prevent the Buyer from enjoying the full benefit of this Agreement.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(c)	No Group Company is a party to a Contract which imposes any non-compete obligations on a Group Company or a Contract with any Competing Business in the Restricted Territory for any pricing, market sharing or similar arrangements.

(d)	With regard to each of the Material Contracts:

(i)	so far as such Seller is aware, each such Material Contract is legally binding on the parties to it and is in full force and effect;

(ii)	so far as such Seller is aware, none of the parties (including the relevant Group Company) is in default of its obligations under such Material Contract (and no claim has been made by any person that any party is in default under any such Material Contract, and no such default has been threatened by any such party); and

(iii)	there is no dispute in relation to any Material Contract nor, so far as such Seller is aware, do any circumstances exist which are reasonably expected to give rise to such a dispute.

(e)	So far as such Seller is aware, there are no circumstances which constitute a ground on which any Material Contract may be avoided, rescinded, repudiated, prematurely determined (whether as a result of this Agreement, the sale of the Participation Interest of such Seller, a breach, event of default or other termination right under such Contract), or declared to be invalid or which would give any other contracting party the right to impose any obligation on (whether to make payment or otherwise) or exercise any right against any Group Company. So far as such Seller is aware, no Group Company has received any notice of any claim to that effect or notice indicating that such a claim may be made.

(f)	So far as such Seller is aware, no Group Company has extended or has received any offer, tender or the like which is capable of being converted, by any acceptance or other act by a Group Company or any other person, into a Material Contract (had such Contract been in existence at the date of this Agreement).

(g)	As of Completion there are no powers of attorney which are outstanding or effective to or in favour of any person to enter into any Contract or to do anything on behalf of any Group Company.

(h)	No material part of the business of any Group Company is carried on under the assent or consent of a third party.

11.	RELATED PARTY TRANSACTIONS

(a)	Save as Disclosed, there is no indebtedness, liability or other obligation (actual or contingent), between any Group Company, on one hand, and such Seller or any of its Affiliates or any Seller Related Entity, on the other hand.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(b)	There is no Guarantee issued by any Group Company in favour of such Seller or any of its Affiliates or any Seller Related Entity.

(c)	Save as Disclosed, there are no agreements or arrangements between any Group Company on one hand, and such Seller or any of its Affiliates or any Seller Related Entity, on the other hand, for the supply of any goods or services or the use by any Group Company of the property, rights or assets of such Seller or any of its Affiliates or any Seller Related Entity (or vice versa). There are no management agreements, consultancy or similar arrangements between any Group Company and such Seller or any of its Affiliates or any Seller Related Entity.

(d)	Neither such Seller, nor any of its Affiliates, nor, as far as such Seller is aware any Seller Related Entity is entitled to a claim of any nature against any Group Company, or has assigned to any person the benefit of any such claim which remains outstanding or reasonably expected to be made.

(e)	Save for the Related Party Agreements, no Group Company is party to, bound by, or subject to, any agreement or arrangement with such Seller or any of its Affiliates or any Seller Related Entity other than pursuant to a confidentiality agreement or any other agreement of similar nature entered into in the Ordinary Course of Business.

(f)	The particulars in relation to the Related Party Agreements contained in Schedule 14 (Related Party Agreements) are true and accurate. A true and accurate copy of each Related Party Agreement has been Disclosed.

(g)	No Group Company is dependent on any service, asset or facility shared with or provided by such Seller or any of its Affiliates or any Seller Related Entity, in each case other than under and in accordance with the express terms of any Related Party Agreement.

(h)	All Related Party Agreements, to which any Group Company is a party (or was a party during any of the three (3) Financial Years ending before the date of this Agreement) have been entered into on market terms in accordance with the transfer pricing rules under the Applicable Laws.

12.	CUSTOMERS AND SUPPLIERS

(a)	In this paragraph, the following term shall have the following meaning:

“Material Counterparty” means any counterparty to any Material Contract.

(b)	In the period of twelve (12) months ending on the date of this Agreement, other than due to the Market Conditions:

(i)	no Material Counterparty has ceased (or threatened to cease) to do business with, or reduced (or threatened to reduce) in any material respect the extent to which it does business with any Group Company; and

(ii)	there has been no material change in the basis or terms on which any Material Counterparty does business with any Group Company which has had a material adverse effect on the Business.

13.	ASSETS

(a)	The Properties comprise all of the premises, buildings and land owned, occupied or otherwise used in connection with the businesses of the Group Companies.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(b)	The requisite details of each relevant lease in relation to each Property (including all amendments and additions to it) are set out in Schedule 5 (Properties). The term and the termination date of each lease as specified in Schedule 5 (Properties) are true and accurate.

(c)	The Properties are used under valid, binding and duly state registered (if such state registration is required by Applicable Law) lease (or sub-lease) agreements. The underlying lease agreement(s) under which the relevant lessor sub-leases any Property to any Group Company are valid, binding and duly state registered (if such state registration is required by Applicable Law) and so far as such Seller is aware, there are no circumstances, which would entitle any party to such underlying leases to terminate them.

(d)	So far as such Seller is aware, no Group Company is in material breach of any lease (sub-lease) in respect of the leased Property to which it is a party which would entitle the lessor (sub-lessor) to terminate such lease, and no notice to terminate or threat to terminate a lease (sub-lease) or similar notice has been given by, or to, a Group Company in relation to any Property, and, so far as such Seller is aware, there are no grounds which could reasonably be expected to result in any Group Company receiving any such notice.

(e)	Save as Disclosed, no Group Company keeps its records, equipment and other property as necessary for operating its business at any place other than the Properties, and, so far as such Seller is aware, there are no circumstances, onerous and unusual conditions that are reasonably expected to hinder any Group Company’s rights to access and use its records, equipment and other movable property, including by way of hindering Group Company’s Employees’ access to the Properties. So far as such Seller is aware, there is no imminent or reasonably expected interruption of any such right.

(f)	There is no current or, so far as such Seller is aware, pending court or arbitration or administrative proceedings arising out of or in connection with any Property that are reasonably expected to affect the relevant Group Company’s right to continue to use such Property on materially the same terms as currently in effect.

14.	OWNERSHIP AND CONDITION OF ASSETS

(a)	Each Group Company owns or has ownership of or the right to use all the assets and rights that it needs to carry on its business in all material respects in the same place and in the same manner as carried out immediately before the date of this Agreement.

(b)	All assets included in the Accounts or acquired by any of the Group Companies since the Accounts Date, other than any assets disposed of or realised in the Ordinary Course of Business are:

(i)	legally and beneficially owned by the Group Companies;

(ii)	where capable of possession, in the possession or under the control of the relevant Group Company; and

(iii)	free from Encumbrances.

(c)	All machinery, furniture, fixtures, fittings, vehicles and equipment owned or used by any Group Company is in normal condition and in working order in all material respects.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

15.	SUFFICIENCY OF ASSETS AND PERSONNEL

(a)	Other than pursuant to any agreement between the Buyer and such Seller in respect of the Integration and save as Disclosed, the Property, material rights (including rights under Material Contracts), material assets owned, leased or otherwise lawfully used by the Group Companies and Restricted Persons employed by the Group Companies comprise the material property, rights, assets and Employees necessary for the carrying on the business of each Group Company (as carried out as of the date of this Agreement in all material respects and as is envisaged to be conducted after Completion during the Integration Period.)

16.	INTELLECTUAL PROPERTY RIGHTS AND INFORMATION TECHNOLOGY

(a)	Intellectual Property Rights

(i)	All Business IPR is, or will be at Completion, either legally and beneficially owned by a Group Company or lawfully used with the consent of the owner, under a licence or on another legal ground. Each Group Company has in its disposal all Contracts and other relevant documents related to its rights to Business IPR. A full, complete, accurate and up-to-date copy of each such Contract has been Disclosed.

(ii)	The Owned IPR:

(1)	is exclusively legally and beneficially owned by the Group Companies;

(2)	is not subject to any Encumbrance or any licence, other than a licence in the Ordinary Course of Business, in favour of any other person than a Group Company and no consent was granted for the use of the Owned IPR in favour of any person other than in the Ordinary Course of Business or other than in favour of a Group Company; and

(3)	is (except for pending applications, validity of which is subject to state examination) valid and enforceable.

(iii)	All Business IPR that is required to be registered under Applicable Law has been properly registered in the name of a Group Company, and all reasonable steps have been taken by the Group for the maintenance and protection of all Business IPR.

(iv)	In respect of the Owned Registered IPR:

(1)	all relevant registrations and applications are in the name of a member of the Group;

(2)	all fees which are due, and steps which are required, for their maintenance, prosecution and protection have been paid and taken;

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(3)	no application for registration has been discontinued;

(4)	no opposition to any ongoing applications has been filed and, so far as such Seller is aware, there are no facts, matters or circumstances which would indicate or suggest that any opposition is reasonably expected to be made; and

(5)	all applications for registration of any Intellectual Property Rights are proceeding normally and, so far as such Seller is aware, there are no facts, matters or circumstances which would indicate or suggest that any of the applications are not reasonably expected to be granted and/or proceed to registration substantially in accordance with the application.

(b)	Other than as expressly specified in Schedule 15 (The Intellectual Property Rights), no Intellectual Property Rights that are owned by any Seller Related Entity are used in and are material for the business of any Group Company (as carried out as of the date of this Agreement).

(c)	Other than the licensed Business IPR expressly specified in Schedule 15 (The Intellectual Property Rights), Part (b) (Used IPR), the Group Companies are the owners of all the Intellectual Property Rights in the Product Range and neither of the Group Companies has received any written notice that the use and/or possession and/or commercial exploitation of the Product Range by the Group Companies (including the provision of any related services using the Product Range) has infringed, and currently infringes, the Intellectual Property Rights of any third party, and, so far as such Seller is aware, there’s no ground for such notice to be served by any party.

(d)	To the extent that the Product Range incorporates third party products or the Group Companies do not own any of the Intellectual Property Rights in the Product Range, then the Contracts under which the relevant Group Company licences, uses and/or exploits such third party products or Intellectual Property Rights in the Product Range have been Disclosed.

(e)	Each Group Company has a valid licence Contract with respect to all Used IPR that it exploits.

(f)	Schedule 21 (Material Licenses) includes the actual, true and complete list of the licence Contracts with respect to all the Used IPR. Each Material License:

(i)	is in full force and effect, and no written notice has been given on either side to terminate it;

(ii)	has been complied with in all material respects by a Group Company;

(iii)	has been duly recorded or registered by the relevant Group Company, which is required to do so by Applicable Law;

(iv)	so far as such Seller is aware, no circumstances exist which would entitle a party to terminate it;

(v)	neither entering into, nor compliance with, nor completion of, this Agreement will entitle a party to terminate it, vary it, or make a claim under it;

(vi)	does not impose any exclusivity obligations on a Group Company;

(vii)	so far as such Seller is aware, is not the subject of any claim, dispute or proceeding, pending or threatened.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(g)	No Group Company has in the past twenty-four (24) months received any written notice alleging that it infringes or misuses Intellectual Property Rights of a third party. So far as such Seller is aware, no Group Company is in breach or misuse of any Intellectual Property Rights of any third party. No Group Company has received any written notice that any actions, claims, counterclaims, applications or allegations of any breach or misuse by a Group Company of any Intellectual Property Rights of any third party have been brought or made, and, so far as such Seller is aware, there have been no facts, matters or circumstances which could give rise to such an action, claim, counterclaim, application or allegation.

(h)	No Group Company has received any written notice of any claim or assertion that the Group’s ownership and/or possession and/or commercial exploitation of the Product Range (or any part of it) infringes the Intellectual Property Rights of any third party.

(i)	There is no payment or other liability of any Group Company which is overdue or has been failed to be duly performed in relation to any Business IPR.

(j)	All Business IPR is valid, subsisting and enforceable. No Group Company has received any written claims or counterclaims as to, and no actions, applications or written allegations contesting the validity or enforceability of any Business IPR or its ownership by a Group Company have been brought or made, and, so far as such Seller is aware, there have been no facts, matters or circumstances which could give rise to such an action, claim, counterclaim, application or allegation.

(k)	So far as such Seller is aware, the Owned IPR is not being infringed or used without authorisation by any third party.

(l)	The Group Companies have complied in all material respects with their Disclosed internal policies in respect of the treatment of know-how, trade secrets and Confidential Information pertaining to or related with the Group.

(m)	So far as such Seller is aware, no material know-how, trade secret or Confidential Information of any Group Company is, or was misappropriated, disclosed or used by any person in breach of confidentiality obligations.

(n)	Each Group Company has approved its confidentiality policy and conveyed this policy to its employees and has taken all other reasonable steps required or appropriate to protect and preserve the confidentiality of all of its know-how, trade secrets and Confidential Information.

(o)	The Business IPR comprises all the Intellectual Property Rights material for the Group to carry on its business as carried out as of the date of this Agreement.

(p)	None of Business IPR, nor the rights of any Group Company in any Business IPR, will be adversely affected by or in connection with this Agreement or any other Transaction Document.

(q)	The Group has in its possession copies of the current source materials relating to the Product Range (including but not limited to source code, scripts, database schemas and software tools) as are necessary for a reasonably skilled programmer or analyst to maintain, enhance, amend and otherwise modify the Product Range without further recourse to such Seller.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(r)	So far as such Seller is aware, no Group Company has infringed the Intellectual Property Rights of any third party in any material way, during the two (2) years preceding the date of this Agreement.

(s)	LLC N1 Technologies is the owner of trademarks No [***] and No [***], registered in the Russian Federation. Such trademarks do not violate rights of any third party. An application to transfer the ownership of (to assign the exclusive rights to) both trademarks from LLC N1 Technologies to LLC N1.RU has been filed with Rospatent.

(t)	Information Technology

(i)	Schedule 16 (Information Technology) lists complete and accurate details of all elements of the Business IT. Each element of the Business IT is validly used by a Group Company. Other than expressly specified in Schedule 16 (Information Technology), no element of the Business IT is provided by a Seller Related Entity.

(ii)	True and complete copies of all Material IT Contracts, which are included in the list of Critical Contracts, have been Disclosed. Each Material IT Contract:

(1)	is in full force and effect, and no notice having been given on either side to terminate it;

(2)	has, where required, been duly recorded or registered;

(3)	so far as such Seller is aware, no circumstances exist which would entitle a party to terminate it;

(4)	neither entering into, nor compliance with, nor completion of, this Agreement will entitle a party to terminate it, vary it, or make a claim under it;

(5)	is not the subject of any claim, dispute or proceeding, including, so far as such Seller is aware, pending or threatened.

(u)	So far as such Seller is aware, no Business IT is inoperative or infected by any virus or malicious code or other extraneously-induced malfunction. So far as such Seller is aware, no person has or has had unauthorised access to the Business IT or any data stored thereon.

(v)	Other than as expressly set forth in Schedule 16 (Information Technology), the Group is the legal and beneficial owner of or has a valid lease in respect of all computer hardware or other infrastructure equipment or systems (the “IT Hardware”) material for the business of the Group (as conducted as of the date of this Agreement).

(w)	Other than as expressly set forth in Schedule 16 (Information Technology), the IT Hardware is fully functional in all material respects and comprises all information and communication technologies necessary for the continuation of the business of the Group substantially as carried on as of the date of this Agreement, and no substantial modification, replacement or enhancement of IT Hardware is currently required (save in the ordinary course or which cost is above one million (1,000,000) RUB) to permit the Group to carry on its business substantially in the same manner (over the next 12 months) as carried out as of the date of this Agreement.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

17.	PERSONAL DATA PROTECTION

(a)	Each Group Company has approved, signed with all relevant Staff Members, introduced and complies in all material respects with policies and procedures with respect to collection, use, processing, storage and transfer of all personally identifiable information relating to individuals (collectively, “Personal Data”) in accordance with the Data Protection Legislation.

(b)	Each Group Company complies in all material respects with the Data Protection Legislation and the contractual obligations relating to Personal Data to which the Group Company is subject to, including, without limitation, requirements with respect to notification of a relevant Governmental Authority, gathering all relevant consents for collection, use, processing, storage and transfer of Personal Data, and technical requirements in relation to data storage, processing and sharing as is required under Applicable Law. No Group Company has received any written inquiry from or been subject to any audit or other proceeding of any Governmental Authority regarding its compliance with Data Protection Legislation.

(c)	Neither of the Group Companies has been brought to administrative liability for a material violation by a Group Company of Data Protection Legislation. To the knowledge of such Seller, each Group Company has taken commercially reasonable steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to reasonably ensure that any Personal Data collected by each Group Company is protected against loss and against unauthorised access, use, modification, disclosure or other misuse.

(d)	All Personal Data of Russian citizens collected by any Group Company is initially collected and stored using databases located in Russia.

18.	EMPLOYEES

(a)	Such Seller has Disclosed true and complete information and documents in respect of the terms of employment (including remuneration, compensations, benefits and any bonus arrangement) of all Staff Members whose individual all-inclusive gross remuneration exceeds RUB 5,000,000 (five million Roubles) per annum.

(b)	No Group Company is a party to, bound by or proposing to introduce in respect of any of its Staff Members or any third party any share option, profit sharing, bonus, commission or any other scheme relating to the profit or revenue of any Group Company.

(c)	Save as Disclosed, no Seller Related Entity nor Affiliate or Employee of any Seller Related Entity is a party to, or entitled to the benefits of, any top management incentive program of a Group Company, or any management services or consultancy contract or arrangement with any Group Company.

(d)	Save as Disclosed, there is no top management incentive program in any Group Company. Complete, accurate and up-to-date copies of remuneration and incentive policies and arrangements of each Group Company have been Disclosed.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(e)	Save as Disclosed, there are no current or, so far as such Seller is aware, threatened employment disputes with any current or former Staff Member to which a Group Company is a party and, so far as such Seller is aware, there are no circumstances which are reasonably expected to give rise to any such dispute.

(f)	No Group Company is a party to any collective agreement or other arrangement with any trade union, staff association, work council, Employees’ representatives, collective bargaining agreement or similar, nor, so far as such Seller is aware, Employees are members of any trade union of staff association. So far as such Seller is aware, there is no trade union, work council or other similar organisation in any Group Company.

(g)	Performance of this Agreement and any other Transaction Document will not trigger any legal obligation of a Group Company to make any material special payment, or vesting, funding or similar rights relating to compensation, incentives or benefits payable, granted or otherwise provided to any Staff Member.

(h)	There is no liability, indebtedness, or amount due, payable or outstanding obligation of any Group Company due to or in respect of any Staff Member or former Staff Member, other than current salaries, statutory compensations, personal income tax and statutory contributions to state extra-budgetary funds, in each case, for the period not exceeding one month.

(i)	There is no liability, indebtedness, or amount due, payable or outstanding obligation of any Group Company with respect to any bonus or incentive, pension plan or similar benefits owed to a Staff Member or a former Staff Member.

(j)	Each Key Employee continues to be employed by a Group Company.

(k)	Neither of the Group Companies has received a written notice that a Staff Member or former Staff Member has submitted a claim in respect of breach of contract, compensation for loss of office, redundancy, unfair dismissal or on any other ground and, as far as such Seller is aware, and (save as Disclosed, there is no ground for any such claim to be brought.

(l)	Save as Disclosed, no payment has been made or promised by any Group Company by agreement or written arrangement in connection with the actual or proposed termination, breach, suspension or variation of any employment or engagement of any present or former Staff Member, and there is no outstanding obligation of any Group Company to pay any compensation or provide any benefits to any present or former Staff Member (or their dependents or relatives).

(m)	No Group Company has entered into any written arrangement regarding any material variation of any contract with any Staff Member with the effect at any moment after Accounts Date. There is no written agreement imposing an obligation on any Group Company to increase the basis and/or rates of remuneration and/or the provision of other benefits in kind (including any share option, share incentive, profit related pay, profit sharing bonus, or other incentive scheme) to or on behalf of any Staff Member at any moment after Accounts Date.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(n)	Each Group Company has maintained records, which are accurate and up-to-date in all material respects, regarding its Employees as required by the Applicable Law and no Group Company is proposing to adopt any new scheme in relation to any such matters.

(o)	Save as Disclosed, there is no, and no formal proposal has been announced to enter into or establish, any agreement, arrangement, custom or practice for the payment of, or payment of a contribution towards, a pension, allowance, lump sum or other similar benefit on retirement, death, termination of employment (whether voluntary or not) for the benefit of a Staff Member or former Staff Member, or any such person’s dependents.

(p)	No material change has been made by any Group Company in personnel related policies and regulations, employment contracts and/or terms of employment of Staff Members since the Accounts Date or which would take effect at any moment after the Accounts Date.

(q)	No contract is or has been entered into by a Group Company with members of its board of directors. Save as Disclosed, no contract entered into by a Group Company with any Staff Member or former Staff Member provides for a severance payment or a compensation in connection with termination of an employment contract on any ground exceeding the minimum amounts provided for by Applicable Law.

(r)	Each Group Company complies in all material respects with Applicable Law in respect of engaging foreign Staff Members.

19.	INSURANCE

Each Group Company has obtained all insurance policies as required by Applicable Law.

20.	DISPUTES

(a)	No Group Company and/or, so far as such Seller is aware, Director nor any person for whose acts any Group Company may be vicariously liable, is engaged or involved in any capacity or otherwise is the subject of any of the following:

(i)	any claim, suit, legal action, proceeding, litigation, arbitration, mediation, prosecution, investigation, enquiry, hearing or other legal proceedings before any court, tribunal, arbitral or any statutory, governmental, regulatory or similar body, department or agency in any jurisdiction, for an amount exceeding RUB 600,000 (six hundred thousand roubles); or

(ii)	any dispute with, or any investigation, inquiry or enforcement proceedings by, any statutory, governmental, regulatory or similar body or agency in any jurisdiction, each time in connection with a Group Company, Business IPR and/or other material assets, rights or liabilities of the Group and/or otherwise involving material interest of or having material exposure, directly or indirectly, on any Group Company.

(b)	In respect of the types of matter referred to in paragraph 20(a), so far as such Seller is aware, no such matters are pending or threatened by or against any Group Company.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(c)	No Director of a Group Company has been disqualified under the Applicable Laws. Neither Group Company nor its Director is a person featured in Article 23 Clause 1 Paragraph (ф) of the Federal Law of the Russian Federation On State Registration of Legal Entities and Individual Entrepreneurs” No. 129-FZ.

(d)	No unsatisfied final non-appealable judgement or award exceeding RUB 300,000 (three hundred thousand Roubles) is outstanding against any Group Company.

(e)	Neither a Group Company nor any Business IPR or Material Contract is affected by any existing, nor neither such Seller nor a Group Company has received any written notice of any pending, injunction, judgment, order, decree, award, or other decision or ruling of a court, tribunal, arbitrator, or any governmental, regulatory or similar body or agency in any jurisdiction and, so far as such Seller is aware, there is no ground for any of the abovementioned

(f)	No Group Company has given any undertaking to any court, tribunal, arbitrator, or any governmental, regulatory or similar body or any other third party arising out of, or in connection with, any matter of the type referred to in paragraph 20(a) which remains in force.

21.	ANTI-CORRUPTION, MONEY LAUNDERING AND SANCTIONS

(a)	For the purposes of this paragraph 21, the following terms shall have the following meanings:

(i)	“Anti-Corruption Law” means:

(1)	the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997 (the “OECD Convention”);

(2)	the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended and supplemented from time to time (together, the “FCPA”);

(3)	the Bribery Act 2010 (or any United Kingdom laws prohibiting bribery or corruption preceding the Bribery Act 2010);

(4)	the Federal Law of the Russian Federation “On Counteracting Corruption”, Articles 204, 290 and 291 of the Criminal Code of the Russian Federation, and Article 19.28 of the Code of Administrative Violations of the Russian Federation; and

(5)	any other Applicable Law (including any (a) statute, ordinance, rule or regulation, (b) order of any court, tribunal or any other judicial body, and (c) rule, regulation, guideline or order of any public body, or any other administrative requirement) which:

(6)	prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person; and/or

(7)	is broadly equivalent to the FCPA and/or the above United Kingdom laws, and/or the above laws of the Russian Federation, or was intended to enact the provisions of the OECD Convention or which has as its objective the prevention of corruption;

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(ii)	“Anti-Money Laundering Laws” means:

(1)	the European Union Money Laundering Directives;

(2)	in the United Kingdom, the Money Laundering Regulations 2007, the Proceeds of Crime Act 2002, the Serious Organized Crime and Police Act 2005, the Anti-Terrorism, Crime and Security Act 2001;

(3)	in the United States, the Executive Order and statutes authorizing the establishment of trade and economic sanctions programs enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the Bank Secrecy Act of 1970 and the PATRIOT Act of 2001;

(4)	in the Russian Federation, Federal Law On Counteraction of Legitimization (Laundering) of Proceeds of Crime and Financing of Terrorism, Articles 174 and 174.1 of the Criminal Code of the Russian Federation, and Article 15.27 of the Code of Administrative Violations of the Russian Federation; and

(5)	any other laws, regulations or conventions in any jurisdiction relating to terrorism or money laundering; and

(iii)	“Associated Person” means, in relation to a company, a person (including any employee, agent or subsidiary) who performs (or has performed) services for or on behalf of that company.

(b)	No Group Company, nor, so far as such Seller is aware, any of its Directors, officers or Staff Members acting in their professional capacity with the relevant Group Company, any of the Group Company’s Associated Persons, or any other person acting on any Group Company’s behalf:

(i)	has engaged in any activity or conduct that has resulted or will result in a violation of; or

(ii)	so far as such Seller is aware, is being investigated by any Governmental Authority in relation to any alleged violation of any:

(1)	Anti-Corruption Laws;

(2)	Anti-Money Laundering Laws; or

(3)	Applicable Laws relating to Sanctions.

(c)	Each Group Company has in place adequate policies and procedures to prevent bribery.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Part 2 Tax Warranties

The Tax Warranties are given in respect of facts, matters and circumstances arising or in existence during the three (3) full calendar years prior to the date of this Agreement, and the period of the calendar year in which the Completion occurs until the Completion Date. Unless otherwise provided for specifically within the relevant Warranty, each Seller warrants to the Buyer as follows:

1.	Each of the Group Companies is and always has been and will until Completion be resident for Tax purposes in the Russian Federation only and no activities of any Group Company or any other entity have led to or are reasonably expected to lead to creation of a permanent establishment for tax purposes in any other jurisdiction.

2.	Each Group Company is and has been in material compliance with all Applicable Laws in respect of registration with any Governmental Authority for Tax purpose.

3.	All claims, returns, notifications, reports, statements, registrations, accounts and computations which have become due and any other information to be submitted to any Tax Authority have in all material respects been prepared on the basis which is proper, accurate and in accordance with Applicable Law, and so far as such Seller is aware remain materially accurate and complete and have been duly submitted within any applicable statutory time limits.

4.	Any Tax which has become due from any Group Company has been duly paid in all material respects in compliance with the Tax legislation.

5.	Each Group Company has in all material respects complied with all obligations and requirements imposed on it by Tax legislation relating to the payment of Tax which has become due including, without limitation, withholding Tax payable by each Group Company acting as tax agent and social insurance contributions to the Russian state pensions fund, social security fund and the fund of medical insurance, has been paid by each of the Group Companies.

6.	Each Group Company has made all deductions and withholdings which it was required by Applicable Law to make in respect of or on account of any Tax, from all payments made by it, including to non-residents, the conditions for application of the respective double tax treaties provisions have been met, and the Group Companies have obtained and retained all documents in the form and substance required by Applicable Law necessary in order to apply these provisions (including, without limitation, all appropriate certificates regarding the beneficial owner of payments and other documents required by Applicable Law to evidence that the person on whose benefit the transfer was made was entitled to a reduced rate of withholding tax under Applicable Law), and has accounted to the relevant Tax Authority for all amounts so deducted or withheld.

7.	There are no ongoing, pending or, to the best of such Seller’s knowledge, threatened actions, proceedings, assessments or collections of Tax with respect to any Group Company or with respect to any Business IPR or any other asset of any Group Company.

8.	The provision or reserve required by Applicable Law has been made in the Accounts for any Tax Liability to be assessed on the relevant Group Company in respect of:

(a)	profits, gains or income (as computed for Tax purposes) arising or accruing or deemed to arise or accrue on or before the relevant date; and

(b)	any transactions effected and actions taken (or deemed to be effected or taken) on or before the relevant date.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

9.	Proper provision for deferred Tax required by Applicable Law has been made in the Accounts.

10.	Each Group Company has prepared, kept and preserved materially complete, accurate and up-to-date records as required by Applicable Law.

11.	All input VAT recovered by each Group Company was in compliance with Applicable Law. Each Group Company has had all appropriate documentation for a relevant recovery (refund).

12.	So far as such Seller is aware neither execution nor completion of this Agreement or any other Transaction Document will result in any change in the Tax status, basis or treatment of a Group Company or any of its respective assets, nor in the withdrawal of any Relief granted or claimed on or before Completion.

13.	All material transactions entered into by each Group Company have been entered into on arm’s length terms and in compliance with the transfer pricing rules under the Applicable Law. No notice or enquiry by any Tax Authority is made in connection with any such transaction.

14.	No Group Company has knowingly entered into or been a party to any scheme, arrangement or other practice whatsoever the main purpose of which was the avoidance or evasion of a liability for Tax.

15.	No Group Company is liable to pay or, so far as such Seller is aware, is reasonably expected to become liable to pay, a material penalty or interest in respect of Tax, and no Group Company is subject to any suspended Tax related penalties.

16.	No Group Company is involved in any dispute with any Governmental Authority in any jurisdiction with respect to any Tax matters. So far as such Seller is aware, there are no circumstances which are reasonably expected to cause such a dispute to arise.

17.	Each Group Company has exercised due care in selection of its suppliers, service providers and other counterparties, and as far as such Seller is aware, none of the suppliers, service providers and other counterparties in a material transaction of a Group Company have been involved into any mala fide practices that may be considered by the Tax Authority as grounds for imposition of a Tax Liability on a Group Company.

18.	Each Group Company has properly obtained and maintained and has available all the documentation (including, without limitation, primary documents) required by Applicable Law to support its administration of Tax liabilities and any Relief, duly executed by a Group Company and/or its suppliers, service providers and other counterparties, and such documentation is accurate, complete and sufficient to support its Tax administration in all material respects.

19.	Other than as may be required by Applicable Law, no Group Company is or has ever been or been treated as, an agent or Representative of another person for any Tax purpose.

20.	The immovable property assets of each Group Company located in the Russian Federation comprise less than fifty percent (50%) of its total assets value.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Schedule 4 Seller Limitations

Part 1 General Limitations

1.	Fraud exception

Nothing in this Schedule 4 (Seller Limitations) limits the liability of a Seller in the case of fraud or wilful deceit by a Seller or, before Completion, by any Group Company or any of its officers, Employees or agents.

2.	Cap on Claims

2.1	The aggregate liability of the Sellers for all:

(a)	Claims shall not exceed the amount of [***] including any amount payable in respect of the Buyer’s costs (including legal and other professional fees and expenses) and the maximum amount of each Seller’s liability in respect of all Claims (including Fundamental Warranty Claims) shall be the Relevant Proportion of each Seller for any such Claims;

(b)	Tax Claims shall not exceed [***] of the Consideration and the maximum amount of each Seller’s liability in respect of all Tax Claims (including any amount payable in respect of the Buyer’s costs (including legal and other professional fees and expenses)) shall be the Relevant Proportion of each Seller for any such Tax Claims;

(c)	IP Claims shall not exceed [***] of the Consideration and the maximum amount of each Seller’s liability in respect of all IP Claims (including any amount payable in respect of the Buyer’s costs (including legal and other professional fees and expenses)) shall be the Relevant Proportion of each Seller for any such IP Claims; and

(d)	Claims other than Title Claims, Tax Claims and IP Claims shall not exceed [***] of the Consideration and the maximum amount of each Seller’s liability in respect of all Claims other than Title Claims, Tax Claims and IP Claims (including any amount payable in respect of the Buyer’s costs (including legal and other professional fees and expenses)) shall be the Relevant Proportion of each Seller for all Claims other than Title Claims, Tax Claims and IP Claims.

2.2	For any Claim in respect of breaches of a Seller’s covenants contained in Clause 12, Clause 13.3. Clause 17, Clause 18 and Clause 36 (a “Covenant Claim”), where more than one Seller is liable for the same loss or damage, the proportion of that liability that the Buyer may claim against each Seller is their Relevant Proportion only, provided that, notwithstanding anything to the contrary in this Agreement, if more than one Seller but less than all the Sellers are liable for the same loss or damage, the proportion of the liability that the Buyer may claim against each such Seller under the Covenant Claim is their Relevant Proportion as amended to exclude the innocent Seller(s). By way of example, if Seller 3 and Seller 4 are the only Sellers liable for the same loss or damage under the Covenant Claim then Seller 3 is liable for [***]% and Seller 4 is liable for [***]% of such loss or damage, rather than [***]% and [***]% (being the Relevant Proportions of Seller 3 and Seller 4, respectively) of such loss or damage. For the avoidance of doubt, nothing within this paragraph 2.2 shall act to increase the liability caps of each Seller beyond those detailed within paragraph 2.1 of this Schedule 4.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

2.3	Without prejudice to any other rights or remedies that the Buyer may have in respect of a Covenant Claim, each of Seller 2 and Seller 4 acknowledges and agrees that damages alone would not be an adequate remedy for any breach of a Covenant Claim by Seller 2 and Seller 4. Accordingly, each of Seller 2 and Seller 4 agrees and undertakes that the Buyer shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of a Covenant Claim.

3.	LIMITATIONS APPLYING TO CLAIMS

A Seller shall not be liable in respect of a Claim to the extent that it occurs or is increased as a result of:

(a)	an Event, matter or liability to the extent that a provision for such Event, matter or liability has been made in the Accounts or the Completion Statements;

(b)	a change in Applicable Law, or published interpretation of Applicable Law by the Supreme Court of the Russian Federation, which in each case takes effect after Completion or which is first announced after Completion which takes effect retrospectively as at a time before the date of this Agreement;

(c)	a change in generally accepted accounting practices which takes effect after Completion or which is first announced after Completion which takes effect retrospectively as at a time before the date of this Agreement;

(d)	a change in the accounting policies or practice of the Buyer or any Group Company after Completion, unless it is made to correct non-compliance with Applicable Law which was in force on or before Completion;

(e)	a voluntary act, omission, transaction or arrangements of the Buyer or any Group Company after Completion; for this purpose, an act or omission is not voluntary if:

(i)	it is carried out to comply with Applicable Law which was in force on or before Completion;

(ii)	it is a consequence of, or substantially a consequence of, any breach of a Transaction Document (including a breach of the Warranties) by the Seller or any other Seller Party; or

(iii)	it is an act or thing done or omitted to be done in accordance with the express provision of any Transaction Document.

4.	THRESHOLD FOR CLAIMS

A Seller shall not be liable in respect of any Claim relating to the Warranties unless:

(a)	the liability of such Seller for that Claim (together with all other Claims arising out of or related to the same or a similar subject matter) exceeds RUB [***] and

(b)	the aggregate liability of:

(i)	Seller 1 and Seller 2 only in respect of all Claims (excluding any for which liability is excluded under paragraph 4(a)(i) above) exceeds RUB [***] in which case Seller 1 and Seller 2 only shall be liable for the whole amount and not merely the excess;

(ii)	Seller 3 only in respect of all Claims (excluding any for which liability is excluded under paragraph 4(a)(i) above) exceeds RUB [***] in which case Seller 3 only shall be liable for the whole amount and not merely the excess; and

(iii)	Seller 4 only in respect of all Claims (excluding any for which liability is excluded under paragraph 4(a)(i) above) exceeds RUB [***] in which case Seller 4 only shall be liable for the whole amount and not merely the excess.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

5.	TIME LIMITS AND NOTICE

A Seller shall not be liable for any Claim unless a notice of the Claim is given by the Buyer to such Seller:

(a)	in respect of any claim for breach of any Fundamental Warranty or the Title Indemnity, no later than [***] following the Completion Date;

(b)	in respect of any Tax Claim, no later than [***] following the calendar year in which the Completion Date falls, provided that if upon expiry of such period a Tax Audit of any Group Company in respect of a period prior to Completion has been notified or is ongoing then such time period shall be extended until the date which is [***] following the date on which the final binding decision (which has entered into legal force) is issued by the relevant Tax Authority in relation to such Tax Audit; and

(c)	in respect of any other Claims, no later than [***] following the Completion Date.

6.	NOTICE OF CLAIMS

If the Buyer becomes aware of a claim against a Group Company by a third party or of any other fact, matter or circumstance, which in either case is reasonably likely to result in the Buyer being entitled to make a Claim (each a “Relevant Matter”) notice of any Relevant Matter:

(a)	shall be given by the Buyer to the Sellers within the time limits specified in paragraph 5 above; and

(b)	such notice shall set out in reasonable detail the facts and circumstances relating to the Relevant Matter and the Buyer’s reasonable estimate of the amount of losses, costs and liabilities which is, or is to be, the subject of the Claim (including any losses which are contingent on the occurrence of any future event), and be given as soon as practicable, and in any event no later than thirty (30) calendar days, following the relevant fact, matter or circumstance coming to the notice of the Buyer, provided that, subject to paragraph 5 above, failure to give any notice under this paragraph 6 will in no way prejudice the Buyer’s ability to bring a Claim except that a Seller shall not be liable for such Claim to the extent that its liability under such Claim has arisen or increased as a result of such failure.

7.	THIRD PARTY CLAIMS

If the Buyer becomes aware of a claim against a Group Company by a third party that is reasonably expected to give rise to a Claim against a Seller (a “Third Party Claim”) then:

(a)	the Buyer shall inform the relevant Seller or Sellers of such Third Party Claim in accordance with paragraph 6 and, upon request of the relevant Seller or Sellers, procure that such Seller or Sellers are provided with information on all material developments of the Third Party Claim, in each case to the extent that such provision of information is not in breach of any confidentiality obligations of the Buyer or a Group Company;

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(b)	the Buyer shall consult with and follow the reasonable instructions of the Seller or Sellers in relation to the conduct of the Third Party Claim and take all such action as the Seller or Sellers may reasonably request in relation to the Third Party Claim, including commencing, conducting, defending, resisting, setting, compromising or appealing against any proceedings, subject to provisions of clause (c) below;

(c)	if the Seller or Sellers, acting reasonably and in good faith, requests that the Buyer or a Group Company commences, conducts, resists, settles, compromises or appeals against any Third Party Claim, the Buyer shall not unreasonably refuse such request, provided that:

(i)	any out of pocket legal, professional, administrative and other costs and expenses reasonably incurred by the Buyer, its Affiliates or any Group Company as a result of or in connection with the actions requested by such Seller or Sellers shall be at the expense of such Seller or the Sellers regardless of the outcome of such proceedings and shall be paid by such Seller or Sellers in advance to the bank account of the Buyer or a relevant Group Company in accordance with the pre-estimate of such costs and expenses agreed by the Buyer and such Seller o Sellers and, failing pre-payment of such legal costs, the Buyer and/or a Group Company shall have no obligation to take any actions requested by such Seller or Sellers; and

(ii)	the Buyer and/or a Group Company shall be under no obligation to take any actions requested by such Seller or Sellers if such actions are likely, directly or indirectly, to have a material adverse effect on the business, relations or goodwill of the Buyer or any Group Company;

(iii)	the Buyer and/or a Group Company shall be under no obligation to follow instructions of such Seller or Sellers in relation to any Tax Claim if following such instructions in the opinion of the Buyer may trigger, directly or indirectly, additional risks in terms of initiation or progress of criminal proceedings by the Governmental Authorities in respect of a Group Company management and/or employees, its Affiliates, the Buyer and/or any Affiliate of the Buyer.

8.	Mitigation

Nothing in this Schedule 4 (Seller Limitations) shall affect the Buyer’s common law duty to mitigate its Losses.

9.	NO DOUBLE RECOVERY

The Buyer and the Indemnified Persons shall not be entitled to recover damages or otherwise obtain reimbursement more than once in respect of the same loss whether under any Transaction Document or otherwise. For the avoidance of doubt, this shall be without prejudice to the Buyer’s right to recover the full amount of any loss by means of one or more Claims.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

10.	RECOVERY FROM THIRD PARTIES

(a)	If the Buyer has a right of action in relation to any third party (except, for the avoidance of doubt, against a Guarantor or an Individual Shareholder Guarantor) or right to bring a claim under any insurance policy, in relation to any matter that a Seller may otherwise be liable for hereunder, the Buyer shall notify such Seller or Sellers of such right and take such reasonable actions as such Seller or Sellers may require to enforce such right against the third party or under the insurance policy, provided that (a) the costs and expenses of taking such actions shall be at the expense of such Seller or Sellers and shall be paid by such Seller or Sellers in advance to the bank account of the Buyer or a relevant Group Company in accordance with the reasonable pre-estimate of such costs and expenses agreed by the Buyer and such Seller or Sellers and, failing pre-payment of such legal costs, the Buyer and/or a Group Company shall have no obligation to take any actions requested by such Seller or Sellers and (b) the Buyer shall be under no obligation to take any actions requested by such Seller or Sellers if such actions requested by such Seller or Sellers may, directly or indirectly, have a material adverse effect on the business, relations or goodwill of the Buyer or any Group Company.

(b)	If such Seller or the Sellers pay in full the amount payable to the Buyer in respect of a Warranty Claim or an Indemnity Claim and the Buyer or a Group Company subsequently recovers from a third party (including an insurer) an amount which relates to the matter that gave rise to that claim, the Buyer must notify such Seller or Sellers and:

(i)	if the amount paid by such Seller or Sellers to the Buyer is equal to or less than the amount recovered from the third party (after deduction of costs and expenses incurred in obtaining that recovery (including any increase in future insurance premiums) and in obtaining payment from such Seller or Sellers, less any amount not recovered by the Buyer from such Seller or Sellers and less any Tax related to that recovery or payment), the Buyer must pay such Seller or Sellers an amount equal to the amount that such Seller or Sellers paid to the Buyer; or

(ii)	if the amount paid by such Seller or Sellers to the Buyer is more than the amount recovered from the third party (after deduction of costs and expenses incurred in obtaining that recovery and in obtaining payment from such Seller or Sellers, less any amount not recovered by the Buyer from such Seller or Sellers and less any Tax related to that recovery or payment), the Buyer must pay such Seller or Sellers an amount equal to the amount recovered from the third party (after deduction of costs and expenses incurred in obtaining that recovery (including any increase in future insurance premiums) and in obtaining payment from such Seller or Sellers, less any amount not recovered by the Buyer from such Seller or Sellers and less any Tax related to that recovery or payment).

11.	disclosure

A Seller shall not be liable in respect of a Warranty Claim to the extent that the facts and circumstances giving rise to the Warranty Claim are Disclosed.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

12.	BUYER KNOWLEDGE

(a)	A Seller shall not be liable for any Warranty Claim or a Claim under any Tax Warranty to the extent that the facts, matters or circumstances giving rise to such Warranty Claim or such Claim under any Tax Warranty were within the actual knowledge of any member of the Buyer’s Transaction Team as at the date of this Agreement or set forth in any Due Diligence Report (the “Relevant Actual Knowledge”).

(b)	Subject to paragraph (a) above, the Buyer shall be entitled to make a Claim (including a Warranty Claim or a Claim under any Tax Warranty) whether or not the Buyer and/or any Affiliate of the Buyer and/or any of their respective directors, officers, employees, consultants, contractors, agents or advisers had knowledge (other than the Relevant Actual Knowledge of any member of the Buyer’s Transaction Team, whether such Relevant Actual Knowledge is obtained in connection with the due diligence review of the Group or otherwise), whether actual, constructive, implied or imputed, of the matter giving rise to the Claim before the date of this Agreement and the Buyer’s right or ability to make any such Claim shall not be affected or limited, and the amount recoverable shall not be reduced, on the grounds that the Buyer and/or any Affiliate of the Buyer and/or any of their respective directors, officers, employees, consultants, contractors, agents or advisers (other than the Buyer’s Transaction Team in respect of the Relevant Actual Knowledge, whether such Relevant Actual Knowledge is obtained in connection with the due diligence review of the Group or otherwise) may, before the date of this Agreement and/or Completion, have had actual, constructive, implied or imputed knowledge of the matter giving rise to a Claim.

13.	Matters capable of remedy

If a fact or circumstance that gives rise to any Claim is capable of remedy by a Seller or Sellers, such Seller or Sellers will not be liable in respect of that Claim to the extent that the relevant breach is remedied without any loss, cost, expense or liability to the Buyer, any of its Affiliates or any Group Company within twenty (20) Business Days following notification of the fact or circumstance by the Buyer to such Seller or Sellers.

14.	Indirect loss

A Seller shall not be liable for any:

(a)	indirect or consequential loss; or

(b)	punitive damages (whether direct or indirect).

15.	buyer’s breach of agreement

A Seller shall not be liable for any loss under any Transaction Document to the extent such loss is caused as a result of the Buyer’s breach of any Transaction Documents.

16.	TAX REFUNDS

The liability of a Seller for any Tax Claim shall be reduced by the amount of any right to a repayment of Tax or an actual repayment of Tax to which a Group Company is or becomes entitled or receives in respect of a period (or part period) prior to Completion or as a result of an Event occurring prior to Completion (a “Tax Refund”), save to the extent that such Tax Refund was reflected in the Completion Statements.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

17.	Vat Transition

The Parties acknowledge that following Completion the Buyer intends to cause the Group Companies to transition to a tax policy where VAT will be charged on the proceeds received from the Group Companies’ customers for access to the Group Companies’ software and databases as well as services related to personnel search (the “VAT Transition”). Notwithstanding anything to the contrary in this Schedule 4, the Parties agree that the VAT Transition (howsoever and whenever effected) shall not reduce or limit the liability of a Seller in respect of a Claim.

18.	Guarantor Payment

(a)	Unless the maximum liability of the Guarantors in respect of a relevant Claim is 100% (rather than 78.72%) in accordance with Clause 14.2, if any Guarantor makes a payment to the Buyer or an Indemnified Person in full or in partial satisfaction of a Claim (such payment, a “Guarantor Payment”), then Buyer shall not continue, or take any additional action, to enforce an arbitral award against Seller 1 in respect of a portion of the remaining part of such Claim equal to the Guarantor Payment multiplied by [***] (the “Individual Shareholders Share”).

(b)	By way of illustration: [***]

(c)	For the avoidance of doubt, if more than one Guarantor makes a payment or one Guarantor makes multiple payments to the Buyer or an Indemnified Person in respect of a Claim, the Individual Shareholders Share shall be calculated, and shall reduce the amount in respect of which the Buyer shall be entitled to take further action to enforce an arbitral award against Seller 1, for each such instance.

(d)	The undertaking of the Buyer in paragraph 18(a) above shall be without prejudice to its right to take any action (enforcement or otherwise) to recover any amounts payable under the Individual Shareholder Guarantees (including the Individual Shareholders Share) from the Individual Shareholder Guarantors.

If one or more Guarantors have paid 78.72% of any Claim, the Buyer shall not continue, or take any additional, enforcement action against Seller 1 in relation to such Claim.

19.	No Tax Indemnity for N1 Restructuring

No Seller shall be liable for any Tax Liability in respect of N1 Restructuring under Clause 10.15(b) and the Tax Indemnity shall not apply with respect to the N1 Restructuring.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Part 2 Relevant Proportions

Seller	Relevant Proportion
Seller 1	[***]
Seller 2	[***]
Seller 3	[***]
Seller 4	[***]
Total	100%

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Schedule 5 Properties

Property Details, Title and Other Property

Documents

[***]

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Schedule 6 Completion Statements

Part 1 Contents of the Completion Statements

1.	GENERAL

(a)	The Completion Statements shall comprise:

(i)	The consolidated Completion Balance Sheet prepared for the Group Companies;

(ii)	The consolidated Net Working Capital Statement; and

(iii)	The consolidated Net Debt Statement.

(b)	The Completion Statements shall be in the form set out in Schedule 6, Part 2 and shall be prepared applying the following in descending order of precedence:

(i)	This Schedule 6;

(ii)	The accounting principles, practices, policies and procedures applied in the preparation of the Accounts (to the extent that these are consistent with RAS); and

(iii)	Where the application of the principles, policies and procedures referred to in 1(c)(I) and 1(c)(II) of this Schedule 6 are not applicable or do not provide sufficient clarity, RAS principles.

(c)	The Completion Statements shall:

(i)	Be prepared as at 12.01am Moscow time on the Completion Date;

(ii)	Be prepared based on the aggregated financial statements of the Group Companies compiled based on the individual financial statements of each of the Group Companies in accordance with RAS in accordance with the following consolidation principles:

(1)	any intra-group balances of accounts receivable (trade receivables, other, advances), stated in the balance sheet of the Group Companies shall be set off against their respective accounts payable. All intra-group loans issued by the Group Companies (together with interest accrued and not paid) to other Group Companies shall be set off against respective loans receivable (together with interest accrued but not received). For the avoidance of doubt, accounts receivable and payable, loans issued and received, recorded in the general ledger of a legal entity (whether a debtor or a creditor) shall be equal to the respective amounts of accounts payable and receivable, loans received and issued of the respective legal entity (whether a creditor or a debtor);

(2)	the unrealised gain included by the Group Companies into the cost of inventory, fixed assets or intangible assets (buyers of inventory, fixed assets or intangible assets in an intra-group transaction) shall be eliminated from the cost of respective assets of the respective Group Companies. For the avoidance of doubt, the unrealised gain shall be calculated with reference to the requirements of IFRS;

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(3)	in the event of differences occurring between amounts recorded in the financial statements of the Group Companies (i.e. if the amounts of receivables / payables, loans issued / received recognised by different legal entities do not match), an appropriate adjustment needs to be calculated at consolidation level (to eliminate errors in calculations and other possible accounting errors);

(iii)	Only take into account events that have occurred on or before the Completion Date and shall not take account of any event occurring after the Completion Date;

(iv)	Be expressed in thousands of Roubles and where an amount is denominated in a currency other than Roubles it shall be converted into Roubles using the official rate set by the Central Bank of the Russian Federation on the Completion Date; and

(v)	Be prepared in the English language.

(d)	The following specific accounting treatments shall apply to the preparation of the Completion Statements:

(i)	The Completion Statements shall be prepared:

(1)	as if the date to which they are made up is the last day of a financial year;

(2)	based on the fact that all accounting entries related to the respective period should be reflected in the accounts: all costs, expenses and revenues should be accrued, all invoices to customers should be issued and recorded and appropriate accruals should be made. Revenues and expenses shall be recognized in the period related to/incurred (even if the documents are prepared later); and

(3)	on a going concern basis.

(ii)	If the Completion Date does not occur on the last calendar day of the month/quarter, the following rules shall apply in relation to the calculation of assets and liabilities for the purposes of the Completion Statements using principles of double entry:

(1)	the amount of revenue, income, costs, expenses and assets and liabilities shall be included proportionally to the number of the calendar days that have passed up until the Completion Date (including the Completion Date) based on the total number of the calendar days of the month/quarter when the Completion Date occurs;

(2)	paragraph 1(d)(ii)(1) shall not apply to the assets and liabilities which can be easily calculated as of any date and such assets and liabilities shall be calculated as of the close of business on the Completion Date.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(iii)	No item shall be taken into account twice in the Completion Statements and the calculation of the Net Working Capital and the Net Debt.

(iv)	Assets and liabilities included in the Completion Balance Sheet in any case shall be prepared following the accounting policies of RAS and definitions as provided by this Schedule 6.

2.	CALCULATION OF NET DEBT

(a)	The following provisions shall apply to the determination of Net Debt:

(b)	The Net Debt shall comprise the sum of the aggregated amounts for the categories of assets and liabilities set out below and defined in 2 (c) – 2 (k) (where assets are recorded as positive amounts and liabilities are recorded as negative amounts):

(i)	Loans and borrowings (negative amount);

(ii)	Payables to related parties (negative amount);

(iii)	Overdue and long-term accounts payable (negative amount);

(iv)	Transaction related payables (negative amount);

(v)	Payables for non-current assets (negative amount);

(vi)	Dividends payable (negative amount);

(vii)	Minimum cash reserve (negative amount);

(viii)	Full amount of future payment under the Traffic Purchase Agreement (negative amount);

(ix)	Other external debt (negative amount); and

(x)	Cash and Cash Equivalents (positive amount).

(c)	The following definitions and specific accounting treatment shall apply to the determination of the categories of assets and liabilities included in the Net Debt.

(d)	“Loans and borrowings” means the aggregate amount of:

(i)	principal amounts of all financial indebtedness of the Group Companies arising from borrowings from banks, other credit or non-credit institutions received in any form and any early termination or settlement costs, increased by accrued and unpaid interest up to the Completion Date;

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(ii)	borrowing or indebtedness in the nature of borrowing of the Group Companies arising from a party other than banks in any form increased by accrued and unpaid interest up to the Completion Date. For the avoidance of doubt, such indebtedness shall include, inter alia, the following items irrespective of the reporting requirements provided by RAS:

(1)	financial leasing obligations, comprising the total amount of future lease payments starting from the Completion Date and up to end of the leasing period as provided by the lease agreements and discounted using implicit interest rate of each of the leasing agreement; and

(2)	nominal amount of any guarantees issued by any of the Group Companies to guarantee liabilities of entities outside the Group Companies;

(iii)	For the avoidance of doubt, any balance included in the definition of Loans and borrowings should not appear in the definitions of other liabilities as provided by this Schedule 6.

(e)	“Payables to related parties” means the aggregate amount of accounts payable to the Sellers or the persons or undertakings controlled by or affiliated to the Sellers, or any amounts payable to the Sellers or the persons or undertakings controlled by or affiliated to the Sellers directly or indirectly other than (a) included in definition of Dividends payable as provided in this Schedule 6 and/or (b) current payables for rent and similar business expenses incurred at arm’s length as part of the Ordinary Course of Business. For avoidance of doubt Payables to related parties include any accounts payable to the Sellers, Seller Related Entities or their respective Affiliates.

(f)	“Overdue or long-term accounts payable” means the aggregate amount of:

(i)	all outstanding balances of accounts payable as of the Completion Date which were not paid in time under the relevant contractual terms, provided that the payment delay exceeds sixty (60) days for each of the overdue payable balance; and

(ii)	all outstanding balances of accounts payable as of the Completion Date which are long-term in nature having the payment terms of over one hundred and eighty (180) days.

(g)	“Transaction related payables” means the aggregate amount of the total cost for consultancy services received in preparation to and execution of the Transaction and not paid by the Completion Date. For the avoidance of doubt, such cost for consultancy services shall be reflected in the total amount of fees payable under respective agreements irrespective of actual receipt of invoices or other primary documents by the Completion Date;

(h)	“Payables for non-current assets” means the aggregate amount of accounts payable for shares or similar ownership rights, fixed assets, intangible assets, investments, equipment, inventory to be used for capital projects and services of the capital nature.

(i)	“Dividends payable” means the aggregate amount of any dividends or other profit distributions declared but not yet paid as at Completion Date by any of the Group Companies in respect of annual and interim dividends regardless of whether such dividends were or were not recognised in the Completion Balance Sheet, including any withholding or other taxes related to dividends distribution if such taxes remain payable by any of the Group Companies on the Completion Date.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(j)	“Minimum cash reserve” means the greater of:

(i)	RUB [***] or

(ii)	Prepayments and advances received at the Completion.

(k)	“Full amount of future payment under Traffic Purchase Agreement” means a sum of RUB [***], which shall be reserved at the bank account of the Company on or before the Completion Date for future payment under the Traffic Purchase Agreement.

(l)	“Other external debt” means the aggregate amount of:

(i)	any bonus payments or other compensation associated with the Transaction;

(ii)	any bonus payments or similar compensations associated with the top and middle management agreements on participation in long-term motivation programs other than regular bonus payments being made under employment agreements;

(iii)	any liabilities originated not in the normal course of operating activity (including, but not limited to, indebtedness for Tax claims not related to the current tax payments); and

(iv)	all amounts of contingent legal risks (including claims and court suits pending or in the process with high (i.e. more than 50%) probability of not resolving in favour of the Group Companies),

if such amounts are not included in the other components of the Net Debt per this Schedule 6.

(m)	“Cash and Cash Equivalents” means the amounts of the following reported in the Completion Balance Sheet: cash on hand, demand deposits (including current accounts with banks) and short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to insignificant changes in value. For the avoidance of doubt, Cash and Cash Equivalents shall not include the amounts of restricted cash (i.e. pledged bank promissory notes and term deposits held at bank to secure a guarantee issued by a bank).

3.	CALCULATION OF NET WORKING CAPITAL

(a)	The following provisions shall apply to the determination of Net Working Capital:

(b)	The Net Working Capital shall comprise the sum of the aggregated amounts for the categories of assets and liabilities set out below and defined in 3 (c) – 3 (l) below (where assets are recorded as positive amounts and liabilities are recorded as negative amounts):

(i)	Accounts receivable (positive amount);

(ii)	Inventories (positive amount);

(iii)	Expenses of future periods (positive amount);

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(iv)	Other current assets (positive amount);

(v)	Trade accounts payable (not overdue or long term) (negative amount);

(vi)	Payables to employees (negative amount);

(vii)	Payables to governmental social fund (negative amount); and

(viii)	Taxes payable (negative amount).

For the avoidance of doubt, Input VAT balances (in current assets) shall not be included in the Net Working Capital.

(c)	The following definitions and specific accounting treatment shall apply to the determination of the categories of assets and liabilities included in the Net Working Capital.

(d)	“Accounts receivable” means the aggregate of:

(i)	accounts receivable from buyers and customers reflected on the Completion Balance Sheet, to the extent that accounts receivable are due for sales of products, goods and services within twelve (12) months from the Completion Date;

(ii)	prepayments issued to suppliers and subcontractors to the extent the following conditions are met: (a) the delivery of products, goods or services is due within twelve (12) months from the Completion Date and (b) prepayments do not relate to non-current assets or non-operating assets or services of a capital nature;

(iii)	other accounts receivable to the extent that they are due for collection, or offset against a delivery of products, goods or services, or against a liability within twelve (12) months from the Completion Date, comprising of prepayments of personnel compensation, taxes and social contributions.

(iv)	Accounts receivable shall be reduced by:

(1)	any doubtful accounts receivable or prepayment balances, including (a) specific amounts, which are doubtful for collection as known to the management of the Group Companies; and (b) being amounts attributable to accounts receivable that are outstanding for more than one hundred and eighty (180) days as at the Completion Date; (c) any items that either do not result in cash inflows after the relevant Completion Date or do not bring future economic benefit to the Group Companies;

(2)	any advances for services that have already been rendered as of the relevant Completion Date;

(3)	any accounts receivables from or prepayments to the Sellers, Seller Related Entities and their respective Affiliates other than current trade receivables from such persons for regular services rendered within the Ordinary Course of Business;

(4)	any amounts relating to purchases of fixed assets, intangible assets or any other non-current assets or assets purchased in connection with any capital projects.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(e)	“Inventories” means materials, work in progress, goods for resale and other inventory items according to the Completion Balance Sheet of the Group Companies adjusted as follows:

(i)	100% provision shall be reflected for inventory items with no movements for more than one year;

(ii)	the inventory amount will be reduced by any unrealised gain as defined by IFRS on inventory purchased or transferred between the Group Companies;

(iii)	the inventory shall be reduced by the balances related to materials and supplies acquired to be used in capital projects or not to be used within the twelve (12) months period.

(f)	“Expenses of future periods” means prepaid costs of insurance, subscription, certification, and other periodic services for the period not exceeding twelve (12) months. For avoidance of doubt, expenses of future periods shall not include non-current intangible assets such as cost of licenses, software or other similar rights for the use of the intellectual property.

(g)	“Input VAT” means the amount of VAT recoverable as set out in the Completion Balance Sheet.

(h)	“Other current assets” means prepaid taxes, receivables from employees other than loans issued to employees. The balance of other current assets shall be decreased for any items that either do not result in cash inflows after the relevant Completion Date or do not bring future economic benefit to the Group Companies.

(i)	“Trade accounts payable (not overdue or long-term)” means the total of the following amounts

(i)	accounts payable to suppliers and contractors;

(ii)	prepayments and advances received;

(iii)	other accounts payable expected to be repaid or otherwise settled and not included in any other current liabilities balances but excluding deferred tax balance; and

(iv)	Trade accounts payable (not overdue or long-term) shall not include any amounts included in the definition of the Net Debt components in 6.3 – 6.2 above;

(j)	“Payables to employees” means amounts payable to the employees for wages and salaries, bonuses and any other compensation in exchange for work performed or services provided by employees, including salary and wages payable to permanent employees, to staff on temporary labour agreements and to employees on other transactions; and including vacation, bonus and severance pay reserves and salary and wages provisions to be accrued. Vacation reserves are calculated based on the accounting policies of the Group Companies.;

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(k)	“Payables to governmental social fund” means outstanding amounts payable with respect to pension fund contributions and social taxes. For the avoidance of doubt, Payables to governmental social fund shall be increased by amounts calculated on an accruals basis for the period between the date of the last tax return and the Completion Date;

(l)	“Taxes payable” means outstanding amounts of taxes payable other than relating to taxes payable on dividends, including tax penalties and interest. For the avoidance of doubt, Taxes payable shall be increased by amounts calculated on an accruals basis for the period between the date of the end of the latest reporting (tax) period and the Completion Date (in case the Completion date does not fall on the end of the reporting (tax) period). The calculation of these additional tax liabilities will be simplified and will be based on the Russian accounting data only for the period between the end of the respective reporting (tax) period and Completion Date and may not be fully compliant with all requirements for tax calculation provided by tax law.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Part 2 Pro forma Completion Statements

[***]

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Schedule 7 Buyer Warranties

1.	AUTHORITY OF BUYER

(a)	The Buyer is a company duly incorporated and organised and validly existing under the laws of its jurisdiction of incorporation.

(b)	The Buyer has the right, power and authority and has taken all actions necessary to execute and deliver, and to exercise its rights and to fully perform its obligations under the Transaction Documents in accordance with their terms.

(c)	This Agreement constitutes, and each Transaction Document constitutes or will, when executed, constitute legal, valid and binding obligations of the Buyer enforceable in accordance with their respective terms.

(d)	The entry into and the exercise by the Buyer of its rights and performance of its obligations under the Transaction Documents and the transactions contemplated by them will not constitute a breach or give rise to a default under any Applicable Laws or regulations or any order, decree or judgement or any provision of its constitutional documents, which has or could have a material adverse effect on its ability to execute or perform its obligations under the Transaction Documents.

(e)	The Buyer is not a party to any litigation, arbitration or administrative proceedings nor is it the subject of any governmental, regulatory or official investigation or enquiry which is in progress or threatened or pending and which has or could have a material adverse effect on its ability to execute or perform its obligations under the Transaction Documents.

(f)	No corporate action or other steps have been taken by the Buyer or legal proceedings started or threatened against it for its winding up or dissolution; or for it to enter into any arrangement or composition for the benefit of creditors; or for the appointment of a receiver, administrator, administrative receiver, liquidator, supervisor, compulsory manager, trustee or similar person of any of its revenues or assets.

(g)	The execution and delivery by the Buyer, and the performance by the Buyer of its relevant obligations under and compliance by the Buyer with the provisions of, this Agreement and the Transaction Documents will not:

(i)	materially conflict with, or result in a material violation of, any provision of the Organisational Documents of:

(1)	the Buyer; or

(2)	shareholders of the Buyer; or

(ii)	result in a material breach of, or constitute a material default under, any instrument or agreement to which any of the following persons is a party or by which any of the following persons is bound:

(1)	the Buyer; or

(2)	shareholders of the Buyer; or

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(iii)	materially conflict with, or result in a material violation of, any law or regulation in any jurisdiction having the force of law or of any order, judgment, injunction or decree of any court or governmental agency by which any of the following persons is bound:

(1)	the Buyer; or

(2)	shareholders of the Buyer.

(h)	The Buyer has obtained all consents, authorisations and approvals from its corporate governance bodies and any Governmental Authority, as required to authorise the execution, delivery, validity, enforceability or admissibility in evidence of the Transaction Documents to which it is a party or the performance of the Buyer’s obligations under the Transaction Documents or will be required as a consequence of any Transaction Document.

2.	SOLVENCY

(a)	The Buyer:

(i)	is not insolvent or unable to pay its debts within the meaning of the laws of its jurisdiction of incorporation or any other applicable insolvency legislation; or

(ii)	has not stopped or suspended paying its debts as they fall due.

3.	KNOWLEDGE

The Buyer’s Transaction Team comprise the only persons acting on behalf of the Buyer with any involvement with, or knowledge of, the Transaction (excluding trivial or immaterial involvement or knowledge), whether engaged as employees, officers, or workers by the Buyer, except for any professional advisors acting for the Buyer in connection with the Transaction.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Schedule 8 Buyer Limitations

1.	FRAUD EXCEPTION

Nothing in this Schedule 8 (Buyer Limitations) limits the liability of the Buyer in the case of fraud or wilful deceit by the Buyer.

2.	CAP ON CLAIMS

2.1	The aggregate liability of the Buyer for all:

2.1.1	Sellers Claims shall not exceed the amount of the Consideration, including any amount payable in respect of the Sellers’ costs (including legal and other professional fees and expenses); and

2.1.2	Sellers Claims other than: (i) Sellers Claims under the Buyer Warranties (except for the Buyer Warranty in paragraph 3 of Schedule 7) and (ii) Seller Claims in relation to the Buyer’s failure to complete the Transaction in breach of the Transaction Documents, shall not exceed twenty five per cent (25%) of the Consideration,

2.2	If Completion does not occur in full, but the Participation Interests have been transferred to the Buyer, the provisions of paragraph 2.1 above shall not limit the Sellers’ right to recover the Participation Interests from the Buyer.

3.	THRESHOLD FOR CLAIMS

The Buyer shall not be liable in respect of any Sellers Claim relating to the Buyer Warranties unless:

(i)	the liability of the Buyer in respect of that Sellers Claim (together with all other Sellers Claims arising out of or related to the same or a similar subject matter) exceeds RUB two million (2,000,000); and

(ii)	the aggregate liability of the Buyer in respect of all Sellers Claims (excluding any for which liability is excluded under paragraph 4(a)(i) above) exceeds RUB fifteen million (15,000,000) in which case the Buyer shall be liable for the whole amount and not merely the excess.

4.	TIME LIMITS AND NOTICE

The Buyer shall not be liable for any Sellers Claim unless a notice of the Sellers Claim is given by a Seller to the Buyer:

(a)	in respect of any Sellers Claim for breach of a Buyer Warranty (except for the Buyer Warranty in paragraph 3 of Schedule 7), no later than three (3) years following the Completion Date; and

(b)	in respect of any other Sellers Claims, eighteen (18) months following the Completion Date.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

5.	NOTICE OF CLAIMS

If any Seller becomes aware of any other fact, matter or circumstance which is reasonably likely to result in the Seller being entitled to make a Sellers Claim (each a “Seller Relevant Matter”) notice of any Seller Relevant Matter:

(a)	shall be given by a Seller to the Buyer within the time limits specified in paragraph 4 above; and

(b)	such notice shall set out in reasonable detail the facts and circumstances relating to the Seller Relevant Matter and the Seller’s reasonable estimate of the amount of losses, costs and liabilities which is, or is to be, the subject of the Sellers Claim (including any losses which are contingent on the occurrence of any future event), and be given as soon as practicable, and in any event no later than thirty (30) calendar days, following the relevant fact, matter or circumstance coming to the notice of the Seller, provided that, subject to paragraph 4 above, failure to give any notice under this paragraph 5 will in no way prejudice the Seller’s ability to bring a Sellers Claim except that the Buyer shall not be liable for such Sellers Claim to the extent that its liability under such Sellers Claim has arisen or increased as a result of such failure.

6.	THIRD PARTY CLAIMS

If any Seller becomes aware of a claim against it by a third party that is reasonably expected to give rise to a Sellers Claim against the Buyer (a “Seller Third Party Claim”) then:

(a)	a Seller shall inform the Buyer of such Seller Third Party Claim in accordance with paragraph 5 and, upon request of the Buyer, procure that the Buyer is provided with information on all material developments of the Seller Third Party Claim, in each case to the extent that such provision of information is not in breach of any confidentiality obligations of a Seller;

(b)	a Seller shall consult with and follow the reasonable instructions of the Buyer in relation to the conduct of the Seller Third Party Claim and take all such action as the Buyer may reasonably request in relation to the Seller Third Party Claim, including commencing, conducting, defending, resisting, setting, compromising or appealing against any proceedings, subject to provisions of clause (c) below;

(c)	if the Buyer, acting reasonably and in good faith, requests that a Seller commences, conducts, resists, settles, compromises or appeals against any Seller Third Party Claim, the Seller shall not unreasonably refuse such request, provided that:

(i)	any out of pocket legal, professional, administrative and other costs and expenses reasonably incurred by the Seller or its Affiliates as a result of or in connection with the actions requested by the Buyer shall be at the expense of the Buyer regardless of the outcome of such proceedings and shall be paid by the Buyer in advance to the bank account of the Seller in accordance with the pre-estimate of such costs and expenses agreed by the Buyer and the Seller and, failing pre-payment of such legal costs, the Seller shall have no obligation to take any actions requested by the Buyer; and

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(ii)	the Seller shall be under no obligation to take any actions requested by the Buyer if such actions are likely, directly or indirectly, to have a material adverse effect on the business, relations or goodwill of the Seller;

(iii)	the Seller shall be under no obligation to follow instructions of the Buyer in relation to any tax claim if following such instructions in the opinion of the Seller may trigger, directly or indirectly, additional risks in terms of initiation or progress of criminal proceedings by the Governmental Authorities in respect of Seller’s management and/or employees, the Seller and/or any Affiliate of the Seller.

7.	MITIGATION

Nothing in this Schedule 8 (Buyer Limitations) shall affect each Seller’s common law duty to mitigate its Losses.

8.	NO DOUBLE RECOVERY

The Sellers shall not be entitled to recover damages or otherwise obtain reimbursement more than once in respect of the same loss whether under any Transaction Document or otherwise. For the avoidance of doubt, this shall be without prejudice to the Sellers’ right to recover the full amount of any loss by means of one or more Sellers Claims.

9.	RECOVERY FROM THIRD PARTIES

(a)	If a Seller has a right of action in relation to any third party or right to bring a claim under any insurance policy, in relation to any matter that the Buyer may otherwise be liable for hereunder, the Seller shall notify the Buyer of such right and take such reasonable actions as the Buyer may require to enforce such right against the third party or under the insurance policy, provided that (a) the costs and expenses of taking such actions shall be at the expense of the Buyer and shall be paid by the Buyer in advance to the bank account of the Seller in accordance with the reasonable pre-estimate of such costs and expenses agreed by the Buyer and the Seller and, failing pre-payment of such legal costs, the Seller shall have no obligation to take any actions requested by the Buyer and (b) the Seller shall be under no obligation to take any actions requested by the Buyer if such actions requested by the Buyer may, directly or indirectly, have a material adverse effect on the business, relations or goodwill of the Seller.

(b)	If the Buyer pays in full the amount payable to a Seller in respect of a Sellers Claim and the Seller subsequently recovers from a third party (including an insurer) an amount which relates to the matter that gave rise to that claim, the Seller must notify the Buyer and:

(i)	if the amount paid by the Buyer to the Seller is equal to or less than the amount recovered from the third party (after deduction of costs and expenses incurred in obtaining that recovery (including any increase in future insurance premiums) and in obtaining payment from the Buyer, less any amount not recovered by the Seller from the Buyer and less any Tax related to that recovery or payment), the Seller must pay the Buyer an amount equal to the amount that the Buyer paid to the Seller; or

(ii)	if the amount paid by the Buyer to the Seller is more than the amount recovered from the third party (after deduction of costs and expenses incurred in obtaining that recovery and in obtaining payment from the Buyer, less any amount not recovered by the Seller from the Buyer and less any Tax related to that recovery or payment), the Seller must pay the Buyer an amount equal to the amount recovered from the third party (after deduction of costs and expenses incurred in obtaining that recovery (including any increase in future insurance premiums) and in obtaining payment from the Buyer, less any amount not recovered by the Seller from the Buyer and less any Tax related to that recovery or payment).

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

10.	MATTERS CAPABLE OF REMEDY

If a fact or circumstance that gives rise to any Sellers Claim is capable of remedy by the Buyer, the Buyer will not be liable in respect of that Sellers Claim to the extent that the relevant breach is remedied without any loss, cost, expense or liability to a Seller or any of its Affiliates within twenty (20) Business Days following notification of the fact or circumstance by a Seller to the Buyer.

11.	INDIRECT LOSS

The Buyer shall not be liable for any:

(a)	indirect or consequential loss; or

(b)	punitive damages (whether direct or indirect).

12.	SELLER’S BREACH OF AGREEMENT

The Buyer shall not be liable for any loss under any Transaction Document to the extent such loss is caused as a result of any Seller’s or any Guarantor’s breach of any Transaction Document(s).

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Schedule 9 INTEGRATION PLAN

1.	MANAGEMENT, SAFETY, ADMINISTERING:

(a)	Extraction of Active Directory catalogue service to a standalone instance containing user accounts and device accounts, and not containing accounts of external users;

(i)	For inspection purposes, the Sellers shall prepare a register of user accounts and a register of service accounts with a description of resources where such service accounts are used;

(ii)	The Buyer shall compare the register of user accounts with the staffing chart of the Group Company.

(b)	Transfer to the Buyer of the login and password for Enterprise Administrator account and a register of all information resources, where this account is used;

(i)	The Buyer shall test access to all resources specified by the Sellers;

(c)	Preparation of a detailed network scheme for the transferred infrastructure indicating destination hosts, VLAN, subnetworks, routers, VPN, WiFi

(d)	Preparation of a register with description of parameters of all used server capacities (both owned and leased), data storage systems, virtual servers, routers, tape drives, etc. as well as transfer of all technical documentation for the transferred infrastructure;

(i)	The Buyer shall perform full or randomized inventory check of the transferred infrastructure at its own discretion.

(e)	Transfer of management of all network equipment and virtualization systems:

(i)	The Sellers shall transfer to the Buyer access to the account with superadministering rights (login/password) to manage the whole network equipment scheme and virtualization systems;

(ii)	The Buyer shall test the transferred account.

(f)	Transfer of accounts used on servers and services:

(i)	The Sellers shall transfer to the Buyer access to the account with superadministering rights (login/password) used on each operated server;

(ii)	The Buyer shall test the transferred account.

2.	TRANSFER OF INTERNAL SYSTEMS:

(a)	Transfer of antivirus protection to a standalone instance and a separate license (if protection is made under a common license covering all businesses of the Sellers) and transfer of the administrator account (login/password) to the Buyer;

(i)	The Buyer shall test operability of the transferred account.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(b)	Extraction of OTRS systems to a standalone instance and provision of a separate license and transfer of the administrator account (login/password) for each instance to the Buyer;

(i)	The Buyer shall test operability of each transferred account.

(c)	Transfer of email accounts with administering rights to the Buyer;

(i)	The Buyer shall test operability of each transferred account;

(d)	Preparation of a register of accounts with the rights to administer the phone system and software, which ensures operation of the call center attaching a full description of all contact details of technical employees maintaining the telephony services, data center, office equipment, and providing Internet access as well as other used types of communication;

(i)	The Buyer shall test operability of each transferred account;

(e)	Localization of all 1C databases (accounting, payroll and HR Management) for all acquired legal entities to own server capacities on a standalone basis:

(i)	The Sellers shall prepare a register containing description of 1C information systems (functions, peculiarities, etc.)

(ii)	The Sellers shall transfer to the Buyer all accounts with administering rights for each transferred 1C information system;

(iii)	The Buyer shall check completeness of the transferred 1C information systems against the register. The completeness of the databases shall be confirmed by a responsible employee of the Group Company. Accounts with administering rights shall be checked by testing 100% thereof.

(iv)	The Sellers shall ensure consistency and completeness of the transferred data.

(f)	Transfer of CRM to own server capacities on a standalone basis:

(i)	The Sellers shall transfer to the Buyer a CRM user guide and all accounts with the right to superadminister servers, data base management systems and other CRM subsystems;

(ii)	The Sellers shall provide the database of clients and interaction with them as of the transaction date as well as its backup copy containing revision history for the last year.

(iii)	The Buyer shall check relevancy and completeness of the clients’ database.

(iv)	The Buyer shall test all transferred accounts with the superadministering right.

(g)	Preparation and transfer of registers of accounts with the rights to superadminister the services included in the analytical subsystem, including all used cloud services data sources:

(i)	The Buyer shall test all transferred accounts with the superadministering right.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(h)	The Sellers shall provide access to data from JIRA and Confluence systems, including the user register, all knowledge base and tickets related to projects. The Sellers shall ensure operability and access to the current systems within Six (6) months.

(i)	Emailing.

(i)	The Sellers shall transfer to the Buyer access to accounts with administering rights (login/password) to mindbox service.

(ii)	The Buyer shall test 100% of the transferred accounts.

(j)	SMS forwarding.

(i)	The Sellers shall transfer to the Buyer access to accounts with administering rights (login/password) to SMS gateway.

(ii)	The Buyer shall test 100% of the transferred accounts.

3.	HOSTING

(a)	Having a contract with the data center (DC) with a backup infrastructure:

(i)	The Sellers shall provide an original signed contract to the Buyer;

(ii)	The Sellers shall transfer all infrastructure of the service to dedicated servers in the DC, and shall provide to the Buyer a fully operating system, which is independent from other services of the Sellers.

(b)	Having a separate backup communication channel for Internet access:

(i)	The Sellers shall enter into a contract with a service provider for a separate broadband Internet connection (with not less than 1 Gb/s bandwidth) to ensure availability of a reserve communication channel in case of the main line disturbance;

(ii)	The Buyer shall test operability and communication bandwidth of the line.

(c)	Ensuring availability of standby capacity of server infrastructure at the level not lower than х1.3 of the maximum peak load recorded in the last 6 calendar months:

(i)	The Buyer shall test the maximum load of databases and service infrastructure.

(d)	Setting a procedure for backup of all databases with a frequency of not less than one time per day, and transfer to the Buyer of all backup copies for one calendar month preceding Completion, attaching specifications for each database:

(i)	The Buyer shall perform an inventory check of the transferred databases and all transferred backup copies.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(e)	Transfer of monitoring and management for the hosting service, services and databases, etc. by providing to the Buyer all accounts with administering rights.

(i)	The Sellers shall perform an inventory check of all accounts with administering rights (login/password) to monitor and manage the hosting service, and shall transfer the register of accounts to the Buyer;

(ii)	The Buyer shall test 100% of the transferred accounts.

(f)	The Sellers shall provide access to the version control system with all source code repositories and administering rights:

(i)	The Buyer shall test 100% of the transferred accounts for access to the version control system.

(g)	The Sellers shall perform an inventory check of all accounts with administering rights in AppStore Connect / Google Play Console, and shall transfer logins and passwords to the Buyer in accordance with the register.

(i)	The Buyer shall test 100% of the transferred accounts for access to AppStore Connect / Google Play Console.

4.	SOFTWARE AND LICENSES

(a)	After the date of this Agreement and before Completion, the Sellers shall provide the Buyer the list of all operating software and licenses used by the Group Company in the ordinary course of business

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Schedule 10

Form of Traffic Purchase Agreement

[***]

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Schedule 11

Form of individual Shareholder Guarantees

[***]

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Schedule 12

Form of Transfer Instrument

[***]

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Schedule 13

Part I Schedule 13-A Form of LoC Agreement

[***]

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Part 2 Schedule 13-B Forms of LoC Instructions

[***]

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Part 3 Schedule 13-C Forms of Letters of Credit

[***]

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Schedule 14 Related Party Agreements

[***]

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Schedule 15 The Intellectual Property Rights

[***]

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Schedule 16 Information Technology

[***]

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Schedule 17

Material Contracts

[***]

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Schedule 18 Restricted Persons

1.     Chief Technology Officer: Vilchinsky Alexey (Вильчинский Алексей);

2.     Chief Sales Officer: Chernov Dmitry (Чернов Дмитрий);

3.     Promotion Manager: Pshenichnikov Vladislav (Пшеничников Владислав);

4.     Head of HR: Reshetnikova Lyubov (Решетникова Любовь);

5.     Head of Branding Department: Sviridovich Daria (Свиридович Дарья);

6.     Head of H1.RU Magazine: Moiseyeva Elizaveta (Моисеева Елизавета);

7.     Head of Online Marketing Department: Nedugin Dmitry (Недугин Дмитрий);

8.     Head of Monetization Development Group: Fedoseyev Oleg (Федосеев Олег);

9.     Head of Buyers & Tenants Development Group: Koifman Dmitry (Койфман Дмитрий);

10.   Head of Data Development Group: Denisov Andrey (Денисов Андрей);

11.   Head of Mobile Development Group/Head of MLSN Development Group: Nevzorov Gleb (Невзоров Глеб);

12.   Head of Technical Department: Zheleznov Andrey (Железнов Андрей);

13.   Lawyer: Zilberman Lyubov (Зильберман Любовь);

14.   Chief Accountant: Medvedeva Anna (Медведева Анна);

15.   Head of Maintenance Department: Lyubakh Valeria (Любах Валерия);

16.   Chief Economist: Paustianova Yulia (Паустьянова Юлия);

17.   Head of Product Design Department: Stupnikov Anton (Ступников Антон);

18.   Lead Product Manager: Zagryadsky Ilya (Загрядский Илья);

19.   Lead Product Manager: Polyakov Ivan (Поляков Иван);

20.   Product Manager: Peshkov Maxim (Пешков Максим);

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

21.   Head of Moderation Department: Shestakova Elena (Шестакова Елена);

22.   Head of Data Collection Department: Starodubtseva Maria (Стародубцева Мария);

23.   Head of Quality Control Department: Forostyanaya Marina (Форостяная Марина);

24.   Head of Sales Department, Yekaterinburg: Turygin Dmitry (Турыгин Дмитрий);

25.   Major Accounts Manager, Novosibirsk: Loginov Viktor (Логинов Виктор);

26.   SME Accounts Manager, Novosibirsk: Zverev Artyom (Зверев Артем);

27.   Sales Director, Omsk: Akimova Elena (Акимова Елена);

28.   Head of Sales Support Department: Kovalchuk Nadezhda (Ковальчук Надежда);

29.   Head of Help Desk: Savich Yulia (Савич Юлия);

30.   Head of Sales Department, Chelyabinsk: Perina Daria (Перина Дарья); and

31.   Lead HR Manager: Samoilenko Yulia (Самойленко Юлия).

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Schedule 19 Guarantor WARRANTIES

1.	GUARANTORS CAPACITY AND CONSENTS

(a)	Each Guarantor is a company duly incorporated and organised and validly existing under the laws of its jurisdiction of incorporation.

(b)	Each Guarantor has the power and authority to enter into the Transaction Documents to which it is a party and to fully perform its obligations under them in accordance with their terms.

(c)	This Agreement constitutes, and each Transaction Documents to which it is a party constitute legal, valid and binding obligations of each Guarantor enforceable in accordance with their respective terms.

(d)	The entry into and the exercise by each Guarantor of its rights and performance of its obligations under the Transaction Documents to which it is a party and the transactions contemplated by them will not constitute a breach or give rise to a default under any Applicable Laws or regulations or any order, decree or judgement or any provision of its constitutional documents, which has or could have a material adverse effect on its ability to execute or perform its obligations under the Transaction Documents.

(e)	No Guarantor is a party to any litigation, arbitration or administrative proceedings nor is it the subject of any governmental, regulatory or official investigation or enquiry which is in progress or threatened or pending and no judgment or order or sanction of a court, arbitral tribunal or other Governmental Authority has been made against it which, in each case, has or could have a material adverse effect on its ability to execute or perform its obligations under the Transaction Documents to which it is a party.

(f)	No corporate action or other steps have been taken by any Guarantor or legal proceedings started or threatened against any Guarantor for its winding up, dissolution, reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise), suspension of payments or a moratorium of any its indebtedness; or for it to enter into any arrangement, assignment or composition for the benefit of creditors; for the appointment of a receiver, administrator, administrative receiver, liquidator, supervisor, compulsory manager, trustee or similar person of any of its revenues or assets; or for the enforcement of any security over any of its assets.

(g)	The execution and delivery by each Guarantor, and the performance by each Guarantor of its relevant obligations under and compliance by each Guarantor with the provisions of, this Agreement and the Transaction Documents will not:

(i)	conflict with, or result in a violation of, any provision of the Organisational Documents of:

(1)	the respective Guarantor; or

(2)	the shareholders of the respective Guarantor; or

(ii)	result in a material breach of, or constitute a material default under, any instrument or agreement to which any of the following persons is a party or by which any of the following persons is bound:

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

(1)	each Guarantor; or

(2)	shareholders of each Guarantor; or

(iii)	conflict with, or result in a violation of, any law or regulation in any jurisdiction having the force of law or of any order, judgment, injunction or decree of any court or governmental agency by which any of the following persons is bound:

(iv)	each Guarantor; or

(v)	shareholders of each Guarantor.

(h)	Each Guarantor has obtained all consents, authorisations and approvals from its corporate governance bodies, any Governmental Authority and any other party, as required to authorise the execution, delivery, validity, enforceability or admissibility in evidence of the Transaction Documents to which it is a party or the performance of each Guarantor’s obligations under the Transaction Documents to which it is a party or will be required as a consequence of any Transaction Document.

2.	SOLVENCY

(a)	Each Guarantor:

(i)	is not insolvent or unable to pay its debts within the meaning of the laws of its jurisdiction of incorporation or any other applicable insolvency legislation; or

(ii)	has not stopped or suspended paying its debts as they fall due.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Schedule 20 Pre-emption Waivers

[***]

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Schedule 21 Material Licenses

[***]

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Schedule 22 Non-Group Company Powers of Attorney

[***]

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

EXECUTION PAGE

Executed as a deed by Hearst Shkulev		)
Digital Regional Network B.V. acting by		)
		)	/s/ Elena Shkuleva

Managing Director

/s/Marscha Kronwel

and by			Managing Director

Executed as a deed by Dorozhkin Evgeny		)
Alexeevich, in the presence of:		)
		)	/s/ Dorozhkin Evgeny Alexeevich

Director

Signature of witness:	/s/ Baibaratskaya Marina

Name of witness: Baibaratskaya Marina

Address: Omsk city, Ivan Alekseev Str, 6 App. 9

Occupation: Head of the Department of the Institute

Executed as a deed by Astapenko Sergey		)
Vitalievich, in the presence of:		)
		)	/s/ Astapenko Sergey Vitalievich

Director

Signature of witness:	/s/ Yulia Tsipileva

Name of witness: Yulia Tsipileva

Address: Russia, Moscow, Koylatsky Hills, 35 App.805

Occupation: General Counsel

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Executed as a deed by Baibaratsky		)
Alexandr Ivanovich, in the presence of:		)
		)	/s/ Baibaratsky Alexandr Ivanovich

Director

Signature of witness:	/s/ Baibaratskaya Marina

Name of witness: Baibaratskaya Marina

Address: Omsk city, Ivan Alekseev Str, 6 App. 9

Occupation: Head of the Department of the Institute

Executed as a deed by Mimons		)
Investments Limited, acting by		)
		)	/s/ A. Nealeao

in the presence of:			Director

Signature of witness:	/s/ Christina Tillyrou

Name of witness: Christina Tillyrou

Address: 9 Kafkasou street,
2112 Aglantzia,
Nicosia, Cyprus

Occupation: Corporate Supervising Consultant

Executed as a deed by HS Holding B.V.,		)
acting by Elena Shkuleva		)
		)	/s/ Elena Shkuleva

Director A

/s/ Marscha Krowel

Director B

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Executed as a deed by Limited Liability		)
Company “HS Publishing”, acting by		)
Julia Tsipileva		)	/s/ Julia Tsipileva

Director

in the presence of:

Signature of witness:	/s/ Anna Bekirova

Name of witness: Anna Bekirova

Address: Moscow, 13 Filevskya st. 21-1-17

Occupation: Deputy General Counsel

Executed as a deed by Limited		)
Liability Company “Hearst Shkulev Media”,		)	/s/ Natalia Shkuleva
acting by Natalia Shkuleva		)
Director

in the presence of:

Signature of witness:	/s/ Julia Tsipileva

Name of witness: Julia Tsipileva

Address: Russia, Moscow, Koylatsky Hills, 35-4-805

Occupation: General Counsel

Executed as a deed by Limited Liability		)
Company “InterMediaGroup”, acting by		)	/s/ Natalia Shkuleva
Natalia Shkuleva		)
Director

in the presence of:

Signature of witness:	/s/ Julia Tsipileva

Name of witness: Julia Tsipileva

Address: Russia, Moscow, Koylatsky Hills, 35-4-805

Occupation: General Counsel